Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ROCK-TENN COMPANY,

CARRIER MERGER SUB, INC.,

SOUTHERN CONTAINER CORP.,

THE STOCKHOLDERS LISTED ON SCHEDULE A HERETO,

STEVEN HILL,

AND

THE STOCKHOLDERS’ REPRESENTATIVE

Dated as of January 10, 2008

TABLE OF CONTENTS

ARTICLE I THE MERGER		14
1.1	The Merger	14
1.2	Closing	14
1.3	Effective Time; Measurement Time	15
1.4	Effect of the Merger	15
1.5	Certificate of Incorporation and Bylaws of the Surviving Corporation	16
1.6	Directors and Officers of the Surviving Corporation	16
1.7	Merger Consideration; Conversion of Company Stock, Etc.	16
1.8	Cancellation of Shares	17
1.9	Closing Payments; Post-Closing Payments	17
1.10	Company Cash Out of Earnings Share Units and Porter, Blatterman and Telesca Executive Shares	18
1.11	Capital Stock of Merger Sub	19
1.12	Adjustments to Per Share Stock Consideration	19
1.13	Exchange of Certificates	19
1.14	Full Satisfaction	20
1.15	Closing of the Company’s Transfer Books	20
1.16	Taking of Necessary Action; Further Action	20
1.17	Withholding	20
1.18	Company Debt and Working Capital Adjustment	21
1.19	Purchase Price Allocation and Merger Consideration Adjustment	23
1.20	Appointment of Representative	24
1.21	Transaction Advance	26

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		26
2.1	Organization and Qualification; Subsidiaries	26
2.2	Capital Structure	27
2.3	Authority; No Conflict; Required Filings	29
2.4	Financial Statements	30
2.5	Balance Sheet	30
2.6	Absence of Certain Changes or Events	31
2.7	Agreements, Contracts and Commitments	31
2.8	Compliance with Laws	33
2.9	Material Permits	33
2.10	Litigation	34
2.11	Employee and Labor Matters; Benefit Plans	34
2.12	Properties and Assets	37
2.13	Insurance	39
2.14	Tax Matters	40
2.15	Environmental Matters	41
2.16	Intellectual Property and Computer Software	44
2.17	Brokers	45
2.18	Certain Business Practices	45
2.19	Affiliate Transactions	45
2.20	Labor Matters	46

i

2.21	Customers and Suppliers	46
2.22	Product and Service Warranties	47
2.23	Inventory	47
2.24	Notes Receivable	47
2.25	Rebates	47
2.26	Joint Ventures	47

ARTICLE II A. REPRESENTATIONS AND WARRANTIES OF THE
	STOCKHOLDERS	48
2A.1	Title to Shares; Residence	48
2A.2	Stockholders’ Authority to Execute and Perform Agreement	49
2A.3	Stockholder Brokers	49
2A.4	No Appraisal Rights	50

ARTICLE II B. REPRESENTATIONS AND WARRANTIES OF HILL		50
2B.1	Rights in Hill SPA and Hill-Gross-Up Payment; Residence	50
2B.2	Hill’s Authority to Execute and Perform Agreement	50
2B.3	Brokers	51

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER AND
	MERGER SUB	51
3.1	Organization, Corporate Existence and Qualification	51
3.2	Authority; Required Filings	51
3.3	Non-Contravention	52
3.4	Due Diligence Investigation	52
3.5	Brokers	53
3.6	Litigation	53
3.7	Availability of Funds	53

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER		54
4.1	Conduct of Business Pending the Merger	54
4.2	Stockholder Approval	56

ARTICLE V ADDITIONAL AGREEMENTS		57
5.1	Access to Information; Confidentiality	57
5.2	Further Assurances	58
5.3	Employee Benefit Matters	59
5.4	Notification of Certain Matters	61
5.5	Public Announcements	61
5.6	Indemnification of Directors and Officers	62
5.7	Transaction Expenses; New York Transfer Taxes	62
5.8	Assistance with Financing	62
5.9	Tax Matters	63
5.10	Confidentiality	66
5.11	Restriction on Other Transactions	66
5.12	Financial Statements; Access to Financial Information	66
5.13	Obligations of Affiliates	68

5.14	Stockholder Release	68
5.15	The Company to Cure Title Defects and Facilitate Buyer Title Insurance	68
5.16	ISRA Covenants	69
5.17	CSE Holder’s Covenant to Maintain Net Worth	74
5.18	Environmental Insurance Covenant	75
5.19	Termination of Stockholders’ Agreement	76
5.20	Supplements to Company Disclosure Schedule	76
5.21	Financing	76

ARTICLE VI CONDITIONS OF MERGER		78
6.1	Conditions to Obligation of Each Party to Effect the Merger	78
6.2	Additional Conditions to Obligations of Buyer and Merger Sub	78
6.3	Additional Conditions to Obligations of the Company, the CSE Holders, the Stockholders and Hill	80

ARTICLE VII INDEMNIFICATION		80
7.1	Indemnification Obligations of the CSE Holders, the Stockholders and Hill	80
7.2	Indemnification Obligations of Buyer	83
7.3	Indemnification Procedure	83
7.4	Survival Period	86
7.5	Liability Limits	87
7.6	Calculation of Damages; No Punitive Damages; No Consequential Damages	88
7.7	Investigation	89
7.8	No Right of Contribution	89
7.9	Exclusive Remedy	89

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		90
8.1	Termination	90
8.2	Effect of Termination	91
8.3	Fees and Expenses	92
8.4	Amendment	92
8.5	Waiver	92

ARTICLE IX GENERAL PROVISIONS		92
9.1	Attorneys’ Fees	92
9.2	Notices	93
9.3	Interpretation	94
9.4	Severability	94
9.5	Entire Agreement	94
9.6	Assignment	95
9.7	Parties in Interest	95
9.8	Failure or Indulgence Not Waiver	95
9.9	Governing Law; Enforcement	95
9.10	Construction of Certain Provisions	96
9.11	Counterparts	96
9.12	Attorney Client Privilege and Conflict Waiver	96

ANNEX I:	Index to Defined Terms

EXHIBIT A:	Form of Stockholder Consent

EXHIBIT B:	Form of Working Capital Escrow Agreement

EXHIBIT C:	Environmental Insurance Quote

EXHIBIT D:	Executed Debt Financing Commitment Letter and Related Term Sheets

Schedule	Description

Schedule A	Stockholders

Schedule B	Additional Buyer Senior Management ESU Amounts

Schedule C	Management Retention Bonus Amounts

Schedule 1.7(a)	Supply Agreement Discount Amount

Schedule 1.10	Earnings Share Units Agreements

Schedule 1.18	Net Working Capital

Schedule 1.19	Allocation Procedures

Schedule 2.1	Organization and Qualification; Subsidiaries

Schedule 2.2(a)	Capital Stock

Schedule 2.2(b)	Holdings of Stock

Schedule 2.2(d)	Outstanding Securities, Rights and Commitments

Schedule 2.2(e)	Subsidiary Equity Interests

Schedule 2.2(f)	Stockholder Agreements

Schedule 2.2(g)	Ownership Interests in Other Entities

Schedule 2.3(c)	No Conflicts; Required Contractual Consents

Schedule 2.3(d)	Required Governmental Consents

Schedule 2.4	Company Financial Statements Delivered to Buyer

Schedule 2.5A	Balance Sheet Matters

Schedule 2.5B	Debt

Schedule 2.6	Absence of Certain Changes or Events

Schedule 2.7(a)	Company Material Contracts

Schedule 2.9	Material Permits

Schedule 2.10	Litigation

Schedule 2.11(a)	Benefit Plans

Schedule	Description

Schedule 2.11(b)	Material Liability of the Plans

Schedule 2.11(c)	Title IV of ERISA

Schedule 2.11(d)	Funding of Title IV Pension Plan

Schedule 2.11(e)	Personnel Benefits

Schedule 2.11(g)	Deferred Compensation

Schedule 2.11(h)	Plan Contributions

Schedule 2.11(k)	Multiemployer Plans

Schedule 2.11(n)	Foreign Plans

Schedule 2.12(a)	Owned Real Property and Leased Real Property

Schedule 2.12(a)(6)	Permitted Liens

Schedule 2.13	Insurance Policies

Schedule 2.14(a)	Extensions For Filing Returns

Schedule 2.14(c)	Tax Examinations and Extension of Limitation Periods

Schedule 2.14(d)	Tax Agreements

Schedule 2.14(i)	Certain Acquisitions

Schedule 2.14(j)	Subsidiary Tax Classification

Schedule 2.15	Environmental Matters

Schedule 2.16(a)	Intellectual Property Rights

Schedule 2.16(d)	Trade Names

Schedule 2.19	Affiliate Transactions

Schedule 2.20	Union Contracts

Schedule 2.21	Customers and Suppliers

Schedule 2.22	Product and Service Warranties

Schedule 2.25	Rebates

Schedule 2.26	Joint Venture Organizational Documents

Schedule 2A.1	Stockholder State of Residence

Schedule 3.5	Brokers

Schedule 4.1(a)	Conduct of Business Pending the Merger

Schedule 5.3	Employee Benefit Matters

Schedule 5.7(b)	Allocation of Purchase Price to New York Real Property

Schedule 5.12(d)	Company’s Independent Public Accounting Firm Comfort

v

Schedule	Description

Schedule 5.15(a)(1)	Certain Owned Real Property

Schedule 5.15(a)(2)	Title Defects

Schedule 6.1(c)	Governmental Authority, Consents and Approvals

Schedule 6.2(g)	Employment Agreements

AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and entered into as of January 10, 2008 by and among Rock-Tenn Company, a Georgia corporation (“Buyer”), Carrier Merger Sub, Inc., a Delaware corporation and direct wholly-owned Subsidiary of Buyer (“Merger Sub”), Southern Container Corp., a Delaware corporation (the “Company”), the Stockholders holding all of the issued and outstanding common stock of the Company, having a par value of $10 per share (the “Company Common Stock”), listed on Schedule A hereto (together the “Stockholders”), Steven Hill, a resident of the State of New York (“Hill”), and the Stockholders’ Representative (as defined in Section 1.20 hereof). Buyer, Merger Sub, the Company, the Stockholders, Hill and the Stockholders’ Representative are sometimes referred to herein each individually as a “Party” and, together, as the “Parties.”

WHEREAS, the Boards of Directors of each of Buyer, Merger Sub and the Company have approved and declared the advisability of this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the terms and conditions set forth herein.

WHEREAS, the Board of Directors of the Company has recommended that the Stockholders of the Company adopt this Agreement and approve the Merger.

WHEREAS, prior to the execution of this Agreement, Hill sold 63.896 shares of the Company Common Stock (the “Initial Hill Stock Sale”) held by him (the “Hill Stock”) to the Company for an aggregate purchase price of $7,829,237 (the “Hill Stock Initial Purchase Price”).

WHEREAS, prior to the execution of this Agreement, Linda Hill, as Trustee of the Steven Hill Irrevocable GRAT u/a/d (the “Hill Trust”), entered into an Amended and Restated Stock Purchase Agreement, dated as of November 9, 2007, with the Company (the “Hill SPA”).

WHEREAS, pursuant to the Hill SPA, upon the merger or consolidation of the Company with another entity (other than a Subsidiary of the Company) in a transaction of the nature contemplated hereby, Hill is entitled to receive a certain cash payment (see Section 1.7(c) hereof).

WHEREAS, upon consummation of the Merger, the Company Common Stock shall be converted into the right to receive the applicable cash consideration per share described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

DEFINITIONS

In addition to the other words and terms defined elsewhere in this Agreement, as used in this Agreement, the following words and terms shall have the meanings specified or referred to below:

“Additional Buyer Senior Manager ESU Amounts” means with respect to Jeff Chalovich, Nick Dottino and Bob O’Connell, the amount set forth next to each such individual’s name on Schedule B hereto.

“Additional Seller Senior Manager ESU Amounts” means with respect to Jeff Chalovich, Nick Dottino and Bob O’Connell, the excess of (a) in lieu of any credit for the Continuation Period (as defined in such individual’s Earnings Share Units Agreement), an additional amount equal to the amount credited to each such individual’s ESU Account with respect to fiscal year 2007 over (b) such individual’s Additional Buyer Senior Manager ESU Amount.

“Additional Senior Manager ESU Amounts” means the sum of (a) the Additional Buyer Senior Manager ESU Amounts and (b) the Additional Seller Senior Manager ESU Amounts.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Appraisal Rights Reserve” means all amounts that Buyer reasonably estimates may be payable by the Company after the Measurement Time, including attorneys’ fees, in connection with complying with Section 262 of the DGCL in the event that the Stockholder Consent is not executed by all the Stockholders on or before the Closing Date.

“Assets” means, with respect to any Person, all of the assets, properties and rights of such Person.

“At-Will Employee Contracts” means any employment agreement or similar type of agreement, Contract or commitment entered into between the Company or any of its Subsidiaries and any of their respective employees pursuant to which the employee is considered to be an at-will employee such that he or she is not entitled to any severance payment or similar type of compensation or benefit upon termination of such agreement, Contract or commitment by the Company or its Subsidiary party thereto.

“At-Will Sales Rep Contracts” means any agreement, Contract or commitment entered into between the Company or any of its Subsidiaries and any of their respective sales representatives pursuant to which (i) the sales representative is considered to be an at-will representative such that he or she is not entitled to any severance payment or similar type of compensation or benefit upon termination of such agreement, Contract or commitment by the Company or its Subsidiary party thereto or (ii) the payment to the sales representative (excluding commission) required by such agreement, Contract or commitment is equal to $50,000 per year or less.

“Blatterman and Telesca Tax Benefit” means an amount equal to 40% of the amounts to be paid to Blatterman and Telesca pursuant to Section 1.10(c) hereof.

“Blatterman Executive Share” means the amount payable to Todd F. Blatterman pursuant to Section 5 of that certain Second Amended and Restated Earnings Share Units Agreement dated as of December 26, 2006 between the Company and Todd F. Blatterman, as amended through the date of this Agreement.

“Business” means the business and operations conducted by the Company and the Subsidiaries of the Company, including the manufacture, design, sale and distribution of containerboard, corrugated packaging and preprint graphics products that are similar to or competitive with those manufactured, designed, sold or distributed by the Company or its Subsidiaries as of the date of this Agreement.

“Business Day” means any day on which banks are permitted to be open in New York, New York and Atlanta, Georgia.

“Buyer Indemnified Parties” means Buyer and its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries), their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Buyer Transfer Taxes” means the aggregate amount of Transfer Taxes incurred or otherwise payable in connection with the transactions contemplated by this Agreement in excess of the aggregate amount of Transfer Taxes that would have been incurred or otherwise payable in connection with the transactions contemplated by this Agreement if the shares of Company Common Stock had been sold without the Section 338(h)(10) Election being made.

“Cash” means money, currency or a credit balance in a deposit account, sinking fund account or debt service reserve account, offset by any book or bank account overdrafts.

“Cash Equivalents” means (a) marketable obligations issued or unconditionally guaranteed by the government of the United States, in each case maturing within one hundred eighty (180) days after the date of acquisition thereof, (b) time deposits or certificates of deposit maturing within ninety (90) days after the date of acquisition thereof, issued by any commercial bank that is a member of the Federal Reserve System that has capital, surplus and undivided profits (as shown on its most recent statement of condition) aggregating not less than $100,000,000 and is rated A or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, (c) cash left overnight in any commercial checking account earning interest, (d) AAA Commercial Paper, (e) Federal Home Loan Bank Notes, or (f) cash in money market accounts.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Equivalents” means, collectively, (i) the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled and retired pursuant to Section 1.8) plus (ii) Hill’s right under the Hill SPA to receive the Hill Gross-Up Payment.

“Company Debt” means, without duplication, an amount equal to the sum of the aggregate Debt of the Company and its Consolidated Subsidiaries (excluding (i) the $150,000 promissory note of Schiffenhaus California, LLC payable to TIN, Inc., (ii) the $450,000 promissory note of Schiffenhaus California, LLC payable to Schiffenhaus Canada Inc. and (iii) the Debt owed by the Company to TenCorr Containerboard Inc. as described on Schedule 4.1(a)) plus 50% of the aggregate Debt of the Designated Subsidiaries, in each case as of the Measurement Time.

“Company Financial Statements” means, collectively, (i) the Company’s audited consolidated statements of operations, statements of cash flows and statements of stockholders’ equity for the fiscal years ended December 30, 2006, December 31, 2005 and December 25, 2004, and the Company’s consolidated balance sheets dated December 30, 2006, December 31, 2005 and December 25, 2004, and the notes thereto; (ii) the Company’s unaudited condensed consolidated statements of operations for the 36-week period ended September 8, 2007, the Company’s unaudited condensed consolidated balance sheet as of September 8, 2007; and (iii) upon delivery, any financial statements delivered to Buyer pursuant to Sections 5.12(c) and 5.12(e) hereof.

“Company Net Debt” means the Company Debt less the Sinking Fund Cash as of the Measurement Time.

“Compliance with ISRA” means the receipt of a letter(s) from the NJDEP approving a No Further Action Letter and Covenant Not To Sue (as such term is defined under ISRA), or other written determination, such as a Remediation in Progress Waiver, by the NJDEP that the requirements of ISRA have either been satisfied or that the requirements of ISRA do not apply to the New Jersey Property.

“Confidential Information” means any data or information of the Company and its Subsidiaries (including trade secrets) that is valuable to the operation of the Businesses of the Company or any of its Subsidiaries and not generally known to the public or competitors.

“Consolidated Subsidiaries” means, collectively, GraphCorr, LLC, a Delaware limited liability company, Schiffenhaus Services, Inc., a Delaware corporation, PreFlex, LLC, a Delaware limited liability company, Schiffenhaus California, LLC, a Delaware limited liability company, Schiffenhaus Canada Inc., a New Brunswick, Canada corporation, Schiffenhaus Industries, Inc., a New Jersey corporation, Schiffenhaus Packaging Corp., a New Jersey corporation, Southern Container Holding Corp., a Delaware corporation, Southern Container Management Corp., a Delaware corporation, and Solvay Paperboard LLC, a Delaware limited liability company.

“Contract” means, with respect to the Company and its Subsidiaries, any agreement, contract, lease, sublease, note, loan, evidence of indebtedness, indenture, guarantee, letter of credit, franchise agreement, covenant not to compete, employment agreement, license, sublicense, settlement agreement, consent agreement, or instrument to which the Company or any of its Subsidiaries is a party, whether oral or written, and that pursuant to its terms has not expired, terminated or been fully performed by the parties thereto. For the avoidance of doubt, “Contract” shall not include any purchase order or invoice issued or received in the Ordinary Course of Business.

“Credit Facility” means the Credit Agreement, dated as of June 27, 2003, among the Company, as borrower, HSBC Bank USA, as syndication agent, swingline lender, and sole lead arranger, Manufacturers and Traders Trust Company, as administrative agent and letter of credit issuer, and the other financial institutions party thereto, as amended through the date hereof.

“CSE Denominator” means (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled and retired pursuant to Section 1.8) plus (ii) 63.896.

“CSE Holder” means a holder of Common Stock Equivalents, and “CSE Holders” shall mean the Stockholders and Hill, as the holders of all Common Stock Equivalents.

“Damages” means all costs, losses, charges, Liabilities, obligations, damages, lawsuits, judgments, deficiencies, demands, fees, claims, Taxes, settlements and expenses, including interest, penalties, costs of mitigation or remediation and reasonable attorneys’ fees and expenses. “Damages” shall not include any consequential, incidental, special, exemplary, indirect or punitive damages or damages resulting from diminution in value (including based upon a multiple of earnings) or loss of profits, except to the extent specifically set forth in Section 7.6.

“Debt” means, without duplication, (i) any amount owed by the Company or any of its Subsidiaries together with accrued and unpaid interest and any prepayment premiums or penalties thereon in respect of indebtedness to be repaid on or prior to Closing (other than prepayment penalties in respect of the SPLLC Notes) (a) for borrowed money, (b) evidenced by notes, bonds, debentures, letters of credit, capital lease obligation or similar instruments, other than the outstanding letters of credit in respect of the SPLLC Notes to the extent they are duplicative of other Debt, and (c) under conditional sale, title retention or similar agreements or arrangements with respect to the deferred purchase price of property, and (ii) all guarantees and other arrangements having the economic effect of a guarantee of the Company or any of its Subsidiaries of the Debt of any other Person; provided, however, that notwithstanding the foregoing, Debt shall not be deemed to include (x) any accounts payable incurred in the Ordinary Course of Business and included in the calculation of Net Working Capital or (y) any other amount included in the calculation of Net Working Capital.

“Deferred Cash” means the sum of (i) Restricted Cash plus (ii) DSR Fund Cash as of the date of distribution to the CSE Holders pursuant to Section 1.9(b) hereof, less (iii) the Prepayment Amount, if any.

“Designated Subsidiaries” means, collectively, Greenpine Road LLC, a Virginia limited liability company, and Pohlig Bros., LLC, a Virginia limited liability company.

“DSR Fund Cash” means the Cash and Cash Equivalents held in the Debt Service Reserve Fund (Series 1998 Bond Account) maintained by the Trustee pursuant to the Indenture of Trust governing the 1998 Series of the SPLLC Notes as of the Measurement Time, together with interest earned on such funds by SPLLC from and after the Measurement Time through and until the time of distribution thereof pursuant to Section 1.9(b).

“Employment Agreements” means the employment agreements dated as of January 8, 2008 entered into by and between Steven Grossman and the Company, on the one hand, and Steven Hill and the Company on the other hand, with respect to the employment of Steven Grossman and Steven Hill, respectively, which agreements first become effective on the Closing Date.

“Environment” means ambient air, surface water, groundwater, soil, sediment and land.

“Environmental Conditions” means any pollution or contamination of, or the Release of Hazardous Materials into, the Environment.

“Environmental Laws” means all Laws relating to the Environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials or deleterious materials, to human health and safety, pollution, damage to or protection of the Environment, Environmental Conditions, or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (solely to the extent related to exposure to Hazardous Materials), and ISRA, and the regulations promulgated pursuant thereto and all analogous state, local or foreign Laws and the common law, as they exist as of the Closing Date except that ISRA shall include amendments thereto after the Closing Date through the date Compliance with ISRA is achieved.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated pursuant thereto.

“ERISA Affiliate” means any entity (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company or any of its Subsidiaries, as set forth in Section 414(b), (c), (m) or (o) of the Code.

“ESU Account” shall have the meaning set forth in the applicable Earnings Share Units Agreement.

“ESU Escrow Agent” means, with respect to each ESU Escrow Agreement, that certain Escrow Agent party thereto.

“ESU Escrow Agreement” means an “Escrow Agreement” as defined in any Earnings Share Units Agreement or any other escrow agreement to be entered into pursuant to an Earnings Share Units Agreement in connection with the transactions contemplated hereby.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto.

“Foreign Plan” means any employee benefit plan, program, policy, practice, agreement or other arrangement that covers employees outside of the U.S. or is maintained under laws of a non-U.S. governmental entity.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Materials” means any material, substance or waste or any pollutant or contaminant that is defined, listed, regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “infectious,” “explosive,”, “corrosive,” “toxic,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, asbestos-containing products, toxic mold, polychlorinated biphenyls, radon, urea formaldehyde insulation, lead paint, pesticides, herbicides, chlorofluorocarbons and all other ozone-depleting substances.

“Hill Gross-Up Payment” means the cash payment that Hill is entitled to receive at Closing pursuant to the Hill SPA in an amount equal to the product of 63.896 multiplied by the difference between (i) the Per Share Stock Consideration payable by Buyer to each Stockholder pursuant to Section 1.7(b) of this Agreement and (ii) $122,530.94, representing the average price per share of the Hill Stock previously paid to Hill.

“Indemnified Party” means Buyer Indemnified Parties or the Stockholder Indemnified Parties, as the case may be under Article VII.

“Intellectual Property” means any trademark, service mark, trade name, domain name, patent, trade secret, copyright, database right, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar proprietary intellectual property right.

“ISRA” means the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the regulations promulgated thereunder at N.J.A.C. 7:26B-1.1 et seq.

“Joint Ventures” means, collectively, GraphCorr, LLC, a Delaware limited liability company, Greenpine Road LLC, a Virginia limited liability company, Pohlig Bros., LLC, a Virginia limited liability company, Schiffenhaus California LLC, a Delaware limited liability company, Schiffenhaus Canada Inc., a New Brunswick, Canada corporation, and, prior to the consummation of the SPLLC JV Buyout Agreements, Solvay Paperboard LLC, a Delaware limited liability company.

“JV Financing Documents” means, collectively, with respect to any Joint Venture, (i) any “Financing Document” as such term is defined in such Joint Venture’s Organizational Documents (if such term is so defined therein), (ii) any Offtake Purchase Agreement between such Joint Venture and any of its members or stockholders, and (iii) any financing or other material agreement to which such Joint Venture is a party or by which it or its Assets are bound.

“Kasun Amount” means the present value of Don Kasun’s ESU Account as of the Closing Date (assuming a 7% discount rate and monthly payments of $35,000 each following the Closing Date until such ESU Account has been paid in full).

“knowledge” when used with respect to any representation, warranty or statement of the Company that is qualified by the Company’s “knowledge,” means the actual knowledge, after reasonable inquiry, of Steven Grossman, Steven Hill, James B. Porter III, Todd F. Blatterman, John Telesca and Kerrie Kovac (but with respect to Ms. Kovac only as to matters addressed by Sections 2.11 and 2.20 hereof).

“Laws” means (a) all applicable laws, statutes, ordinances, regulations, decrees, rules and orders of every federal, state, local or foreign government and every federal, state, local or foreign court or other governmental or regulatory agency, department, authority, body or instrumentality and (b) all judgments, decisions, decrees or orders of any court or governmental or regulatory agency, department, authority, body or instrumentality.

“Liabilities” means any liability, loss, indebtedness, obligation, co-obligation, commitment, cost, expense, claim, damage, deficiency, guarantee or endorsement of or by any Person of any nature (whether direct or indirect, known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured, or otherwise).

“Management 2008 ESU Amounts” means the sum of (a) with respect to the Earning Share Units Agreement with each individual (other than those of Todd F. Blatterman and John Telesca), an amount equal to the amount credited to each such individual’s ESU Account with respect to fiscal year 2007 multiplied by a fraction, the numerator of which is the number of days in 2008 prior to the Closing Date and the denominator of which is 365; and (b) the Additional Senior Manager ESU Amounts.

“Management Retention Bonus Amounts” means the amount that may become payable to those certain individuals set forth on Schedule C hereto pursuant to a letter agreement entered into by and between each such individual and the Company (which amount is set forth next to each such individual’s name on Schedule C hereto).

“Material Adverse Effect” means, with respect to any Party, any event or occurrence that has or is reasonably likely to have a material adverse effect on the results of operations, financial condition, Assets or Liabilities (including contingent Liabilities) of such Party and its Subsidiaries taken as a whole, or likely to prevent or materially delay the consummation of the transactions contemplated hereby, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (i) changes or conditions generally affecting the industries or segments in which such Party and its Subsidiaries operate, including changes in old corrugated container pricing and/or liner board pricing, that do not disproportionately affect such Party and its Subsidiaries relative to other Persons who operate exclusively in the recycled containerboard manufacturing segment, (ii) changes in general economic or political conditions or changes in debt or equity financial markets, (iii) changes in Law or applicable accounting regulations or principles or interpretations thereof that do not disproportionately affect such Party and its Subsidiaries relative to other Persons in the industries in which such Party and its Subsidiaries conduct business, (iv) any action taken by such Party or any of its Subsidiaries with the consent of Buyer or in compliance by such Party or any of its Subsidiaries with the terms of, or the taking of any action required by, this Agreement, (v) any outbreak or escalation of hostilities or war or any act of terrorism, other than those causing material physical damage to the Assets of such Party or any of its Subsidiaries, (vi) any failure, in and of itself, by the Company to meet revenue or earnings projections (it being understood that the underlying reasons for such failure can be taken into account in determining whether a material adverse effect has occurred), (vii) the announcement or pendency of this Agreement and the transactions contemplated hereby, or (viii) any act or omission of either Buyer or Merger Sub.

“New Jersey Property” means such of the Owned Real Property and the Leased Real Property as is located within the State of New Jersey.

“NJDEP” means the New Jersey Department of Environmental Protection.

“Ordinary Course of Business” means, with respect to a particular Person, any action taken by, or the conduct of, such Person that is consistent in all material respects with the past practices of such Person.

“Organizational Documents” means, collectively, the certificate of incorporation, articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, operating agreement, joint venture agreement, shareholders or stockholders agreement and members agreement of any Person other than any individual (in each case, as amended to date).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Stock Consideration” means an amount equal to: (i) the sum of (A) the Merger Consideration (less the amount deposited into the Working Capital Escrow Account pursuant to Section 1.7(a)) plus (B) the Hill Stock Initial Purchase Price, divided by (ii) the CSE Denominator, subject to adjustment as set forth in Section 1.12.

“Person” means an individual, a corporation, a limited liability company, a joint venture, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Personnel” means, with respect to the Company and its Subsidiaries, all directors, officers and employees on a full or part-time basis and consultants of the Company or any of its Subsidiaries.

“Plan” means any material employee benefit plan, program, policy, practice, agreement or other arrangement, whether or not in writing, (including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock appreciation, equity, equity-based, phantom stock, severance, employment, retention, change of control or fringe benefit plan, program, policy, practice, agreement or other arrangement) providing benefits to any current or former employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or has any Liability to (whether direct or contingent).

“Porter Amendment” means that certain First Amendment to Employment Agreement and to Amended and Restated Earnings Share Units Agreement entered into by and between the Company and James B. Porter III as of January 8, 2008.

“Porter Employment Agreement” means that certain Employment Agreement dated as of January 1, 2006 between the Company and James B. Porter III, as amended through the date of this Agreement.

“Porter Escrow Agent” means, with respect to the Porter Escrow Agreement, the escrow agent party thereto.

“Porter Escrow Agreement” means an escrow agreement to be entered into between James B. Porter III and the Porter Escrow Agent, which Porter Escrow Agreement shall be either (x) the same escrow agreement as James B. Porter III’s ESU Escrow Agreement or (y) substantially identical to James B. Porter III’s ESU Escrow Agreement and shall provide that the Porter Escrow Agent shall pay the Porter Executive Share (together with any earnings thereon) to James B. Porter III on the first anniversary of the Closing Date (or, if earlier, within thirty (30) days following James B. Porter III’s (a) death, (b) permanent disability, or (c) termination of employment by the Company or its affiliate for any reason other than “Gross Cause” as defined in the Porter Employment Agreement); provided, however, that the Porter Executive Share shall not be paid to James B. Porter III if, prior to the first anniversary of the Closing Date, James B. Porter III’s employment is terminated by the Company for Gross Cause or due to his voluntary resignation.

“Porter Executive Share” means the “Executive’s Share” payable to James B. Porter III pursuant to Section 9 of the Porter Employment Agreement.

“Porter Make-Whole Payment” means the “Make-Whole Payment” as defined in Section 4 of the Porter Amendment.

“Pre-existing Environmental Conditions” means: (i) Hazardous Materials present at, or Released at or from, the Assets or any Leased Real Property, or, any other real property formerly owned or leased by the Company or any of its present or former Subsidiaries, prior to Closing; (ii) any leaching, leaking, or migrating of such Hazardous Materials, at any time (whether prior to or after Closing) and anywhere, whether or not such Hazardous Materials become commingled with other Hazardous Materials (except to the extent such leaching, leaking or migrating is knowingly caused or exacerbated by the actions or by the wrongful omissions of the Buyer, the Company, its Subsidiaries, or any third party after the Closing); (iii) any disposal prior to Closing of Hazardous Materials by the Company or any of its present or former Subsidiaries or otherwise from any of the Assets or the Leased Real Property, or any other real property formerly owned or leased by the Company or any of its present or former Subsidiaries; (iv) Environmental Conditions and claims and violations under Environmental Laws arising from or in connection with the operation of, or the failure of the Company or any of its present or former Subsidiaries to properly operate, their respective business or Assets prior to Closing; and (v) claims or violations under Environmental Laws and existing as of the Closing Date with respect to environmental matters pursuant to (A) any consent agreement, consent order or consent decree with any Governmental Authority or other Persons relating to or affecting the business or the Assets of the Company or any of its present or former Subsidiaries or (B) any order of any federal, state, or municipal court or other Governmental Authority or any administrative order of any Governmental Authority with respect to environmental matters and relating to or affecting the business or the Assets of the Company or any of its present or former Subsidiaries. For purposes of this definition, “Hazardous Materials” shall not include such quantities of any material, substance or waste or any pollutants or contaminants that are being generated, stored or handled at the Owned Real Property or the Leased Real Property in amounts reasonably required for the operation of the Business and in compliance with Environmental Law.

“Prepayment Amount” means the amount by which the “Redemption Price” for the redemption of the 1998 Series of the SPLLC Notes exceeds the principal amount of the 1998 Series of the SPLLC Notes (which would be 2% of the principal amount of the 1998 Series of the SPLLC Notes if redeemed prior to October 31, 2009) at the time of redemption if the 1998 Series of the SPLLC Notes are in fact redeemed on or before November 15, 2008.

“Proportionate Interest” means, with respect to a CSE Holder, the proportion of the Merger Consideration to which such CSE Holder is entitled in relation to the aggregate Merger Consideration to which all the CSE Holders are entitled.

“Release” means any intentional or unintentional spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating of any Hazardous Material on, into or through air, soil, groundwater, surface water, sediment, land or any other part of the Environment.

“Remedial Action” means any and all: (y) investigations of Environmental Conditions of any kind or nature whatsoever, including site assessments, site investigations, remedial investigations, soil, groundwater, surface water, sediment sampling or monitoring; or (z) actions of any kind or nature whatsoever taken to remove, abate or remediate Environmental Conditions including the use, implementation, application, installation, operation or maintenance or removal actions, in-situ or ex-situ remediation technologies applied to the surface or subsurface soils, encapsulation or stabilization of soils, excavation and off-site treatment or disposal of soils, and systems for the recovery and/or treatment of groundwater or free product.

“Restricted Cash” means Cash and Cash Equivalents of SPLLC in the amount of $33.6 million to be maintained in the operating bank account(s) (as opposed to special purpose accounts such as sinking fund or debt service reserve accounts) of SPLLC as of the Measurement Time, together with interest earned on such funds by SPLLC from and after the Measurement Time through and until the time of distribution thereof pursuant to Section 1.9(b), with such interest being calculated using a weighted average rate of interest that is determined based on the interest earned by SPLLC on its operating Cash balances during the period commencing on the Measurement Time and ending on the date of distribution of the Restricted Cash pursuant to Section 1.9(b).

“Sinking Fund Cash” means the amount of Cash and Cash Equivalents held in the Bond Fund maintained by the Trustee pursuant to the Indenture of Trust governing the 1998 Series of the SPLLC Notes and in the Revenue Fund, the Interest Fund and the Bond Sinking Fund maintained by the Trustee pursuant to the Indenture and Supplemental Indentures governing the 2000A, 2001 and 2002 Series of the SPLLC Notes, which Cash and Cash Equivalents shall be retained in such accounts as of the Measurement Time and the Closing Date.

“SPLLC” means Solvay Paperboard LLC, a Delaware limited liability company.

“SPLLC JV Buyout Agreements” means, collectively, (i) the Stock Purchase Agreement dated October 31, 2007, by and among TenCorr Containerboard (Ontario) Inc., TenCorr Packaging Inc., TenCorr Containerboard Inc. and Southern Container Corp. and Amendment No. 1 thereto, dated December 26, 2007, and (ii) the Membership Interest Purchase Agreement dated October 31, 2007, between Jamestown Containerboard Ltd. and Southern Container Holding Corp.

“SPLLC JV Buyout Distributions” means the aggregate amount of pending cash distributions at the Measurement Time payable after the Closing Date to (i) Jamestown Containerboard Ltd. pursuant to Section 5.4 of the Membership Interest Purchase Agreement, dated October 31, 2007, between Jamestown Containerboard Ltd. and Southern Container Holding Corp. and (ii) TenCorr Containerboard (Ontario) Inc. and/or TenCorr Packaging Inc. pursuant to Section 6.6(b) of the Stock Purchase Agreement, dated October 31, 2007, among TenCorr Containerboard (Ontario) Inc., TenCorr Packaging Inc., TenCorr Containerboard Inc. and Southern Container Corp.

“SPLLC Notes” means, collectively, (a) the Solid Waste Disposal Facility Revenue Refunding Bonds (Solvay Paperboard LLC Project) issued by Onondaga County Industrial Development Agency (New York) on November 1, 1998; (b) the Series 2000A, Series 2001 and Series 2002 Variable Rate Demand Sold Waste Disposal Facility Revenue Bonds (Solvay Paperboard LLC Project) issued by Onondaga County Industrial Development Agency (New York) on December 1, 2000, December 6, 2001 and November 7, 2002, respectively.

“Stockholder Consent” means the written consent of the Stockholders in the form attached hereto as Exhibit A, which is expected to be delivered to the Company and Buyer on the date of this Agreement as contemplated by Section 8.1(f) hereof.

“Stockholder Indemnified Parties” means the Stockholders, Hill and their Affiliates and their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Stockholders’ Agreement” means that certain Southern Container Amended and Restated Stockholders Agreement dated July 1, 2001 among the Company and the Stockholders, as amended.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person (or any other Subsidiary of such Person) is a general partner (excluding partnerships, the general partnership interests of which held by such Person or Subsidiary of such Person do not have a majority of the voting interest of such partnership), (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (iii) at least 50% of the securities or equity interests of such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Supply Agreement Discount Amount” means the applicable amount set forth on Schedule 1.7(a) with respect to the calendar month in which the Closing Date occurs under the heading “Total Purchase Price Adjustment – NPV of Remaining Cash Flow”.

“Tax(es)” means (a) all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, including any interest, fines, penalties, additions to tax or additional amounts that have or may become payable in respect thereof, imposed by any foreign, federal, state or local government or taxing authority, whether computed on a separate, consolidated, unitary, combined or any other basis, which taxes shall include all income taxes, service, license and net worth taxes, payroll and employee withholding taxes, unemployment insurance, retirement, social security, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer and recording taxes, workers’ compensation and other obligations of the same or of a similar nature, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax and (b) any Liability for amounts described in clause (a) of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax Law) as a result of transferee Liability, by Law or by contract.

“Telesca Executive Share” means the amount payable to John Telesca pursuant to Section 4 of that certain Second Amended and Restated Earnings Share Units Agreement dated as of December 28, 2006 between the Company and John Telesca, as amended through the date of this Agreement.

“Termination Fee” means $40,000,000, less the amount of the Transaction Advance received by the Company pursuant to Section 1.21 hereof.

“Title IV Pension Plan” means a Plan, other than a multiemployer plan (as defined in Section 3(37) of ERISA) that is subject to Title IV of ERISA.

“Transaction Expenses” means the sum of (i) the Transfer Taxes other than Buyer Transfer Taxes or Transfer Taxes paid or to be paid by a Stockholder pursuant to Section 1.13(b) and (ii) the fees and expenses of third parties (such as accountants, lawyers, consultants or other outside advisors, including the Financial Advisor) incurred by the Company arising or resulting from the transactions contemplated by this Agreement which have not already been paid as of the Closing Date.

“Transfer Taxes” means all stock transfer, real estate transfer, sales, use, documentary and stamp taxes, and all conveyance fees, recording charges and other similar taxes (including interest, penalties and additions to any such taxes), incurred in connection with the transactions contemplated by this Agreement.

“van der Kloet Amount” means the present value of Mark van der Kloet’s ESU Account as of the Closing Date (assuming a 7% discount rate and full payment at age 60), increased by 1.45% to account for employer payroll or employment taxes required to be paid with respect to such amount.

“Working Capital Escrow Account” means the escrow account established by the Working Capital Escrow Agent to hold the Working Capital Escrow Amount to be managed and paid out by the Working Capital Escrow Agent in accordance with the terms of the Working Capital Escrow Agreement and this Agreement.

“Working Capital Escrow Agent” means an escrow agent mutually acceptable to Stockholders’ Representative and Buyer and designated in the Working Capital Escrow Agreement.

“Working Capital Escrow Agreement” means an escrow agreement to be entered into on the Closing Date among Stockholders’ Representative, Buyer, the Company and the Working Capital Escrow Agent securing Stockholders’ obligations under Section 1.18, in the form attached hereto as Exhibit B.

ARTICLE I

THE MERGER

1.1        The Merger

At the Effective Time (as defined in Section 1.3(a)), in accordance with the DGCL and the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company, as the surviving corporation in the Merger, shall continue its existence under the Laws of the State of Delaware. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2        Closing

The closing of the Merger (the “Closing”) shall take place at the offices of Rogers & Hardin LLP, 229 Peachtree Street, N.E., Suite 2700, Atlanta, Georgia, at 10:00 a.m. on a date designated by Buyer by giving at least two (2) Business Days notice thereof to the Company and the CSE Holders pursuant to Section 9.2 hereof, which date shall be a Business Day on or before March 31, 2008, subject to the satisfaction or waiver of each of the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing) or another Business Day to be mutually agreed upon by the Parties (the “Closing Date”). On the Closing Date, all documents, certificates, instruments and other materials to be delivered to Buyer as contemplated by Sections 1.13 and 6.2 (collectively, the “Company Documents”) and to the Company and the Stockholders as contemplated by Section 6.3 (collectively, the “Buyer Documents”) in order to evidence the satisfaction or waiver of each of the conditions set forth in Article VI shall be delivered to the offices of Rogers & Hardin LLP at the above address.

Notwithstanding the foregoing, (i) the Company and the Stockholders may deliver all of the Company Documents required hereunder to a national title company selected by Buyer, as escrow agent (the “Document Escrow Agent”), or to Buyer’s counsel on or before the Closing Date (to hold in escrow in accordance with customary practices subject to the consummation of the Closing), and (ii) Buyer may deliver all of the Buyer Documents required hereunder to the Document Escrow Agent or to the Company’s counsel on or before the Closing Date (to hold in escrow in accordance with customary practices subject to the consummation of the Closing).

1.3        Effective Time; Measurement Time

(a)        On the Closing Date, Merger Sub and the Company shall cause the Merger to become effective by executing and filing in accordance with the DGCL a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), the date and time of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.”

(b)        Notwithstanding Section 1.3(a), unless otherwise agreed in writing by the Parties, the effective time of the Closing for determining Net Working Capital, Deferred Cash, SPLLC JV Buyout Distributions, Sinking Fund Cash and Company Debt shall be as of the close of business on the Sunday last preceding the Closing Date (the “Measurement Time”). Provided that the Closing occurs within the five (5) days following the Measurement Time, from and after the Measurement Time the Stockholders shall have no further interest in the cash flows of the Company and its Subsidiaries subsequent to the Measurement Time. The Parties acknowledge that the Closing and the Effective Time will actually occur after the Measurement Time. All representations and warranties of the Parties (and the closing certificates of the Parties pursuant to Sections 6.2(a) and 6.3(a)) that are made or delivered as of the Closing Date or the Closing, and all covenants and agreements of the Parties that are in effect through and until the Closing Date or the Closing, shall be made and shall be in effect through and until the actual time of the Closing on the Closing Date, and all covenants and agreements of the Parties that arise from and after the Closing Date or the Closing, shall be made and shall be in effect from and after the actual time of the Closing on the Closing Date, and in connection therewith, no Party shall be relieved of its obligations to, among other things: (i) disclose any matter arising or in existence after the Measurement Time but prior to the actual time of the Closing or (ii) to perform its pre-Closing obligations and agreements pursuant to this Agreement with respect to time periods after the Measurement Time through and until the time of the Closing, even if the term of such obligations or agreements expires at Closing or on the Closing Date.

1.4        Effect of the Merger

At the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the Assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

1.5        Certificate of Incorporation and Bylaws of the Surviving Corporation

From and after the Effective Time and without further action on the part of the Parties, the Certificate of Incorporation and Bylaws of the Company shall be amended in their entirety to contain only the provisions set forth in the Certificate of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Merger, except for the name of the Surviving Corporation.

1.6        Directors and Officers of the Surviving Corporation

(a)        The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(b)        The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.7        Merger Consideration; Conversion of Company Stock, Etc.

(a)        The aggregate consideration to be paid in cash by Buyer for the Common Stock Equivalents as of the Effective Time (the “Merger Consideration”) shall equal One Billion Dollars ($1,000,000,000) minus (i) the amounts to be paid pursuant to Section 1.10 hereof (other than (x) the Additional Buyer Senior Manager ESU Amounts portion of the Additional Senior Manager ESU Amounts, (y) any amounts payable to Donald Kasun or Mark van der Kloet under any Earnings Share Units Agreement set forth on Schedule 1.10, and (z) the DeSantis Amount), minus (ii) Estimated Company Net Debt, minus (iii) the Transaction Expenses, minus (iv) the Supply Agreement Discount Amount, minus (v) the Appraisal Rights Reserve, if any, minus (vi) the Kasun Amount, minus (vii) the van der Kloet Amount, minus (viii) the Transaction Advance received by the Company pursuant to Section 1.21 hereof. On the Closing Date, Ten Million Dollars ($10,000,000) of the Merger Consideration (the “Working Capital Escrow Amount”) shall be deposited by Buyer into the Working Capital Escrow Account and will be released along with any other property in the Working Capital Escrow Account in accordance with the Working Capital Escrow Agreement. At the Effective Time, the Merger Consideration shall represent the amount payable by Buyer to fund, in the aggregate: (A) the Working Capital Escrow Account pursuant to this Section 1.7(a), (B) the aggregate Per Share Stock Consideration payable by Buyer to the Stockholders pursuant to Section 1.7(b) and Section 1.13 and (C) the Hill Gross-Up Payment payable by Buyer to Hill pursuant to Section 1.7(c).

(b)        At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled and retired pursuant to Section 1.8) shall be converted automatically into the right to receive the Per Share Stock Consideration.

(c)        On the Closing Date, Buyer will pay to Hill the Hill Gross-Up Payment by wire transfer of immediately available funds in accordance with the written instructions provided for such purpose by the Stockholders’ Representative.

(d)        On or prior to the Closing, the Stockholders’ Representative, Buyer, the Company and the Working Capital Escrow Agent shall enter into the Working Capital Escrow Agreement, subject to and in accordance with the terms hereof.

(e)        From and after the Effective Time, all shares of Company Common Stock (other than any shares of Company Common Stock to be canceled and retired pursuant to Section 1.8) shall, without any further action, automatically be canceled and shall cease to exist, and each holder of a certificate which previously represented any such share of Company Common Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”) shall cease to have any rights with respect thereto other than the right to receive the amounts contemplated by clause (b) above upon surrender of such certificate in accordance with Section 1.13 hereof, without interest.

1.8        Cancellation of Shares

Immediately prior to the Effective Time, each share of Company Common Stock held in the Company’s treasury or owned by Buyer or Merger Sub immediately prior to the Effective Time shall, without any further action, automatically be canceled and extinguished without any conversion thereof or payment therefor.

1.9        Closing Payments; Post-Closing Payments

(a)        Buyer will pay to the Company on the Closing Date (i) the amount of the Transaction Expenses, if any, and (ii) the aggregate amount payable pursuant to Section 1.10 below. On the Closing Date, the Company will remit the amounts set forth in clauses (i) and (ii) in the previous sentence to the applicable recipients or direct that Buyer make such payments directly to the recipients on its or the Stockholders’ behalf (upon which payments directly to the applicable recipients, Buyer shall be relieved of making such payment to the Company). The Parties acknowledge and agree that the amounts payable by Buyer pursuant to this Section 1.9(a) shall be the amounts calculated in good faith by the Company and set forth in a certificate given by the Company at Closing certifying to Buyer the amount of the Transaction Expenses and the amounts payable pursuant to Section 1.10 (the “Section 1.9 Certificate”), and Buyer shall be deemed to have performed its obligations under this Section 1.9(a) if it pays to the Company the amounts designated in such Section 1.9 Certificate.

(b)        The Company will pay on or before November 15, 2008 to the CSE Holders their Proportionate Interest of the Deferred Cash pursuant to wire instructions provided by the Stockholders’ Representative.

(c)        To the extent that the aggregate amount of costs and obligations incurred after the Measurement Time by the Company arising out of its compliance with Section 262 of the DGCL do not exceed the Appraisal Rights Reserve at such time as there shall be no further appraisal rights pending with respect to the Merger and no opportunity for any Stockholder to pursue appraisal rights under the DGCL, the Company will pay the CSE Holders their Proportionate Interest of any such remaining portion of the Appraisal Rights Reserve, such payment to be made pursuant to wire instructions provided by the Stockholders’ Representative.

1.10        Company Cash Out of Earnings Share Units and Porter, Blatterman and Telesca Executive Shares

  (a)        The Company shall or shall cause the applicable ESU Escrow Agent to pay all amounts that shall become due and payable under those certain Earnings Share Units Agreements set forth on Schedule 1.10 (such agreements, as amended and modified through the date of this Agreement, the “Earnings Share Units Agreements”) at such times and pursuant to such terms as set forth therein. On the Closing Date or as soon as reasonably practicable thereafter (but in any event on or prior to the thirtieth (30th) day following the Closing Date), the Company shall deposit with the applicable ESU Escrow Agents any and all amounts required pursuant to the Earnings Share Units Agreements and the ESU Escrow Agreements. For the avoidance of doubt, the parties acknowledge and agree that on the Closing Date, in addition to any other amounts required to be deposited with the applicable ESU Escrow Agents pursuant to this Section 1.10(a), the Company shall deposit with the applicable ESU Escrow Agents (without duplication for any amounts deposited with respect to an individual pursuant to the first sentence of this Section 1.10(a)) all payments due pursuant to the Earnings Share Units Agreements with respect to the Company’s 2007 fiscal year, the Management 2008 ESU Amounts and the Management Retention Bonus Amounts. To the extent that such amounts paid pursuant to this Section 1.10(a) are required to be repaid or reimbursed to the Surviving Corporation following the Effective Time pursuant to any Earnings Share Units Agreement (or ESU Escrow Agreement or any other agreement or arrangement described therein), Buyer shall cause the Surviving Corporation to promptly pay the applicable Proportionate Interest of such refunded or reimbursed amounts to each CSE Holder entitled to receive the Merger Consideration hereunder. In the event that any additional amounts are required to be paid by the Company pursuant to any Earnings Share Units Agreement (or the ESU Escrow Agreement or any other agreement or arrangement described therein), the CSE Holders shall be obligated to promptly upon demand reimburse the Company their Proportionate Interest of such additional amounts (including any payroll or employment Taxes required to be paid in connection therewith). For the avoidance of doubt, the parties acknowledge and agree that any amount payable to Rich DeSantis pursuant to that certain letter agreement by and between Rich DeSantis and Buyer dated December 12, 2007 in lieu of any of any credit with respect to the Company’s 2008 fiscal year (the “DeSantis Amount”) shall not be deposited with any ESU Escrow Agent pursuant to this Section 1.10(a) and Buyer shall have the sole obligation to pay such amount.

  (b)        On the Closing Date or as soon as reasonably practicable thereafter (but in any event on or prior to the thirtieth (30th) day following the Closing Date), the Company shall deposit with the Porter Escrow Agent an amount equal to the full amount of the Porter Executive Share (assuming for purposes of this deposit that no adjustment to the Merger Consideration shall be made pursuant to Section 1.18). On the Closing Date, the Company shall deposit with the Porter Escrow Agent the Porter Make-Whole Payment. To the extent that such amounts paid pursuant to this Section 1.10(b) are required to be repaid or reimbursed to the

Surviving Corporation following the Effective Time pursuant to the Porter Escrow Agreement, Buyer shall cause the Surviving Corporation to promptly pay the applicable Proportionate Interest of such refunded or reimbursed amounts to each CSE Holder entitled to receive the Merger Consideration hereunder. In the event that any additional amounts are required to be paid by the Company pursuant to the Porter Employment Agreement or the Porter Amendment, the CSE Holders shall be obligated to promptly upon demand reimburse the Company their Proportionate Interest of such additional amounts (including any payroll or employment Taxes required to be paid in connection therewith).

  (c)        On the Closing Date or as soon as reasonably practicable thereafter (but in any event on or prior to the thirtieth (30th) day following the Closing Date), the Company shall pay to (i) Todd F. Blatterman, the Blatterman Executive Share and (ii) John Telesca, the Telesca Executive Share. In the event that any additional amounts are required to be paid by the Company in respect of Earnings Share Units Agreement of Todd F. Blatterman or John Telesca, the CSE Holders shall be obligated to promptly upon demand reimburse the Company their Proportionate Interest of such additional amounts (including any payroll or employment Taxes required to be paid in connection therewith) net of any Tax savings to the Company in any Tax period (or portion thereof) beginning after the Closing Date attributable to any such additional amounts.

  (d)        On the Closing Date, the Company shall pay or set aside, if not yet due, an additional 1.45% of all amounts set forth in Section 1.10(a), (b) and (c) to account for such employer payroll or employment taxes required to be paid with respect to such amounts.

1.11        Capital Stock of Merger Sub

Each share of common stock of Merger Sub, $.01 par value per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted automatically into one share of common stock of the Surviving Corporation at the Effective Time. From and after the Effective Time, each stock certificate of Merger Sub which previously represented shares of Merger Sub Common Stock shall evidence ownership of a corresponding number of shares of common stock of the Surviving Corporation.

1.12        Adjustments to Per Share Stock Consideration

Without limiting any other provision of this Agreement, the Per Share Stock Consideration shall be adjusted, at any time and from time to time, to fully reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into capital stock of the Company), reorganization, recapitalization or other like change with respect to capital stock of the Company occurring prior to the Effective Time. If such an adjustment is made, the 63.896 share number applicable to the calculation of the CSE Denominator and the Hill Gross-Up Payment shall be appropriately adjusted accordingly.

1.13        Exchange of Certificates

  (a)        Each Stockholder shall surrender to Buyer and the Company at the Closing, for cancellation, the Company Certificate that immediately prior to the Effective Time represented the outstanding shares of Company Common Stock owned by such Stockholder duly endorsed in blank. At the Closing, each such Stockholder shall be entitled to receive upon surrender of such Stockholder’s duly endorsed Company Certificate the Per Share Stock Consideration in respect of each share of Company Common Stock represented by such Company Certificate, subject to Section 1.13(b), and Buyer shall, on the Closing Date, deliver to the Stockholders by wire transfer of immediately available funds the aggregate Per Share Stock Consideration due pursuant to Section 1.7(b) in accordance with any written wire transfer instructions received from the Stockholders’ Representative.

  (b)        If any cash due pursuant to Section 1.7(b) is to be delivered to a Person other than the Person in whose name the Company Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such consideration that the Company Certificate so surrendered shall be properly endorsed or accompanied by appropriate powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to Buyer any Transfer Taxes (other than Buyer Transfer Taxes) payable by reason of the foregoing or establish to the reasonable satisfaction of Buyer that such Taxes have been paid or are not required to be paid.

1.14        Full Satisfaction

All consideration paid pursuant to Section 1.7, Section 1.9(b), Section 1.9(c), Section 1.10 and Section 1.13 in accordance with the terms thereof shall be deemed to have been paid in full satisfaction of all rights pertaining to all equity or equity-linked interests in the Company, including (i) the Company Common Stock, (ii) any rights under the Earnings Share Units Agreements or the Hill SPA and (iii) with respect to the Porter Executive Share, the Blatterman Executive Share and the Telesca Executive Share.

1.15        Closing of the Company’s Transfer Books

At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of capital stock of the Company shall be made thereafter. If after the Effective Time Company Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Agreement.

1.16        Taking of Necessary Action; Further Action

If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all properties, Assets, rights, privileges, powers and franchises of the Company and Merger Sub, then the officers and directors of the Company and the Surviving Corporation shall be and are fully authorized and directed, in the name of and on behalf of their respective corporations, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

1.17        Withholding

Each of the Surviving Corporation and Buyer (i) shall be entitled to deduct and withhold or cause to be deducted and withheld from the amounts payable pursuant to Section 1.7(b), Section 1.7(c), Section 1.9(b), Section 1.9(c), Section 1.10, Section 1.13 and any other provisions of this Agreement under which a payment subject to Tax withholding obligations is required to be made by the Surviving Corporation or Buyer, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any provision of Tax Law and (ii) shall promptly remit such withheld amounts to the appropriate Governmental Authority. Any amounts so deducted and remitted will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.18     Company Debt and Working Capital Adjustment

(a)        The Company will deliver to Buyer not less than five (5) Business Days prior to the anticipated Measurement Time, a statement (the “Preliminary Statement”) setting forth the Company’s good faith estimate of the Company Net Debt as of the close of business on the Sunday last preceding the anticipated Closing Date (“Estimated Company Net Debt”). The Preliminary Statement shall be prepared in accordance with the requirements of this Section 1.18. At or prior to the Closing, the Company shall pay in full, and shall cause its Subsidiaries to pay in full, all Debt that, pursuant to Schedule 2.5B, is to be paid in full at or prior to Closing.

(b)        As promptly as practicable, but no later than ninety (90) days after the Closing Date, Buyer will deliver to the Stockholders’ Representative a statement (the “Closing Statement”) that will set forth:

    (i)       a consolidating and consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the Measurement Time (the “Closing Balance Sheet”);

    (ii)      a calculation of Company Net Debt as calculated from the Closing Balance Sheet (the “Actual Company Net Debt”); and

    (iii)     the actual Net Working Capital of the Company as of the Measurement Time (the “Actual Net Working Capital”).

(c)        The Closing Balance Sheet shall be prepared in accordance with GAAP and on a basis consistent with the preparation of the Company’s balance sheet at December 30, 2006, June 16, 2007 and September 8, 2007 and shall fairly present the consolidated financial position of the Company and its Consolidated Subsidiaries as of the Closing. “Net Working Capital” shall mean specified current assets minus specified current liabilities determined in the manner set forth on Schedule 1.18 hereto, which Schedule 1.18 specifies the line items from the Closing Balance Sheet to be used in the calculation of Net Working Capital. The amount of such line items shall be determined using accounting principles and methodologies consistent with those used to prepare the “Target Net Working Capital” (in accordance with GAAP applied on a basis consistent with the preparation of the Company’s balance sheet at December 30, 2006, June 16, 2007 and September 8, 2007) as set forth on Schedule 1.18. The Stockholders’ Representative and Buyer shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculations therein and in the conduct of the review (including any review by the Accounting Referee) referred to in this Section 1.18, including by making available, to the extent necessary, books, records, work papers and personnel. To the extent that the (i) amount of the actual Transaction Expenses paid after the Measurement Time by the Company do not equal the amounts allocated to such items in calculating the Merger Consideration at Closing or (ii) amount of the actual payments required to be paid by SPLLC to fund the SPLLC JV Buyout Distributions does not equal the amount of Cash specified by the Company at Closing as the SPLLC JV Buyout Distributions (and which is therefore excluded from the calculation of Net Working Capital pursuant to Schedule 1.18), adjustments for such differences shall be reflected in the Actual Net Working Capital.

  (d)        If the Stockholders’ Representative disagrees with the Closing Statement delivered pursuant to Section 1.18(b), the Stockholders’ Representative may, within forty-five (45) days after delivery of the Closing Statement, deliver a notice to Buyer disagreeing with all or any portion of the calculation of Actual Company Net Debt or Actual Net Working Capital and setting forth in detail the basis for Stockholders’ Representative’s disagreement with any calculation items and amounts contained in the Closing Statement. Any such notice of disagreement shall specify those items or amounts as to which Stockholders’ Representative disagrees, and Stockholders’ Representative shall be deemed to have agreed to all other items and amounts contained in the Closing Statement and the calculations therein.

  (e)        If a notice of disagreement shall be duly delivered pursuant to Section 1.18(d), Stockholders’ Representative and Buyer shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the items and amounts contained in the Closing Statement. If during such period, Stockholders’ Representative and Buyer are unable to reach such agreement, they shall promptly thereafter cause BDO Seidman, LLP (the “Accounting Referee”) to review the disputed items or amounts for the purpose of calculating the Actual Company Net Debt and Actual Net Working Capital (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). Stockholders’ Representative and Buyer shall each be entitled to present one written statement of position with respect to the matters in dispute within twenty (20) days of the engagement of the Accounting Referee (with copies to be provided to the other party) and, no later than the twentieth (20th) day following receipt thereof, one rebuttal statement with respect to the statement of position delivered by the other party; provided, that neither Stockholders’ Representative nor Buyer shall be allowed to present additional adjustments or introduce new matters to the Accounting Referee that were not included in the original Closing Statement or the notice of disagreement delivered pursuant to Section 1.18(d), except to the extent such additional adjustments or matters are related to matters included in the Closing Statement or in the notice of disagreement. The Accounting Referee shall consider only those items or amounts in the Closing Statement and Buyer’s calculations of items therein as to which Stockholders’ Representative has disagreed. The Accounting Referee shall deliver to Stockholders’ Representative and Buyer, as promptly as practicable (but in any case no later than fifteen (15) days from the date it receives the last rebuttal statement), a report setting forth its determination. Such report shall be final and binding upon Stockholders’ Representative and Buyer. The fees and expenses of the Accounting Referee shall be paid by Buyer, on the one hand, and the Stockholders, on the other hand, in proportion to where the Accounting Referee’s position falls between the respective positions of Buyer and the Stockholders’ Representative (and any amounts payable by the Stockholders shall be paid on a pro rata basis based on the Proportionate Interest of each Stockholder).

(f)        The “Company Debt Adjustment Amount,” which may be positive or negative, shall equal Actual Company Debt minus Estimated Company Net Debt. The “Working Capital Adjustment Amount,” which may be positive or negative, shall equal Actual Net Working Capital minus Target Net Working Capital. If the Working Capital Adjustment Amount minus the Company Debt Adjustment Amount is a positive number, Buyer shall pay or cause the Company to pay to the CSE Holders their respective Proportionate Interests in the entire amount of such difference, and the Working Capital Escrow Agent shall release to the CSE Holders their respective Proportionate Interests in all amounts held in the Working Capital Escrow Account. If the Working Capital Adjustment Amount minus the Company Debt Adjustment Amount is a negative number, the entire amount of such difference shall be delivered to the Buyer from the Working Capital Escrow Account pursuant to the terms of the Working Capital Escrow Agreement and the balance, if any, in the Working Capital Escrow Account shall be released by the Working Capital Escrow Agent to the CSE Holders, such balance to be distributed to the CSE Holders based on their respective Proportionate Interests. In the event that such difference is greater than the Working Capital Escrow Amount, the CSE Holders, severally in accordance with their respective Proportionate Interests, shall pay to Buyer the amount of any such shortfall.

(g)        Any payment pursuant to this Section 1.18 shall be made at a mutually convenient time and place within five (5) Business Days after the Closing Statement has been finally and conclusively determined by wire transfer by the Buyer, the Company, the Working Capital Escrow Agent or the CSE Holders, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by Buyer, the Company or the Working Capital Escrow Agent or by the Stockholders’ Representative acting on behalf of the CSE Holders. For the avoidance of doubt, any and all payments under this Section 1.18 shall be treated as an adjustment to the purchase price for Tax purposes.

(h)        For purposes of calculating the Working Capital Adjustment Amount, the identification and valuation of the inventory of the Company and its Subsidiaries included in Working Capital (the “Inventory”) shall be determined based upon a physical inventory jointly conducted by Buyer and the Company on the Saturday or Sunday last preceding the Closing Date, with the valuation of such Inventory to be calculated in a manner consistent with GAAP and the Balance Sheet.

1.19      Purchase Price Allocation and Merger Consideration Adjustment

(a)        If Buyer elects to make the Section 338(h)(10) Election pursuant to Section 5.9(f), then the determination of the ADSP (as defined in the applicable Treasury Regulations under Section 338 of the Code) and allocation of the ADSP among the Assets of the Company (the “Allocation”) shall be made in accordance with the procedures set forth on Schedule 1.19, which shall be final and binding upon Buyer and the Stockholders for purposes of filing Returns. The Parties shall file all Returns and Tax forms consistent with the Allocation.

(b)        If Buyer elects to make the Section 338(h)(10) Election, Buyer shall make the additional payments to the Stockholders as set forth on Schedule 1.19. Buyer shall make such payments to each Stockholder in accordance with the proportionate interest of such Stockholder relative to all other Stockholders (i.e., such that 100% of such payment is distributed to the Stockholders) and in accordance the procedures set forth in Section 1.18(g), except that such payments shall be made no later than the date on which Buyer provides notice to the Stockholders, in accordance with Section 5.9(f), of its election to make the Section 338(h)(10) Election.

(c)        If a Party receives notice from a Governmental Authority relating to the Allocation, such Party shall (i) give the other Parties notice of such receipt as soon as reasonably practicable and (ii) not settle or otherwise compromise such matter without the consent of the other Parties, which consent shall not unreasonably be withheld.

(d)        For the avoidance of doubt, any and all payments under this Section 1.19 and all other adjustments to the Merger Consideration pursuant to Article I shall be treated as an adjustment to the purchase price for Tax purposes.

(e)        If Buyer elects to make the Section 338(h)(10) Election, then (i) the compensation deduction attributable to the payment of the Blatterman Executive Share and the Telesca Executive Share shall be deducted on the Company’s S corporation federal income Return (and all other applicable state and local income Returns) for the taxable year ending on the Closing Date and (ii) Buyer and its Affiliates shall file all Returns and Tax forms consistent with the foregoing and shall pay the Stockholders, allocated to each Stockholder in accordance with the proportionate interest of such Stockholder relative to all other Stockholders (i.e., such that 100% of the applicable amount is distributed to the Stockholders), 40% of any Tax deduction attributable to the Blatterman Executive Share or the Telesca Executive Share taken by Buyer or any of its Affiliates in a taxable period (or portion thereof) beginning after the Closing Date. If Buyer does not make the Section 338(h)(10) Election on or before November 15, 2008 as provided in Section 5.9(f), then Buyer shall pay on November 15, 2008 the amount of the Blatterman and Telesca Tax Benefit to the Stockholders, allocated to each Stockholder in accordance with the proportionate interest of such Stockholder relative to all other Stockholders (i.e., such that 100% of the Blatterman and Telesca Tax Benefit is distributed to the Stockholders).

1.20      Appointment of Representative

(a)        In order to efficiently administer the transactions contemplated hereby, including the defense and/or settlement of any claims for which the CSE Holders may be required to indemnify Buyer Indemnified Parties pursuant to this Agreement, the Stockholders and Hill hereby agree to the appointment of Steven Grossman as the Stockholders’ and Hill’s representative (the “Stockholders’ Representative”). The Stockholders’ Representative is hereby authorized to take any and all action as is contemplated to be taken by the Stockholders or Hill by the terms of this Agreement, provided that, the Stockholders’ Representative shall not (i) consent to the entry of any judgment or enter into any settlement which affects or binds any of the CSE Holders without the prior written consent of such CSE Holder (which consent shall not be unreasonably withheld, delayed, denied or conditioned), (ii) without limiting the foregoing, take any actions (directly or indirectly) under this Agreement or any other document or instrument being executed in connection herewith, including consenting to any amendments to or waivers of the terms and conditions set forth herein or therein, that have an adverse affect on any CSE Holders unless such action (x) adversely affects the Stockholders’ Representative in a substantially identical manner or (y) is consented to in writing by each such adversely affected CSE Holder, (iii) without limiting the foregoing, consent to any amendment to or waiver of any of the indemnification provisions set forth in Article VII hereof, in each case without the prior written consent of the CSE Holders, and (iv) be authorized to take any action in respect of any claim that is made by any Person (including a Governmental Authority) against any CSE Holder if such claim is not made against the Stockholders’ Representative or other CSE Holders hereunder. Subject to the foregoing, all decisions and actions by the Stockholders’ Representative shall be binding upon all of the CSE Holders and no CSE Holder shall have the right to object, dissent, protest or otherwise contest the same. Subject to the foregoing, by their execution of this Agreement, the CSE Holders agree that:

    (i)        Buyer shall be able to rely exclusively on the instructions (including wire instructions) and decisions of the Stockholders’ Representative as to matters contemplated by Sections 1.7, 1.10, 1.13, 1.18 and 1.19 and the settlement of claims for indemnification by or against Buyer pursuant to this Agreement, or any other actions taken by the Stockholders’ Representative hereunder, and no party hereunder shall have any cause of action against Buyer in reliance upon the instructions or decision of the Stockholders’ Representative;

    (ii)       all actions, decisions and instructions of the Stockholders’ Representative shall be final, conclusive and binding upon the CSE Holders;

    (iii)      the provisions of this Section 1.20 are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any CSE Holder may have in connection with the transactions contemplated by this Agreement;

    (iv)      the provisions of this Section 1.20 shall be binding upon the executors, heirs, legal representatives, successors and assigns of each CSE Holder, and, for the purposes of this Section 1.20, any references in this Agreement to a CSE Holder shall mean and include the successors to the CSE Holder’s rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise; and

    (v)       in the case of the resignation or the death or inability to act of Steven Grossman, a successor shall be named by Stockholders holding more than fifty percent (50%) of the shares of the Company Common Stock immediately prior to the Closing.

(b)        The term “Stockholders’ Representative” as used herein shall be deemed to include a successor representative.

(c)        The Stockholders’ Representative shall not be liable to the CSE Holders for any act done or omitted to be done hereunder while acting in good faith and in the exercise of reasonable judgment. Each CSE Holder agrees to jointly and severally indemnify and hold harmless the Stockholders’ Representative from and against any Damages incurred without gross negligence or willful misconduct on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of the Stockholders’ Representative duties hereunder.

1.21        Transaction Advance

Within forty-eight (48) hours of the execution of this Agreement, Buyer shall pay to the Company by wire transfer, in accordance with wire transfer instructions provided by the Company, the amount of $10,000,000 (the “Transaction Advance”). The Transaction Advance shall be deemed to be a non-refundable payment, and the Company shall not be obligated to repay any amount of the Transaction Advance to Buyer in the event of the termination of this Agreement unless (i) this Agreement shall be terminated by Buyer pursuant to Section 8.1(b)(i) hereof or (ii) there shall have been a material breach of a representation and warranty of either the Company, the Stockholders or Hill.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Buyer to enter into this Agreement, the Company hereby makes, as of the date hereof (or as of the date of delivery for purposes of Section 2.4 with respect to Company Financial Statements delivered to Buyer pursuant to Sections 5.12(c) and 5.12(e) hereof) and, subject to any supplement to the Company Disclosure Schedule provided pursuant to Section 5.20 hereof, as of the Closing Date, the following representations and warranties to Buyer, except as otherwise set forth in a written disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Buyer on or prior to the date hereof, which contains Schedules numbered to correspond to various Sections of this Article II and which sets forth certain exceptions to the representations and warranties contained in this Article II and certain other information called for by this Agreement. Unless otherwise specified, (a) each reference in this Agreement to any numbered Schedule is a reference to that numbered Schedule that is included in the Company Disclosure Schedule, (b) any disclosure made in any particular numbered Schedule of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated in any other numbered Schedule of the Company Disclosure Schedule where it is reasonably apparent on its face that such disclosure is relevant to such other numbered Schedule of the Company Disclosure Schedule, (c) any disclosure made in any particular numbered Schedule of the Company Disclosure Schedule that expressly states that it is an exception to one or more specified representations in the accompanying section of the Agreement, or with respect to which it is reasonably apparent on its face that it is an exception to one or more specified representations in the accompanying section of the Agreement, shall constitute an exception to the representations and warranties contained in such section, whether or not the representation contains the phrase “except as set forth on Schedule         ” or similar language, and (d) the disclosure of any matter in the Company Disclosure Schedule shall not be deemed to be an admission by the Company that such item is or was material or is or was required to be disclosed thereon.

2.1        Organization and Qualification; Subsidiaries

Each of the Company and its Subsidiaries is a corporation or limited liability company validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or formation, as listed on Schedule 2.1. The Company and each of its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company each of the Designated Subsidiaries, is duly qualified or licensed as a foreign corporation or foreign limited liability company to conduct business under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary and is in good standing in each such jurisdiction, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Company and each of its Subsidiaries, other than the Designated Subsidiaries, and to the knowledge of the Company each of the Designated Subsidiaries, are qualified are listed on Schedule 2.1. Schedule 2.1 also lists all of the Company’s Subsidiaries and the name and position(s) of each director and officer of the Company and each of its Subsidiaries. None of the Company nor any of its Subsidiaries, and to the knowledge of the Company, none of the Designated Subsidiaries, is in default under or in violation of any provision of its Organizational Documents, and such Organizational Documents will continue in effect without further amendment through the Closing Date. Each of the Company and its Subsidiaries has provided Buyer (via its virtual data room) complete and correct copies of its Organizational Documents, each as amended to date.

2.2        Capital Structure

(a)        The authorized capital stock of the Company consists of 3,500 shares of Company Common Stock, of which 1,750 shares are Voting Common Stock (“Voting Common Stock”), and 1,750 shares are Non-Voting Common Stock (“Non-Voting Common Stock”). The authorized capital stock of each Subsidiary of the Company, the number of issued and outstanding shares of each class of its capital stock, and the names of the holder thereof and the number of shares held by such holder is set forth on Schedule 2.2(a). All shares of Company Common Stock have the same preferences, limitations, and rights under the Company’s Certificate of Incorporation with respect to the receipt of proceeds in connection with the Merger.

(b)        As of the date hereof: (i) 1,533.584 shares of Company Common Stock are issued and outstanding in the names of the holders thereof as set forth on Schedule 2.2(b), of which 766.792 shares are Voting Common Stock and 766.792 shares are Non-Voting Common Stock; (ii) no shares of Company Common Stock are held in the treasury of the Company; (iii) no options to purchase capital stock of the Company are issued and outstanding; and (iv) no Company Common Stock is owned by any Subsidiary of the Company. Except as described above and except for any rights under the Earnings Share Units Agreements and under the Hill SPA, as of the date hereof, there are no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

(c)        All outstanding shares of Company Common Stock and the equity interests in each Subsidiary other than the Designated Subsidiaries, and to the knowledge of the Company the equity interests in each Designated Subsidiary (the equity interests of the Company’s Subsidiaries, collectively, the “Subsidiary Equity Interests”), are duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.

(d)        Except as set forth in Schedule 2.2(d) or as described in subsection (b) above, (i) there are no outstanding securities, options, warrants, calls, rights, commitments or other agreements of any kind to which the Company or any of its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company the Designated Subsidiaries, is a party or bound obligating the Company or any of its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company the Designated Subsidiaries, to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) other than any rights under the Earnings Share Units Agreements, the Hill SPA and as set forth on Schedule 2.2(f), there are no outstanding or authorized stock appreciation, phantom stock, stock plans, equity-linked or similar rights or arrangements with respect to the Company or any of its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company the Designated Subsidiaries. All shares of capital stock issued by the Company and its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company the Designated Subsidiaries, have been issued in compliance, in all material respects, with all applicable Laws.

(e)        All issued and outstanding Subsidiary Equity Interests are owned by the Persons listed in Schedule 2.2(e), directly or indirectly. The Subsidiary Equity Interests owned by the Company are free and clear of all liens, charges, encumbrances, restrictions, covenants and claims of any nature (“Liens”), except Liens incurred in connection with the Credit Facility and the SPLLC Notes and described on Schedule 2.2(e). Except for the Subsidiary Equity Interests and as set forth on Schedule 2.2(e), neither the Company nor any of its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company the Designated Subsidiaries, has any interest in any stock, partnership or membership interests or units (whether general or limited) or any other interest or participation that confers on the Company or any of its Subsidiaries the right to receive a share of the profits and losses of, or distribution of Assets of, any other Person.

(f)        Except as set forth on Schedule 2.2(f), there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company neither the Designated Subsidiaries nor any of the Stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

(g)        Neither the Company nor any of its Subsidiaries have owned within the past ten (10) years, and none of them currently owns, directly or indirectly, any capital stock or other securities or equity or ownership interests in any other corporation or in any limited liability company, partnership, joint venture or other entity, other than (i) former Subsidiaries that were merged with or into the Company or one of its Subsidiaries, (ii) publicly traded securities, (iii) capital stock or other securities or equity or ownership interests in any entity that is not or was not a Subsidiary of the Company or any of its current or former Subsidiaries, (iv)

the Consolidated Subsidiaries and the Designated Subsidiaries, (v) Cash Equivalents, (vi) former Subsidiaries that were dissolved or (vii) as set forth on Schedule 2.2(g). Neither the Company nor any of the Subsidiaries, nor any of their predecessors or other entity previously owned by any of them has within the past ten (10) years conducted any material operations or line of business other than the Business.

2.3        Authority; No Conflict; Required Filings

(a)        The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of the Company, except for the required approval by the Stockholders described below, and no other corporate proceedings are necessary other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote on the approval of the Merger in accordance with the DGCL and the Company’s Certificate of Incorporation.

(b)        This Agreement has been duly executed and delivered by the Company and (assuming this Agreement constitutes the valid and binding agreement of each of Buyer and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, including concepts of materiality, reasonableness, good faith and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)        Except as set forth on Schedule 2.3(c) (the “Required Contractual Consents”), the execution and delivery of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or require the consent of or notification to any party under, or result in the creation of any Liens in or upon any of the properties or other Assets of the Company or any of its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company any of the Designated Subsidiaries, or result in the creation or acceleration of rights of any Person under any provision of or result in the loss of any benefit under or create in any party the right to terminate, modify or cancel: (i) the Organizational Documents of the Company or any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in subsection (d) below, any (A) permit, license, franchise, statute, Law, ordinance or regulation or (B) judgment, decree, order or arbitration award, in each case applicable to the Company or any of its Subsidiaries, or by which any of their respective properties or Assets may be bound or affected; or (iii) any Company Material Contract (as such term is defined in Section 2.7(a) hereof), with such exceptions, in the case of clauses (ii) and (iii), as would not have, individually or in the aggregate, a Material Adverse Effect.

(d)        No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) compliance with any applicable requirements under the Exchange Act and any other applicable United States state or federal securities laws; (iii) compliance with the applicable requirements of the Hart-Scott-Rodino-Antitrust Improvements Acts of 1976 (the “HSR Act”); (iv) such consents, approvals, orders or authorizations, or registrations, declarations or filings listed on Schedule 2.3(d) (the “Required Governmental Consents” and, together with the Required Contractual Consents, the “Required Consents”) and (v) any such action or filing as to which the failure to make or obtain would not have a Material Adverse Effect.

(e)        Following delivery of the Stockholder Consent as contemplated by Section 8.1(f), no Stockholder shall be entitled to assert or exercise any appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger.

2.4        Financial Statements

The Company has delivered to Buyer the Company Financial Statements set forth on Schedule 2.4 (including such Company Financial Statements as may be prepared and delivered after the date hereof). Except as set forth therein, the Company Financial Statements: (i) fairly present in all material respects the financial condition of the Company and its Consolidated Subsidiaries at the dates therein indicated and the results of operations for the periods therein specified in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be set forth in the notes thereto or the absence of notes in the case of any unaudited interim financial statements included therein); and (ii) have been prepared from, and are in accordance with, the books and records of the Company or the applicable Subsidiary, as the case may be. Since December 31, 2005, there has been no material change in any financial accounting policy, practice or procedure of the Company or any of its Subsidiaries, except as described in the Company Financial Statements. Neither the Company nor any of its Subsidiaries is a party to or has otherwise engaged in any securitization transactions, synthetic lease, off-balance sheet loan or similar off-balance sheet financing product or off-balance sheet transactions

2.5        Balance Sheet

Except for matters reflected or reserved against in the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries (the “Balance Sheet”) as of September 8, 2007 (the “Balance Sheet Date”) or as set forth on Schedule 2.5A, neither the Company nor any of its Consolidated Subsidiaries has any Liabilities or obligations of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company, except Liabilities and obligations that (i) were incurred since the Balance Sheet Date in the Ordinary Course of Business or (ii) have been incurred in connection with the transactions contemplated by this Agreement or (iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 2.5B sets forth a complete list of the Debt of the Company and its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company the Designated Subsidiaries, and the principal amount outstanding under the terms of the SPLLC Notes, including the balance of each item of Debt, all hedge obligations and all letters of credit issued on behalf of the Company or any of its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company the Designated Subsidiaries, in each case as of the Balance Sheet Date. The Company has made available to Buyer through its virtual data room all Contracts regarding such Debt and the SPLLC Notes.

2.6        Absence of Certain Changes or Events

As of the date hereof, other than in connection with this Agreement and the transactions contemplated hereby, since the Balance Sheet Date, the Company and each of its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company each of the Designated Subsidiaries, have (i) conducted their respective Businesses only in the Ordinary Course of Business, (ii) used their commercially reasonable efforts to preserve intact their goodwill and businesses and preserve their relationships with customers, suppliers, employees and others with which they have business relationships, (iii) maintained tangible personal property, including inventory, and otherwise maintained their respective Assets, in the Ordinary Course of Business, and (iv) extended credit to customers, collected accounts receivable and paid accounts payable and similar obligations in the Ordinary Course of Business, and except as set forth on Schedule 2.6, there has not been (x) any action, event or occurrence which has had a Material Adverse Effect on the Company, (y) any damage, destruction, loss or casualty to property or Assets of the Company or any of its Subsidiaries, except to the extent repaired or replaced, with a value in excess of $250,000, whether or not covered by insurance, or (z) any action taken of the type described in Section 4.1 that, had such action occurred following the date hereof without Buyer’s prior approval, would be in violation of Section 4.1.

2.7        Agreements, Contracts and Commitments

(a)        Schedule 2.7(a) identifies, and the Company has made available to Buyer via the virtual data room, true, complete and correct copies of each of the following Contracts to which the Company or any of its Subsidiaries is a party (each, a “Company Material Contract” and, collectively, the “Company Material Contracts”):

    (i)        any employment agreement or any other agreement, contract or commitment (other than standard offer letters sent in the Ordinary Course of Business and At-Will Employee Contracts) pursuant to which the Company or any of its Subsidiaries is or may become obligated to pay compensation or benefits to any employee, executive officer or director of the Company or any of its Subsidiaries;

    (ii)        any Contract that contains a non-competition provision that (A) prohibits or materially limits (or would materially limit after the date hereof) the freedom or ability of the Company or any of its Subsidiaries to engage in any type of business in any geographic area, or (B) creates any exclusive relationship;

    (iii)        any Contract to which the Company or any of its Subsidiaries is a party (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of any of the Company or any of its Subsidiaries, (B) providing any Person with any preemptive right or any similar right with respect to any securities of any of the Company or any of its Subsidiaries, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities of the Company or any of its Subsidiaries;

    (iv)        any Contract (or group of related agreements with the same third parties) under which the Company or any of its Subsidiaries created, incurred, assumed or guaranteed any Debt or hedge transaction in excess of $1,000,000;

    (v)         any Contract that contemplates or involves the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount or having a value in excess of $1,000,000 in the aggregate, or contemplates or involves the performance of services or sale of goods by or to the Company or any of its Subsidiaries having a value in excess of $1,000,000 in the aggregate;

    (vi)        the Organizational Documents of the Company and its Subsidiaries and any other partnership, limited liability company, joint venture or other similar agreement that is material to the Company and its Subsidiaries and any Contract which provides for the sharing of any profits with the Company or any Subsidiary;

    (vii)        consulting, agency or advertising Contracts related to the Assets or the Businesses of the Company or any of its Subsidiaries, and involving payment to or by the Company or any of its Subsidiaries in excess of $500,000, except for such Contracts that are cancelable on not more than thirty (30) days’ notice by the Company or any of its Subsidiaries without penalty or increased cost;

    (viii)        Contracts relating to acquisition, sale or use of Intellectual Property, whether the Company or any of its Subsidiaries is the licensor or licensee thereunder (but excluding off-the-shelf or prepackaged software license agreements) having a value in excess of, or under which the Company or Subsidiary is obligated to pay or is entitled to receive amounts in excess of $100,000 annually;

    (ix)          Contracts for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, operating unit or product line of the Company or any of its Subsidiaries or Assets other than current Assets with a purchase price in excess of $500,000;

    (x)         any Contract granting another Person an option to purchase or sell (A) personal property or Assets of the Company or any of its Subsidiaries having a value in excess of $500,000 or (B) any interest in Owned Real Property;

    (xi)         Contracts pursuant to which the Company or any Subsidiary agrees to indemnify any Person or guaranty the obligations or performance of any Person, which indemnification or guaranty obligation is reasonably likely to exceed $500,000;

    (xii)        any Contract (or group of related Contracts) pursuant to which the Company or any of its Subsidiaries has committed to purchase fixed Assets or real property having an aggregate value in excess of $1,000,000; and

    (xiii)      any Contract with sales representatives or distributors to which the Company or any of its Subsidiaries is a party, other than At-Will Sales Rep Contracts.

Each Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries and is in full force and effect, and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received in writing any claim or threat that it is currently in material breach of or default under, any of the terms or conditions of any Company Material Contract and there does not exist any event or condition that, with notice or lapse of time, or both, could constitute a material breach of or default under any Material Contract. Neither the Company nor any of its Subsidiaries has received notice of a claim for indemnification under any Company Material Contract. To the knowledge of the Company, no other party to such contract is in default thereof in any material respect.

2.8        Compliance with Laws

Each of the Company and its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company each of the Designated Subsidiaries, is in compliance with all federal, state and local statutes, Laws and regulations (including Laws of the United States or any other country), and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, Laws and regulations with respect to the conduct of its Business or the ownership and operation of its properties and other Assets, except for such instances of non-compliance or violation, if any, which would not reasonably be expected to result in a Material Adverse Effect on the Company.

2.9        Material Permits

(a)        Each of the Company and its Subsidiaries holds all federal, state and local governmental licenses, permits, franchises and authorizations necessary for the lawful conduct of its Business as presently conducted in all material respects and the ownership and operation of its properties and other Assets, including export licenses and those that are required under all Environmental Laws (collectively, the “Material Permits”), provided, however, that Material Permits shall not include any such licenses, permits, franchises and authorizations which the failure to hold or maintain would not reasonably be expected to have a Material Adverse Effect on the Company’s ability to conduct its operations in the Ordinary Course of Business. A true and complete list of the Material Permits is set forth in Schedule 2.9.

  (b)        Each of the Company and its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company each of the Designated Subsidiaries, is in compliance in all material respects with the terms and conditions of the Material Permits.

  (c)        Each Material Permit is in full force and effect and no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened or reasonably foreseeable, which seeks to revoke or limit any Material Permit.

2.10        Litigation

Except as set forth on Schedule 2.10, there is no action, suit, investigation, arbitration, claim, or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective Assets or properties, or their officers or directors in their capacity as such, before any Governmental Authority or arbitrator which (i) individually or in the aggregate, would reasonably be expected to have Material Adverse Effect or (ii) question the validity of this Agreement or any action taken or to be taken by the Company or any of its Subsidiaries in connection herewith, nor is there any injunction, order, judgment, ruling, decree or arbitration award imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

2.11        Employee and Labor Matters; Benefit Plans

  (a)        Set forth on Schedule 2.11(a) is a true and complete list of each Plan. With respect to each Plan, the Company has made available to Buyer correct and complete copies of all material documents relating to the Plans, including to the extent applicable: (i) the most recent Plan document and all amendments thereto or, with respect to any Plan for which there is no written document, a summary of the material terms of such Plan; (ii) the most recent Form 5500 filed with the Internal Revenue Service or, for a Foreign Plan, the most recent annual report filed with the applicable governmental agency (if applicable); (iii) the most recent determination or opinion letter from the Internal Revenue Service or, for a Foreign Plan, any similar letter from the applicable governmental agency (if applicable), (iv) the most recent summary plan description or other formal summary; (v) all insurance and annuity contracts; (vi) all administrative notices and forms; and (vii) the most recent actuarial reports and certified financial statements. Except as set forth on Schedule 2.11(a), the Plans have been operated in compliance in all material respects with their terms and with the applicable requirements of ERISA, the Code, and any other applicable Law. Except as set forth on Schedule 2.11(a), each Plan intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter and, to the Company’s knowledge, no event has occurred since the date of such determination or opinion letter that is reasonably likely to result in the loss of such tax qualification. Except as set forth on Schedule 2.11(a), each Plan intended to be qualified under Section 401(a) of the Code and all material amendments have been timely made to the extent required by applicable Law. All annual reports on Form 5500 Series (or similar annual reports due under foreign Law) (including all required schedules thereto) required to be filed with any governmental entity on or prior to the Closing Date with respect to any Plan have been timely filed. Since the date these documents were provided to Buyer, no Plan amendments have been adopted, no changes to these documents have been made, and no amendments or changes will be adopted or made prior to the Closing, except as required to comply with applicable Law or preserve the Plan’s intended tax status.

    (b)        Except as set forth on Schedule 2.11(b), none of the Plans, the Company or any of its Subsidiaries, other than the Designated Subsidiaries, and to the knowledge of the Company, none of the Designated Subsidiaries, has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or has engaged in any transaction that may result in any such material liability or penalty. Except as set forth on Schedule 2.11(b), no fiduciary (within the meaning of Section 3(21) of ERISA), sponsor or administrator has any liability for breach of fiduciary duty or for any other act or failure to act or comply in connection with the administration or investment of the Assets of any Plan that could reasonably be expected to result in any material liability for the Company or any of its Subsidiaries. There is (i) no pending or, to the knowledge of the Company, threatened litigation against or otherwise involving any of the Plans, (ii) no claims (excluding claims for benefits incurred in the ordinary course of Plan activities) have been brought against or with respect to such Plans and (iii) no Lien exists or can reasonably be expected to be imposed with respect to any Plan, except for any of the foregoing in the case of clauses (i) – (iii) that would not have reasonably been expected to result in any material liability for the Company or any of its Subsidiaries.

    (c)        Except as set forth on Schedule 2.11(c), no Plan (i) is or has, within the past six (6) years, been subject to Title IV of ERISA or Section 412 of the Code, (ii) is or has, within the past six (6) years, been a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Sections 4063 and 4064 of ERISA), or (iii) provides or has ever promised to provide welfare benefits, including life or medical benefits, whether or not insured, to former employees or their dependents, other than coverage mandated by applicable Law. Except as set forth on Schedule 2.11(c), none of the Company, any of its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company, none of the Designated Subsidiaries has any liability (whether absolute or contingent) under Title IV of ERISA with respect to any Plan and no event has occurred that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries (whether directly or indirectly) including any withdrawal liability or any dispute relating to any multiemployer plan.

    (d)        To the knowledge of the Company, (i) all premiums due and payable to the PBGC have been paid in a timely manner, (ii) the PBGC has not instituted proceeding to terminate any Title IV Pension Plan, and (iii) no circumstances exist which would allow the PBGC to take such actions. To the knowledge of the Company, no notice of a reportable event (as defined in ERISA Section 4043(b)) has been filed with the PBGC with respect to any Title IV Pension Plan, and no such reportable event for which a report is required has occurred. To the knowledge of the Company and except as set forth on Schedule 2.11(d), each Title IV Pension Plan is fully funded on a termination basis, for funding purposes and for accounting (FASB) purposes, so that the net fair market value of the assets for each such Title IV Pension Plan equals or exceeds the present value of their accrued benefits under that Title IV Pension

Plan (all as measured based on the proper actuarial factors applicable for each such funding calculation). To the knowledge of the Company, no minimum funding waiver under Section 412 of the Code has been granted or applied for, or is needed, with respect to any Title IV Pension Plan.

(e)        Other than as set forth on Schedule 2.11(e), except for rights to severance under the Employment Agreements and the agreements listed in Schedule 2.7(a) pursuant to Section 2.7(a)(i), none of the Personnel will become entitled to any bonus, retirement, severance, job security or similar benefit or any accelerated or enhanced payment, vesting or benefit of any kind (including payments under any employment agreement, accelerated vesting of any stock option or other equity-based compensation award) as a result of the transactions contemplated by this Agreement (either alone or upon the occurrence of any subsequent event).

(f)        There is no contract, plan or arrangement (written or otherwise) covering any of the Personnel that, individually or collectively, could give rise to the payment of any amount (i) that would not be deductible pursuant to the terms of Section 162(a)(1) or 404 of the Code (or any corresponding provision of state or local tax Law) or (ii) that would be an “excess parachute payment” pursuant to Section 280G of the Code.

(g)        Other than as set forth in Schedule 2.11(g), neither the Company nor any of its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company, none of the Designated Subsidiaries, maintains or otherwise has any material liability with respect to any deferred compensation, excess benefit or other non-qualified supplemental retirement plan, program or arrangements (whether or not subject to Section 409A of the Code).

(h)        Except as set forth on Schedule 2.11(h), as of and including the Closing Date, the Company and/or its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company, the Designated Subsidiaries, shall have made all contributions required to be made by them to any Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding or providing benefits pursuant to any Plans have been timely made or paid.

(i)        Levels of insurance reserve, trust funding and accrued liabilities with regard to each Plan (to which such reserves or liabilities do or should apply) are reasonable and sufficient to provide for all current claims incurred but unreported any retroactive or prospective claims and any retroactive or prospective premium adjustments.

(j)        The Company and its Subsidiaries, other than the Designated Subsidiaries, and to the knowledge of the Company, the Designated Subsidiaries, have complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Sections 601 through 608 of ERISA (“COBRA”), and Section 9801 of the Code (“HIPAA”).

(k)        Except as set forth in Schedule 2.11(k), none of the Company, any ERISA Affiliate or Subsidiary other than a Designated Subsidiary, and to the knowledge of the Company, any Designated Subsidiary, (i) currently is a party to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), (ii) currently has any liability to make any withdrawal liability payment to any multiemployer plan, (iii) is delinquent in making any contributions required to be paid to any multiemployer plan, or (iv) is involved in any pending dispute with any multiemployer plan.

(l)        The records maintained with respect to each Plan accurately reflect in all material respects participants’ employment histories, including their hours of service and years of vesting and eligibility service.

(m)      To the knowledge of the Company, there is no pending proceeding, audit or investigation of any kind in or before any court, tribunal or governmental agency with respect to any Plan.

(n)        All Foreign Plans are set forth on Schedule 2.11(n) and, except as would not reasonably be expected to have a Material Adverse Effect, have complied in all material respects with all applicable Law, and no liabilities, including those of the types described above in this Section 2.11, have been, or are likely to be, incurred. Except as would not reasonably be expected to have a Material Adverse Effect, all Foreign Plans and related trusts or other funding vehicles that are intended to be tax exempt, and/or to provide tax-deferred benefits, achieve those goals.

2.12      Properties and Assets

(a)        Schedule 2.12(a) sets forth a true, complete and correct list of all real property owned by the Company or any of its Subsidiaries (including any real property subject to (i) an installment sale contract pursuant to which the Company or any of its Subsidiaries will acquire fee simple title to the applicable real property upon compliance with the terms of such installment sale contract or (ii) a lease between the Company, as tenant, and a governmental agency, as landlord, in connection with bond financing pursuant to which the Company has an option to purchase the applicable real property and which lease may be terminated by the Company, as tenant, upon payment of the bonds (a “Bond Lease”)) (which real property, together with all appurtenances thereto, all Improvements thereon and all fixtures affixed thereto, collectively, the “Owned Real Property”) and all real property leased by the Company and any of its Subsidiaries (which real property, together with all appurtenances thereto, all Improvements thereon and all fixtures affixed thereto, collectively, the “Leased Real Property”). The Company and each of its Subsidiaries, respectively, have (x) good and valid fee simple title (subject only to Permitted Liens or the terms of the applicable installment sale contract or Bond Lease) to all of the Owned Real Property and good and valid title (subject only to Permitted Liens or the terms of the applicable installment sale contract or Bond Lease) to all inventories, furnishings, fixtures, vehicles, equipment, machinery, supplies and all other tangible personal property and Assets physically located at, or used in connection with, the Owned Real Property (other than the Leased Personalty) (collectively, the “Owned Personalty”), all of which is reflected on the Balance Sheet or which has been acquired since the Balance Sheet Date, and (y) valid and insurable leasehold interests and estates in the Leased Real Property and good and valid title (subject only to Permitted Liens) to all inventories, furnishings, fixtures, vehicles, equipment, machinery, supplies and all other tangible personal property and Assets physically located at, or used in connection with, the Leased Real Property (other than the Leased Personalty) (collectively, the “Other Personalty” and together with the Owned Personalty, collectively, the

“Personalty”), all of which is reflected on the Balance Sheet or which has been acquired since the Balance Sheet Date. The Company and the Subsidiaries hold title to the Owned Real Property and the Personalty and leasehold estates in the Leased Real Property which are, in each case, free and clear of all Liens except for: (1) Liens consisting of zoning or planning restrictions, easements, agreements, rights-of-way, covenants, permits and other restrictions or limitations on the use of real property or irregularities in title thereto appearing of record provided they do not materially impair the use of such property as it is presently used in the Ordinary Course of Business; (2) Liens for current Taxes not yet due and payable or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created; (3) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course of Business (including by operation of Law) which are not yet due and payable or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created; (4) standard exceptions which would be contained in an ALTA Form extended coverage owner’s policy of title insurance (or the locally available form of title insurance policy, as applicable) relating to (A) laws, ordinances and governmental regulations, (B) police power and (C) eminent domain, in each instance, to the extent the same would not constitute a material breach of the other representations made by the Company under this Agreement; (5) any Liens granted pursuant to or permitted under the Credit Facility and the Notes (including Liens for after-acquired collateral); and (6) any Liens set forth on Schedule 2.12(a)(6) hereto (collectively, the “Permitted Liens”).

(b)        True and correct copies of all of the leases for the Leased Real Property have been made available to Buyer by the Company via its virtual data room (collectively, the “Leases”). The Leases, together with the Personalty Leases, constitute all leases, subleases or other occupancy agreements to which the Company and its Subsidiaries are a party. Each of the Company and its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company each of the Designated Subsidiaries, is in compliance in all material respects with the terms of all Leases to which each is a party, respectively, and all such Leases are valid and enforceable in all material respects in accordance with their terms. Neither the Company nor any of its Subsidiaries has received any notice (written or oral) from any landlord under any Lease alleging that the Company or any of its Subsidiaries is in default or in breach of any such Lease and to the knowledge of the Company, the landlords under the Leases are in compliance in all material respects with their obligations under the Leases.

(c)        Neither the Company nor its Subsidiaries has received written notice of a pending proceeding in eminent domain or other similar proceedings affecting any Owned Real Property or Leased Real Property and, to the Company’s knowledge, there are no such threatened proceedings.

(d)        The Owned Real Property and the Leased Real Property include all the real property and Improvements necessary and sufficient to enable the Company and its Subsidiaries to conduct the Business operations of the Company and its Subsidiaries in the same manner as currently conducted. Except as set forth on Schedule 2.6, the Company and its Subsidiaries have not sold or disposed of any Assets since September 7, 2007 except sales of inventory in the Ordinary Course of Business.

(e)        Except as set forth in the FM Global Risk Reports (which the Company has made available to the Buyer and Merger Sub via its virtual data room), the improvements located on each parcel of Owned Real Property and Leased Real Property (collectively, the “Improvements”) are generally in good working order and repair, ordinary wear and tear excepted, and no material repairs, replacements or regularly scheduled maintenance relating to such Personalty has been deferred (with materiality for this purpose to be determined based on the scope of operations conducted at such location). All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving each parcel of Owned Real Property and Leased Real Property are installed and operating and are sufficient to enable the Improvements thereon to continue to be used and operated in the manner currently being used and operated and to permit the conduct of the Businesses of the Company and the Subsidiaries as currently conducted.

(f)        The Personalty and Leased Personalty constitute all personal property necessary and sufficient to conduct the Business operations of the Company and its Subsidiaries in the same manner as currently conducted.

(g)        The Company or its Subsidiaries have good and valid leasehold title and interest to all Personalty which is leased to the Company or its Subsidiaries (“Leased Personalty”), free and clear of any and all Liens, other than Permitted Liens. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases for Leased Personalty (“Personalty Leases”) to which each is a party, respectively, and all such Personalty Leases are valid and enforceable in all material respects in accordance with their terms. Neither the Company nor any of its Subsidiaries has received any notice (oral or written) from any lessor under a Personalty Lease alleging the Company or any of its Subsidiaries is in default or in breach of such Personalty Lease and to the knowledge of the Company the lessors under the Personalty Leases are in compliance in all material respects with their obligations under the Personalty Leases.

2.13      Insurance

Schedule 2.13 sets forth a correct and complete list of all material insurance policies maintained as of the date of this Agreement by or on behalf of the Company or any of its Subsidiaries, other than the Designated Subsidiaries, and relating to its Business and/or Assets (the “Insurance Policies”) indicating the type and amount of coverage, the date through which coverage shall continue by virtue of premiums already paid and the name of each such insurance carrier or underwriter. All Insurance Policies are in full force and effect and shall be maintained by the Company and its Subsidiaries, other than the Designated Subsidiaries, in full force and effect through the Closing Date. Neither the Company nor any of its Subsidiaries, other than the Designated Subsidiaries, is in material default with respect to its obligations under any Insurance Policy. To the knowledge of the Company, no event has occurred or circumstance exists that has caused the Company or any of its Subsidiaries, other than the Designated Subsidiaries, to consider issuing a demand or asserting a claim against any of their respective insurance carriers for bad faith arising out of a denial of coverage under any of the Insurance Policies.

2.14      Tax Matters

(a)        Each of the Company and its Subsidiaries, other than the Designated Subsidiaries, and to the knowledge of the Company each of the Designated Subsidiaries, has timely filed or caused to be timely filed all material returns, estimates, information statements and reports with respect to Tax required to be filed by it with a Governmental Authority, including any schedules or amendments thereto (collectively, the “Returns”). With respect to each of the Company and its Subsidiaries, other than the Designated Subsidiaries, and to the knowledge of the Company each of the Designated Subsidiaries, all such Returns are true, complete and correct in all material respects. Schedule 2.14(a) sets forth all extensions of time within which the Company or any of its Subsidiaries, other than the Designated Subsidiaries, may file any Return which has not yet been filed.

(b)        Each of the Company and its Subsidiaries, other than the Designated Subsidiaries, and to the knowledge of the Company each of the Designated Subsidiaries, has: (i) paid or caused to be paid all material Taxes of such entity that are due and payable and (ii) withheld all material Taxes required to be withheld with respect to its employees, independent contractors, creditors, stockholders or other third parties. The accruals and reserves for Taxes (other than deferred Taxes established to reflect timing differences between book and Tax income) established on the Balance Sheet as of the Balance Sheet Date were adequate to cover any material liabilities for Taxes of the Company and its Consolidated Subsidiaries as of the Balance Sheet Date. Since the Balance Sheet Date, none of the Company or any of its Subsidiaries, other than the Designated Subsidiaries, and to the knowledge of the Company none of the Designated Subsidiaries, has incurred any material liability for Taxes outside the Ordinary Course of Business.

(c)        Except, in each case, as set forth on Schedule 2.14(c), (i) no Tax audits or administrative or judicial Tax proceedings are being conducted, or, to the knowledge of the Company, threatened with respect to material Taxes of the Company or any of its Subsidiaries other than the Designated Subsidiaries; (ii) to the knowledge of the Company, no Tax audits or administrative or judicial Tax proceedings are being conducted or threatened with respect to material Taxes of any of the Designated Subsidiaries; (iii) there is no material Tax deficiency or delinquency asserted, or to the Company’s knowledge threatened, against the Company or any of its Subsidiaries, other than the Designated Subsidiaries; (iv) to the knowledge of the Company, there is no material Tax deficiency or delinquency asserted or threatened against any of the Designated Subsidiaries; and (v) there are no extensions currently in effect of the limitations period for the assessment or collection of any Tax liability of the Company or any of its Subsidiaries, other than the Designated Subsidiaries. In the five (5) year period immediately preceding the Closing Date, the Company and its Subsidiaries, other than the Designated Subsidiaries, have not received written notice of any claim by a Governmental Authority in any jurisdiction where the Company and such Subsidiaries do not file Returns that the Company or such Subsidiaries is or may be subject to taxation by, or required to file Returns in, that jurisdiction which claim has not been fully paid or settled to the satisfaction of such Governmental Authority.

(d)        Except as set forth on Schedule 2.14(d), neither the Company nor any of its Subsidiaries other than the Designated Subsidiaries, nor to the knowledge of the Company any Designated Subsidiary, is, or has been in the last six (6) years, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement other than (i) any such agreement between or among the Company or any of its Subsidiaries and (ii) customary commercial contracts not primarily related to Taxes.

(e)        Neither the Company nor any of its Subsidiaries, other than the Designated Subsidiaries, and to the knowledge of the Company none of the Designated Subsidiaries, has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Tax Law).

(f)        Neither the Company nor any of its Subsidiaries has entered into any transaction which is a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4(b)(2)).

(g)        Neither the Company nor any of its Subsidiaries, other than the Designated Subsidiaries or any of their predecessors by merger or consolidation, nor to the knowledge of the Company, any of its Designated Subsidiaries or any of their predecessors by merger or consolidation, has, within the past two (2) years, been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(h)       The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since December 12, 1986.

(i)        The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of its Assets caused by the Section 338(h)(10) Election. Except as set forth on Schedule 2.14(i), the Company has not, since December 31, 1997, (i) acquired Assets from another corporation in a transaction in which its Tax basis for the acquired Assets was determined, in whole or in part, by reference to the Tax basis of the acquired Assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which was taxed as a subchapter C corporation prior to such acquisition but which is now a qualified subchapter S subsidiary.

(j)        Schedule 2.14(j) lists each Subsidiary of the Company and accurately describes the U.S. federal income tax classification of each Subsidiary.

(k)       Each trust that holds shares of Company Common Stock, or that has held shares of Company Common Stock since the effective date of the Company’s election to be treated as an S corporation for federal income tax purposes, is a “grantor trust” under Section 671 of the Code, and all of the income and principal of each such trust is (and has been at all relevant times) treated as owned for federal income tax purposes by the Stockholder who created the trust.

2.15      Environmental Matters

(a)       Except as disclosed on Schedule 2.15, the Company and its Subsidiaries are, and at all times during the prior five (5) years have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of all permits, licenses and authorizations required under all applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof.

(b)        Except as set forth on Schedule 2.15, since January 1, 2005, and to the Company’s knowledge prior thereto, none of the Company or any of its Subsidiaries has received any written notice of any violation or alleged violation, non-compliance, obligation or Liability pursuant to any Environmental Law, and none of the Company or any of its Subsidiaries is subject to any order, consent order, consent decree, consent agreement, settlement, judgment, injunction or decree relating to or arising under any Environmental Laws, including: (i) any notice of potential responsibility or request for information pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 (“CERCLA”), or any similar Environmental Law; or (ii) any agreement, injunction, judgment, order or decree obligating the Company or any of its Subsidiaries to pay for, perform, or assume responsibility for the remediation of any Environmental Condition resulting from the Release, treatment, storage or handling of Hazardous Materials.

(c)        Except as disclosed on Schedule 2.15, there are no Pre-existing Environmental Conditions that (i) have created or given rise to, or will create or give rise to, any Liabilities under Environmental Law for the Company or its Subsidiaries, (ii) have caused or will cause, in whole or in part, the Company or any of its Subsidiaries to be subjected to the assertion of a claim against any of them for Liabilities or Damages under Environmental Law, (iii) have resulted or will result in the Company or any of its Subsidiaries suffering any Liabilities or Damages under Environmental Law, or (iv) have resulted or will result in any injunctive obligations being sought or imposed upon the Company or any of its Subsidiaries under Environmental Law.

(d)        Except as disclosed on Schedule 2.15, neither the Company nor any of its Subsidiaries is subject to any pending litigation or proceedings involving a demand for Damages or other Liability under any Environmental Law or concerning any Liability for the investigation, cleanup or monitoring of Hazardous Materials and, to the Company’s knowledge, (i) no such matter is threatened and (ii) there is no currently existing fact, condition or circumstance that would reasonably be expected to support such a claim.

(e)        Except for the Company Material Contracts set forth on Schedule 2.7(a), the agreements for acquisition of any Person, business or real property, and the Leases (which the Company has made available to Buyer and Merger Sub via its virtual data room), or as otherwise set forth on Schedule 2.15, neither the Company nor any of its Subsidiaries is a party, whether as a direct signatory or as successor or assign, or is otherwise bound, to any material agreement, contract, obligation or instrument under which the Company or any of its Subsidiaries is obligated by, directly or indirectly, any representations, warranty, indemnification, covenant, restriction or other undertaking concerning compliance with or Liability under Environmental Laws.

(f)        There are no friable asbestos-containing materials at any of the Assets of the Company or any of its Subsidiaries (including Owned Real Property) or Leased Real

Property other than those that are being managed or contained in compliance with applicable Environmental Law.

(g)        The Company has made available to Buyer via its virtual data room copies of all (i) written notices, demands, claims or actions against the Company or any of its Subsidiaries alleging noncompliance by or Liability of the Company or any of its Subsidiaries pursuant to any Environmental Law that have been received within the last five (5) years or are otherwise pending, and (ii) environmentally related audits, studies, reports, analyses and results of investigations that are in the Company’s possession, custody or control with respect to the Owned Real Property or the Leased Real Property, any previously owned, leased or operated properties of the Company or any of its Subsidiaries and any properties owned or operated by Persons acquired by the Company or any of its Subsidiaries prior to the Closing.

(h)        The Company’s Subsidiary, SPLLC, is the valid holder of all right, title and interest in and to the following agreements, including the environmental indemnification rights contained therein: (i) Purchase and Sale Agreement by and between AlliedSignal Inc. (formerly known as Allied-Signal Inc.) (“Allied”) and the Company dated February 9, 1993, as amended pursuant to that certain Agreement Relating to Exercise of Option and Modification of Purchase and Sale Agreement by and between Allied and the Company dated February 9, 1993, as assigned to SPLLC pursuant to that certain Assignment of Contract by and between the Company and SPLLC dated as of April 27, 1993, as further amended pursuant to that certain Second Amending Agreement to Purchase and Sale Agreement by and among Allied, SPLLC and the Company dated June 23, 1993, and as affected by that certain Lease and Purchase Agreement by and between Allied and SPLLC dated June 23, 1993; (ii) Purchase and Sale Agreement by and between Allied and the Company dated November 15, 1995, as assigned to SPLLC pursuant to that certain Assignment of Contract by and between the Company and SPLLC dated as of November 15, 1995; and (iii) Purchase and Sale Agreement by and between Allied and the Company dated May 28, 1998, as assigned to SPLLC pursuant to that certain Assignment of Contract by and between the Company and SPLLC dated as of May 28, 1998 ((i)-(iii) above, collectively, the “Assigned Allied Indemnification”), and the Assigned Allied Indemnification is in full force and effect in accordance with its terms, and such Subsidiary’s rights pursuant to the Assigned Allied Indemnification will not be modified or extinguished solely as a result of the consummation of the Merger.

(i)        SPLLC, is the valid holder of all right, title and interest in and to that certain Purchase and Sale Agreement by and between Allied and SPLLC dated November 22, 1999, including the environmental indemnification rights contained therein (the “1999 Allied Indemnification”), and the 1999 Allied Indemnification is in full force and effect in accordance with its terms, and SPLLC’s rights pursuant to the 1999 Allied Indemnification will not be modified or extinguished solely as a result of the consummation of the Merger.

(j)        SPLLC, is the valid holder of all right, title and interest in and to that certain Contract of Sale by and between Goetz Energy Corporation and SPLLC dated September 8, 2000, including the environmental indemnification rights contained therein (the “Goetz Indemnification”), and the Goetz Indemnification is in full force and effect in accordance with its terms, and SPLLC’s rights pursuant to the Goetz Indemnification will not be modified or extinguished solely as a result of the consummation of the Merger.

2.16      Intellectual Property and Computer Software

(a)        Schedule 2.16(a) sets forth a true and complete list of (i) registered Intellectual Property owned by the Company or any of its Subsidiaries (collectively, the “Proprietary Intellectual Property”) that is material to the Ordinary Course of Business of the Company and its Subsidiaries as currently conducted, and (ii) all Intellectual Property used by the Company or any of its Subsidiaries that is used pursuant to a license or other right granted by a third party under which the Company or any of its Subsidiaries is obligated to pay amounts in excess of $100,000 annually (collectively, the “Licensed Intellectual Property” and, together with the Proprietary Intellectual Property, the “Intellectual Property Rights”).

(b)        The Assets of the Company and its Subsidiaries include all Intellectual Property that are material to the conduct of the Business in the Ordinary Course of Business as currently conducted, and the Company and its Subsidiaries own, or have the right to use, all Intellectual Property necessary to operate their Businesses as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)        No charges, complaints, claims or demands are pending or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries by any Person with respect to (i) the use of any Intellectual Property, including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property, or (ii) challenging or questioning the validity or effectiveness of any license or agreement relating to the same, that, in either case, would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect, and the current use by the Company and its Subsidiaries of the Intellectual Property Rights does not infringe, misappropriate or violate the rights of any third party.

(d)        Schedule 2.16(d) sets forth a true and complete list of all jurisdictions in which the Company and its Subsidiaries are operating under a trade name and each jurisdiction in which any such trade name is registered.

(e)        The Company and its Subsidiaries have paid or will pay all maintenance and renewal fees and annuity payments, including any late payment penalties, required to keep Proprietary Intellectual Property registrations and filings in full force and effect for at least sixty (60) days after the Closing Date. Neither the Company nor any of its Subsidiaries has granted any licenses or security interests in Proprietary Intellectual Property to third parties and none shall exist at Closing.

(f)        The Company and its Subsidiaries have taken reasonable steps to protect their rights in data and information (including trade secrets) of the Company and its Subsidiaries valuable to the operation of the Business and not generally known to the public or competitors and in third party trade secret and confidential information used by the Company and its Subsidiaries. The Company and its Subsidiaries are in compliance with all confidential disclosure agreements with third parties, and, to the Company’s knowledge, there has not been any theft, infringement, misappropriation or other violation of the Intellectual Property Rights by any Person, except to the extent any such infringement or violation would not reasonably be expected to result in a Material Adverse Effect.

(g)        Schedule 2.7(a) sets forth a true and complete list of all computer software and software services used in connection with the Business as it is currently conducted that is licensed to the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries is obligated to pay amounts in excess of $100,000 annually (the “Licensed Software”). Schedule 2.7(a) sets forth a true and complete list of all licenses and agreements (excluding off-the-shelf or prepackaged software license agreements) pursuant to which the Company or any of its Subsidiaries is granted the right to use the Licensed Software (the “Software Contracts”). The Company and its Subsidiaries have the right to use all Licensed Software. To the knowledge of the Company, (i) the use of Licensed Software by the Company and its Subsidiaries does not breach any term of any license or other contract between the Company or any of its Subsidiaries and any third party and (ii) the Company and its Subsidiaries are in compliance with the terms and conditions of all Software Contracts, except to the extent any such breach or noncompliance would not reasonably be expected to result in a Material Adverse Effect.

2.17      Brokers

No broker, financial advisor or investment banker other than UBS Securities Inc. (the “Financial Advisor”) is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.18      Certain Business Practices

Neither the Company nor any of its Subsidiaries other than the Designated Subsidiaries and, to the knowledge of the Company, none of the Designated Subsidiaries, nor any director, officer, employee or agent of the Company or any of its Subsidiaries, nor to the knowledge of the Company any director, officer, employee or agent of the Designated Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; or (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.19      Affiliate Transactions

Except as set forth in Schedule 2.19, neither the Company nor any of its Subsidiaries is a party to any agreement with any Affiliate (other than the Company or its Subsidiaries) or any Stockholder. As of the Closing Date, all agreements set forth in Schedule 2.19 (if any) will have been terminated, except as otherwise described on such Schedule. Except as set forth in Schedule 2.19 or pursuant to any agreements between or among the Company and its Subsidiaries, no stockholder, partner, other equity owner, officer or director of the Company or any of its Subsidiaries, no Person with whom any such stockholder, partner, other equity owner, officer or director has any direct or indirect relation by blood, marriage or adoption, no entity in which any such stockholder, partner, other equity owner, officer, director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the counter market and less than five percent of the stock of which is beneficially owned by all such stockholders, partners, other equity owners, officers, directors and Persons in the aggregate), no Affiliate of any of the foregoing and no current or former Affiliate of the Company has any interest in: (i) any Contract with the Company or any of its Subsidiaries or the properties or Assets thereof; (ii) any loan, agreement or Contract for or relating to the Company or any of its Subsidiaries or the properties, Assets or Liabilities thereof; or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company or any of its Subsidiaries.

2.20      Labor Matters

No labor strike, dispute, concerted work stoppage, slowdown or lockout is currently pending or, to the knowledge of the Company, threatened with respect to any employee of the Company or its Subsidiaries, and no unfair labor practice charge or complaint against the Company is pending before the National Labor Relations Board or any other governmental agency. The Company and each of its Subsidiaries other than the Designated Subsidiaries, and to the knowledge of the Company, the Designated Subsidiaries, are in material compliance with all applicable labor, employment, wage and hour, fair employment, workers’ compensation, unemployment, hiring and Social Security Laws in connection with the employment of their employees. To the knowledge of the Company, all individuals whom the Company or its Subsidiaries have treated as independent contractors for compensation, benefit or other purposes are properly qualified and classified as independent contractors under all applicable Laws and other regulatory standards and are not employees of the Company or its Subsidiaries under any applicable Law or other regulatory standard (in each case, other than with respect to Tax matters, which shall be the subject of Section 2.14). Each of the Company and its Subsidiaries is in compliance in all material respects with, and has not violated the terms and provisions of, the immigration Laws and has made available to Buyer prior to the Closing Date such employees’ Forms I-9 (Employment Eligibility Verification Forms) and all other records, documents or other papers which are retained with the Forms I-9 by the Company or its Subsidiaries pursuant to the immigration Laws. Neither the Company nor its Subsidiaries have ever been the subject of any inspection or investigation relating to its material compliance with or material violation of the immigration Laws, nor has the Company or its Subsidiaries been warned, fined or otherwise penalized by reason of any failure to comply in all material respects with the immigration Laws, nor is any such proceeding pending or, to the knowledge of the Company, threatened. Neither the Company nor its Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the federal Worker Adjustment and Retraining Notification Act or any similar state Law. Except as set forth on Schedule 2.20, neither the Company nor its Subsidiaries are party to nor bound by any Contract or other agreement with any labor union representing their employees or collective bargaining agreement and, to the knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees.

2.21      Customers and Suppliers

Schedule 2.21 sets forth a complete and accurate list of the ten (10) largest customers and ten (10) largest suppliers of the Company and its Subsidiaries (on a consolidated basis) for the twelve-month period ended December 31, 2006; and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received a written notice from any of such customers or suppliers stating the intention of such Person to (i) cease doing business with the Company or its Subsidiaries or (ii) change, in a manner materially adverse to the Company, the relationship of such Person with the Company or its Subsidiaries, either as a result of the transactions contemplated hereby or otherwise.

2.22      Product and Service Warranties

Except for limited product warranties given in the Ordinary Course of Business as generally described on Schedule 2.22 or as otherwise set forth on Schedule 2.22, neither the Company nor any of its Subsidiaries make any express warranty or guaranty as to goods sold or services provided by it, and there is no pending or, to the knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty.

2.23      Inventory

The inventory of the Company and its Subsidiaries (a) is sufficient for the operation of their respective operations in the Ordinary Course of Business, (b) consists of items that are good and merchantable within normal trade tolerances, (c) is of a quality and quantity presently usable or saleable in the Ordinary Course of Business of such operations (subject to applicable reserves), (d) is valued on the applicable books and records of the Company and its Subsidiaries at the lower of cost or market with the cost determined under the first-in, first-out inventory valuation method consistent with past practice and (e) is subject to reserves determined in accordance with GAAP consistently applied. No previously sold inventory is subject to returns in excess of those historically experienced by the Company and its Subsidiaries.

2.24      Notes Receivable

All notes receivable of the Company and any of its Subsidiaries owing by any director or officer thereof to the Company or any of its Subsidiaries have been paid in full prior to the date hereof or shall have been paid in full prior to the Closing Date.

2.25      Rebates

Except as set forth on Schedule 2.25, neither the Company nor any of its Subsidiaries has entered into, or offered to enter into, any agreement, contract, commitment, mark down, buy-in, co-op or other arrangement (whether written or oral) pursuant to which the Company or any of its Subsidiaries is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements, in each case, in excess of $100,000 to any single customer on a per annum basis.

2.26      Joint Ventures

(a)        Schedule 2.26 lists each Organizational Document of each Joint Venture. Schedule 2.26 also sets forth the names of all members, stockholders or other holders of equity interests in each Joint Venture, and all ratios, percentages, proportions and any other indications of interest, right or obligation assigned, attributed or calculated with respect to each such Person with respect to each Joint Venture, which ratios, percentages, proportions and other indications are used or may be used for the purpose of making any allocation or distribution to, or sharing any profits with, or which ratios, percentages, proportions and other indications otherwise relate to any obligation or liability of, any such member or stockholder under such Joint Venture’s Organizational Documents or JV Financing Documents.

(b)        Except as contemplated by the SPLLC JV Buyout Agreements, no member or stockholder of any Joint Venture has exercised under any Organizational Document of such Joint Venture, or has provided notice of its intent to so exercise, and no event has occurred which has triggered under any such Organizational Document, any put right, call right, right of first refusal, right of first offer, buy-sell right, right of redemption or repurchase, deemed offer to buy or sell or any similar right or offer with respect to any equity, membership or other interest in such Joint Venture.

(c)        There are no loans, capital contributions or payments of any kind required to be made to any Joint Venture by the Company or any of its Subsidiaries pursuant to such Joint Venture’s Organizational Documents, which loans, capital contributions or payments have not been made as required thereunder, and there are no outstanding calls, requests or demands for, or any agreement by the Company or any of its Subsidiaries to make, any such loans, capital contributions or payments to any Joint Venture which have not been made.

(d)        Neither the Company nor any of its Subsidiaries has taken any action, or failed to take any action, which has conflicted with, caused or resulted in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or resulted in the creation or acceleration of rights of any Person under any provision of, or resulted in the loss of any benefit to the Company or any of its Subsidiaries under, or created in any party the right to terminate, modify or cancel the Organizational Documents or Financing Documents of any Joint Venture.

ARTICLE II A.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

As a further inducement to Buyer to enter into this Agreement, each Stockholder hereby makes, severally and not jointly, as of the date hereof and as of the Closing Date, the following representations and warranties to, and agreements with, Buyer with respect to the shares of Company Common Stock (the “Shares”) listed next to such Stockholder on Schedule 2.2(b) hereto:

2A.1    Title to Shares; Residence

Such Stockholder owns the Shares beneficially and of record and has good title to the Shares, free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions of every kind and nature (together, “Claims”) other than Claims created under the Stockholders’ Agreement that will not survive the Closing and, in the case of the Lynne Grossman Family 2007 GST Trust, any Claims created pursuant to that certain Security Agreement dated February 26, 2007 between Lynne Grossman and the Lynne Grossman Family 2007 GST Trust (the “Security Agreement”), which Claims will not survive the Closing. With the exception of the Stockholders’ Agreement and the Security Agreement, each of which shall be terminated as of the Effective Time (pursuant to, in the case of the Stockholders’ Agreement, Section 5.19 hereof), such Stockholder is not a party to (i) any option, warrant, purchase right or other contract or commitment that could require such Stockholder to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement) nor (ii) any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company. Such Stockholder hereby confirms its percentage ownership of the Company as set forth on Schedule 2.2(b). Such Stockholder is a resident of the state indicated on Schedule 2A.1.

2A.2    Stockholders’ Authority to Execute and Perform Agreement.

   (a)        Such Stockholder has the requisite power and all authority required by Law to enter into this Agreement and the other documents and instruments contemplated hereby and to perform its obligations hereunder and thereunder. Such Stockholder has duly executed and delivered this Agreement and the other documents and instruments contemplated hereby to which it is a party, and this Agreement and such other documents and instruments constitute the legal, valid and binding obligations of said Stockholder enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, including concepts of materiality, reasonableness, good faith and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at Law.

   (b)        Except as set forth on Schedule 2.3(c), neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other documents and instruments in compliance with the terms and conditions hereof and thereof by, in each case, such Stockholder (i) conflicts with or results in any violation of any Law applicable to said Stockholder or to the Shares of said Stockholder, (ii) requires any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other Person, (iii) violates, conflicts with or results in a breach, default or termination (or gives rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any mortgage, indenture, note, lease, license, agreement or other instrument or obligation to which said Stockholder is a party or by which said Stockholder or its Shares is bound, or (iv) results in the creation of any Claim of any kind or nature on, or with respect to its Shares.

2A.3    Stockholder Brokers

Except for fees payable to the Financial Advisor that are included in the Transaction Expenses, such Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.

2A.4     No Appraisal Rights

Upon the delivery of the Stockholder Consent to the Company as contemplated by Section 8.1(f), such Stockholder, if such Stockholder has executed the Stockholder Consent, shall not be entitled to assert or exercise any appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger.

ARTICLE II B.

REPRESENTATIONS AND WARRANTIES OF HILL

As a further inducement to Buyer to enter into this Agreement, Hill hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to, and agreements with, Buyer with respect to the Hill SPA and the Hill Gross-Up Payment:

2B.1     Rights in Hill SPA and Hill-Gross-Up Payment; Residence

Hill holds all right, title and interest in and to the Hill Gross-Up Payment and the Hill Trust holds any and all other rights to payment of any amounts under or pursuant to the Hill SPA, in each case free and clear of all Claims. Hill is a resident of the State of New York.

2B.2     Hill’s Authority to Execute and Perform Agreement

(a)        Hill has the requisite power and all authority required by Law to enter into this Agreement and the other documents and instruments contemplated hereby and to perform his obligations hereunder and thereunder. Hill has duly executed and delivered this Agreement and the other documents and instruments contemplated hereby to which he is a party, and this Agreement and such other documents and instruments constitute the legal, valid and binding obligations of Hill enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, including concepts of materiality, reasonableness, good faith and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at Law.

(b)        Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other documents and instruments in compliance with the terms and conditions hereof and thereof by Hill will (i) conflict with or result in any violation of any Law applicable to Hill, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other Person, (iii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any mortgage, indenture, note, lease, license, agreement or other instrument or obligation to which Hill is a party or by which Hill is bound, or (iv) result in the creation of any Claim of any kind or nature on, or with respect to the Hill SPA or the Hill Gross-Up Payment.

2B.3      Brokers

Hill has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby represent and warrant to the Company and the Stockholders, as of the date hereof and as of the Closing Date, as follows:

3.1        Organization, Corporate Existence and Qualification

Each of Buyer and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation and has all corporate powers and all material government licenses, authorizations, permits, consents and approvals required to own, lease or operate its Assets and properties as they are now being owned, leased and operated and to carry on the business of each as now conducted. Each of Buyer and Merger Sub has heretofore delivered to the Company true and complete copies of its certificate of incorporation and bylaws as currently in effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to complete the transactions contemplated hereby.

3.2        Authority; Required Filings

(a)        Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance by each of Buyer and Merger Sub of its respective obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub, except for the required approval by the sole stockholder of Merger Sub as provided in Section 4.2(b) and no other corporate proceedings are necessary.

(b)        This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and (assuming this Agreement constitutes the valid and binding agreement of the Company and the Stockholders) constitutes a valid and binding obligation of each of Buyer and Merger Sub, enforceable against each in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject to general principles of equity, including concepts of materiality, reasonableness, good faith and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at Law.

(c)        No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to either of Buyer or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger or other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) compliance with any applicable requirements under the Exchange Act and any other applicable United States state or federal securities laws; (iii) compliance with the applicable requirements of the HSR Act; (iv) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, would not result in a Material Adverse Effect on either of Buyer or Merger Sub, as applicable and (v) any such action or filing as to which the failure to make or obtain would not have a Material Adverse Effect.

3.3        Non-Contravention

The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (a) violate, contravene, breach or conflict with the certificate or articles of incorporation and bylaws of Buyer or Merger Sub; (b) subject to compliance with the government filings and other matters referred to in Section 3.2(c) hereof, violate, contravene, breach or conflict with or constitute a violation of any Law applicable to any of Buyer or Merger Sub; (c) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or require the consent of or notification to any party under any Contract to which Buyer or Merger Sub is a party or by which Buyer’s or Merger Sub’s Assets may be bound; (d) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or other change of any right or obligation of Buyer or Merger Sub or to a loss or diminution of any benefit to which Buyer or Merger Sub is entitled under any provision of any agreement or other instrument binding upon Buyer or Merger Sub; or (e) result in the creation or imposition of any material Lien on any Asset of Buyer or Merger Sub.

3.4        Due Diligence Investigation

Without limiting the rights of Buyer and Merger Sub to rely upon the representations, warranties and covenants of the Company, the Stockholders and Hill set forth in this Agreement and in the documents and agreements to be delivered to Buyer at or prior to Closing in accordance herewith, Buyer hereby acknowledges that it has had an opportunity to discuss the Business, management, operations and finances of the Company with the Company’s officers, directors, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Company. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied upon the representations, warranties and covenants of the Company, the Stockholders and Hill set forth in this Agreement and in the documents and agreements delivered by the Company, the Stockholders and Hill to Buyer at or prior to Closing pursuant hereto, and has not relied upon any other information provided by, for or on behalf of the Company, the Stockholders or Hill, or by their respective agents or representatives, to Buyer in connection with the transactions contemplated by this Agreement.

3.5        Brokers

Except as set forth in Schedule 3.5, no broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of Buyer or Merger Sub, and no such Person is entitled to any fee or commission based on the successful consummation of the Merger, except as set forth on Schedule 3.5, which fees and expenses will be paid by Buyer.

3.6        Litigation

There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer or Merger Sub before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

3.7        Availability of Funds

Exhibit D to this Agreement sets forth true, complete and correct copies of an executed debt financing commitment letter and related term sheets (as the same may be amended with the prior written consent of the Stockholders’ Representative to the extent required by the terms of Section 5.21, the “Commitment Letter”) pursuant to which certain lenders party thereto have committed, subject to the terms and conditions thereof, to provide (or cause to be provided) to Buyer the loans or other indebtedness in the amounts set forth therein (the “Financing”). The proceeds of the Financing may be used to consummate the Merger and the other transactions contemplated hereby. The Commitment Letter, in the form attached hereto, is in full force and effect and is a legal, valid and binding obligation of Buyer and the other parties thereto. The Commitment Letter has not been amended, supplemented or otherwise modified in any respect, except to the extent such amendment, supplement or other modification is not prohibited by the terms of Section 5.21, and the commitments thereunder have not been withdrawn or terminated. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Commitment Letter, and Buyer has no reason to believe that it will not be able to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates set forth in the Commitment Letter on or before the Closing Date, or that any portion of the Financing to be made thereunder will otherwise not be available to Buyer on a timely basis to consummate the Merger and the other transactions contemplated hereby. The aggregate proceeds from the Financing (net of any original issue discount or underwriting discount or premium), when funded to Buyer, will be sufficient to consummate the Merger and the other transactions contemplated hereby upon the terms contemplated hereby, including the payment by Buyer of the Merger Consideration, any fees and expenses payable by Buyer and any related refinancing of indebtedness of Buyer, its Affiliates, the Company and its Subsidiaries. Except for those fees and expenses already paid, there are no commitment fees or other fees required by the Commitment Letter to be paid by Buyer or its Affiliates (x) on or prior to the date of this Agreement or (y) after the date hereof and prior to the earlier of the Closing Date or the termination of this Agreement. The Commitment Letter contains all of the conditions precedent to the obligations of the lenders thereunder to make the Financing available to Buyer on the terms therein (as such terms may be altered in accordance with the “market flex” provisions set forth in the fee letter executed in connection with the Financing (“Flex”)), and there are no conditions precedent to the availability of the Financing not contained in the Commitment Letter, nor any side letters or other agreements, written or oral, relating to the Financing (other than the engagement letter and the fee letter).

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.1        Conduct of Business Pending the Merger

(a)        The Company covenants and agrees that, between the date hereof and the earlier to occur of the Effective Time or such earlier time as this Agreement is terminated in accordance with Article VIII (such period being hereinafter referred to as the “Interim Period”), except as set forth on Schedule 4.1(a) or expressly required by this Agreement or unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company and each of its Subsidiaries: (i) shall conduct their Businesses only in the Ordinary Course of Business; (ii) shall use commercially reasonable efforts consistent in all material respects with past practice and policies to maintain the Assets and properties of the Company and its Subsidiaries in their current condition, normal wear and tear excepted; and (iii) shall use their commercially reasonable efforts to preserve intact their business organizations, properties and Assets, keep available the services of their executive officers and key employees, and maintain satisfactory relationships with material licensors, suppliers, contractors, distributors, customers and others having material business relationships with them.

(b)        Without limiting the foregoing, except as set forth on Schedule 4.1(a), or as expressly permitted or required by this Agreement, neither the Company nor any of its Subsidiaries shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

    (i)        amend its certificate of incorporation, bylaws or other equivalent Organizational Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

    (ii)       issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or any of its Subsidiaries;

    (iii)      redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company;

    (iv)      sell, transfer or dispose of any Assets other than in the Ordinary Course of Business, except for dividends or distributions of the Company’s Cash and Cash Equivalents prior to the Measurement Time;

    (v)       acquire, form or invest in (by merger, consolidation, acquisition of stock or Assets or otherwise), or make any further capital contribution or commitment or loan to, any corporation, limited liability company, partnership, joint venture or other business organization or division thereof other than its wholly-owned Subsidiaries;

    (vi)      incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, except in the Ordinary Course of Business or borrowings under the Company’s revolving credit facility as may be necessary to provide financing necessary to complete the transactions contemplated by and pursuant to the terms of the SPLLC JV Buyout Agreements;

    (vii)     except as required to comply with any applicable Law or any contract, agreement or Plan in effect on the date of this Agreement and described on Schedule 2.11(a) or Schedule 2.20: amend any Plan in any material respect or establish any new arrangement that would (if it were in effect on the date hereof) constitute a Plan, nor shall the Company or its Subsidiaries take any action to increase the rate of compensation of its employees or officers, other than in the Ordinary Course of Business (including ordinary renewals of health and welfare benefit plans);

    (viii)    make any material change to its accounting procedures or practices, except as required by GAAP or applicable Law;

    (ix)      create, incur, suffer to exist or assume any Lien, other than Permitted Liens, on any of its material Assets, except in the Ordinary Course of Business;

    (x)       other than in the Ordinary Course of Business or as set forth on Schedule 4.1(a): (A) modify, amend or transfer in any material respect or terminate any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder; or (B) enter into any lease with respect to real property;

    (xi)      change any material method of Tax accounting, make any new, or change any existing, material Tax election or settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund or revoke (or cause or permit the termination of) the Company’s election to be treated as an S corporation within the meaning of Code Sections 1361 and 1362;

    (xii)     pay, discharge, satisfy or settle any litigation or waive, assign or release any rights or claims with respect thereto, other than settlements that (A) involve only the payment of money by the Company or any of its Subsidiaries and

(B) do not impose any material restrictions on the conduct of the Business of the Company or any of its Subsidiaries;

    (xiii)     purchase or commit to purchase fixed Assets (other than real property) with an aggregate value exceeding $500,000; or

    (xiv)     authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

(c)        Notwithstanding anything in this Agreement to the contrary other than as set forth in Section 4.1(e), the Subsidiaries of the Company shall not be prohibited from: (i) declaring and paying dividends or other distributions on or in respect of their capital stock; (ii) making loans or advances to, or paying debt or other obligations owed to, the Company or any other wholly-owned Subsidiary of the Company; or (iii) transferring property or Assets to the Company or any wholly-owned Subsidiary of the Company.

(d)        Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries shall not be prohibited from closing the transactions contemplated by and pursuant to the terms of, in all material respects, the SPLLC JV Buyout Agreements.

(e)        Neither the Company nor any of its Subsidiaries shall, during the period between the Measurement Time and the Effective Time, directly or indirectly, do any of the following without Buyer’s prior written consent:

    (i)         make any transfer, payment or distribution to or for the benefit of, or enter into any transaction with or as an accommodation to or for, any Stockholder or any Affiliate of any Stockholder (other than the Company and its Subsidiaries);

    (ii)        incur or increase the amount of any Debt except borrowings under the Company’s revolving credit facility in the Ordinary Course of Business or to provide financing necessary to complete the transactions contemplated by and pursuant to the terms of the SPLLC JV Buyout Agreements;

    (iii)       use the Sinking Fund Cash other than as contemplated by the indentures governing the SPLLC Notes;

    (iv)       use the Restricted Cash other than in the Ordinary Course of Business of SPLLC; or

    (v)        reduce the amount of the SPLLC JV Buyout Distributions or DSR Fund Cash below the individual amounts thereof as of the Measurement Time.

4.2        Stockholder Approval.

(a)        As provided in Section 8.1(f), the Company shall provide evidence reasonably satisfactory to Buyer that Stockholders holding at least a majority of the shares of Company Common Stock entitled to vote on the approval of the Merger have irrevocably adopted and approved this Agreement and the transactions contemplated hereby by executing and delivering to the Company the Stockholder Consent, in accordance with the DGCL, and the Company’s Certificate of Incorporation and Bylaws.

(b)        Promptly following the execution and delivery of this Agreement by all of the Parties hereto, Merger Sub shall provide evidence reasonably satisfactory to the Company that Buyer, the sole stockholder of Merger Sub, has irrevocably adopted and approved this Agreement and the transactions contemplated hereby by written consent, in accordance with the DGCL, and Merger Sub’s Certificate of Incorporation and Bylaws.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1        Access to Information; Confidentiality

(a)        Subject to applicable Laws relating to access to and the exchange of information: (i) the Company shall, and shall cause its Subsidiaries to, afford to Buyer and its representatives reasonable access during normal business hours and on reasonable advance notice to the Company’s and its Subsidiaries’ properties, books, records and representatives; and (ii) provided that such access does not unreasonably interfere with the conduct of Business of the Company or its Subsidiaries, the Company shall furnish (or otherwise make available) promptly to Buyer, all information concerning its and its Subsidiaries’ Business, properties, Liabilities and personnel as Buyer may reasonably request for the purposes referred to above, other than any personnel information protected by applicable privacy Laws.

(b)        No investigation by Buyer or its representatives shall affect any representations, warranties, covenants or agreements of the Company or the Stockholders set forth herein or the conditions to the obligations of the Parties hereto.

(c)        All information obtained by either Buyer or Merger Sub pursuant hereto shall be kept confidential in accordance with the confidentiality agreement, dated as of October 4, 2007, between Buyer and the Company (the “Confidentiality Agreement”); provided, however, that (i) the Confidentiality Agreement shall terminate at the Effective Time; (ii) paragraph (7) of the Confidentiality Agreement is of no further force or effect; and (iii) paragraph (14) of the Confidentiality Agreement shall have no application to disputes arising out of this Agreement (each of which shall be governed by Section 9.9 hereof).

(d)        Following the Closing, Buyer, the Surviving Corporation and each of its Subsidiaries will afford promptly to the CSE Holders and their agents reasonable access to the properties, books, records, employees and auditors of the Surviving Corporation and its Subsidiaries to the extent necessary to permit such CSE Holders to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date or any taxable period beginning on or before the Closing Date; provided that any such access by such CSE Holders does not unreasonably interfere with the conduct of the business of the Surviving Corporation or Buyer.

5.2        Further Assurances

(a)        Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and making all necessary registrations and filings (including filings with Governmental Authorities) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; (ii) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (iii) make any additional filings required by any applicable Competition Law (as defined below) and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, as promptly as practicable; (iv) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (v) keep the other Parties informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any legal, administrative, arbitral or other proceeding by a private party, in each case regarding the Merger; (vi) permit the other Parties to review in advance any communication intended to be given by it to, and consult with the other Parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other Parties the opportunity to attend and participate in such meetings and conferences; (vii) take all action necessary to ensure that no state takeover statute is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement; and (viii) if any state takeover statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)        In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a), in the event that any legal, administrative, arbitral or other proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or in the event that any Governmental Authority shall otherwise object to any of the transactions contemplated by this Agreement, the Parties shall cooperate with each other and use their respective commercially reasonable efforts to: (i) vigorously defend, contest and resist any such proceeding; (ii) have vacated, lifted, reversed or overturned any injunction, order, judgment, ruling or decree, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement; and (iii) resolve any such objections. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to agree to any prohibition, limitation or other requirement that would (i) prohibit or limit the ownership or operation by Buyer or any of its Affiliates of any portion of the business, operations or Assets of Buyer or any of its Affiliates (including, after the Effective Time, the Company), (ii) compel Buyer or any of its Affiliates (including, after the Effective Time, the Company) to dispose of or hold separate any portion of the business, operations or Assets of Buyer or any of its Affiliates, (iii) impose limitations (other than routine reporting requirements) on the ability of Buyer to acquire or hold, or exercise full rights of ownership of, the Shares, or (iv) prohibit or limit the ownership or operation by Buyer of any of the Assets, properties or businesses to be acquired by Buyer pursuant hereto. In addition, no Party shall voluntarily extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority to delay or not to consummate the Merger or any of the other transactions contemplated by this Agreement except with the prior written consent of the other Parties hereto.

(c)        For purposes hereof, “Competition Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(d)        The Company shall use its commercially reasonable efforts to (i) give (or shall cause its Subsidiaries to give) the notices to third parties, and (ii) obtain (or cause its Subsidiaries to obtain) any third party consents (A) necessary to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule, including the Required Consents, or (C) required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time as a result of the transactions contemplated by this Agreement.

(e)        The Company shall use commercially reasonable efforts to consummate the SPLLC JV Buyout Agreements.

5.3        Employee Benefit Matters

(a)        Except as generally described on Schedule 5.3, Buyer agrees that individuals who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall remain employees of the Surviving Corporation or one of its Subsidiaries upon the Effective Time (each such employee, a “Continuing Employee”).

(b)        With respect to any Plan that is a defined contribution plan and intended to be qualified under Section 401(a) of the Code, if Buyer reasonably determines that, as of the Closing, there was any material error or omission in the operation of such Plan or other circumstance that could reasonably result in the loss of the Plan’s tax qualification (a “Qualification Defect”), then Buyer and the Company shall take reasonable action to correct the Qualification Defect, which may include action under the Internal Revenue Service Employee Plans Compliance Resolution System (“EPCRS”) or any successor correction program. Prior to effecting any such correction as to which Buyer Indemnified Parties shall seek indemnification pursuant to Section 7.1(j), Buyer shall provide written notice to the Stockholders’ Representative, together with an explanation of the Qualification Defect and a description of the proposed correction, and shall not take any material action with respect to the design or effectuation of the correction without obtaining the Stockholders’ Representative’s prior written consent, which consent shall not be unreasonably withheld.

(c)        With respect to each employee benefit plan of Buyer, or any Affiliate of such Person (“Buyer Plan”), in which Continuing Employees subsequently participate, for purposes of determining vesting and eligibility for benefits, and for severance benefits and vacation only, for purposes of benefit accrual, service with the Company and its Subsidiaries (or predecessor employers thereof to the extent the plans of the Company provide past service credit) shall be treated as service with the Person providing such Buyer Plan; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the corresponding Plan of the Company or its Subsidiaries. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Buyer Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan of the Company or its Subsidiaries. Continuing Employees shall be given credit for amounts paid under a corresponding benefit plan of the Company or its Subsidiaries during the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of Buyer Plan for the plan year in which the Effective Time occurs.

(d)        Subject to the modification of existing employment agreements as contemplated by Section 6.2(g), the Surviving Corporation hereby agrees to assume and perform the obligations of the Company and any of its Subsidiaries under each employment agreement with any current employee. Notwithstanding the foregoing, nothing contained in this Section 5.3 shall be deemed to be a commitment of the Surviving Corporation or any of its Subsidiaries to employ any Continuing Employee for any period of time after the Effective Time, and this Section 5.3 shall not be construed to limit the ability of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Continuing Employee at any time after the Effective Time, subject to the terms of any employment agreement with such Continuing Employee. Buyer shall, or shall cause the Surviving Corporation (or any successor thereto or affiliate thereof), to pay the Kasun Amount and the van der Kloet Amount when due and payable pursuant to the terms thereof.

(e)        Nothing in this Section 5.3 shall create any third party beneficiary right in any Person other than the Parties, including any current or former Continuing Employee, any participant in any Plan or Buyer Plan, or any dependent or beneficiary thereof, or any right to continued employment with the Surviving Corporation, Buyer, Merger Sub or any of their respective Affiliates. Nothing in this Section 5.3 shall constitute an amendment to any Plan, Buyer Plan or any other plan or arrangement covering Continuing Employees. The Company and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 5.3.

5.4        Notification of Certain Matters

(a)        The Company and the CSE Holders shall give prompt notice to Buyer and Buyer shall give prompt notice to the Company and the CSE Holders, in each case after obtaining knowledge thereof, of the occurrence or non-occurrence of (i) any event the occurrence or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect) and (ii) any failure of any Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that (x) the breach by any Party hereto of the covenant set forth in the immediately preceding clause (i) shall not permit any other Party hereto to refuse to consummate the transactions contemplated by this Agreement unless the failure of the applicable representation or warranty to be true and correct would result in the condition set forth in Section 6.2(a) or Section 6.3(a), as applicable, not being satisfied as of the Closing Date and (y) the delivery of any notice pursuant to this Section 5.4(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b)        Each Party shall give prompt notice to the other Parties of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation relating to or involving or otherwise affecting the Company or any of its Subsidiaries, on the one hand, or Buyer or Merger Sub, on the other hand, that relates to the Merger or other transactions contemplated by this Agreement; and (iv) any change that is likely to impair in any material respect the ability of any Party to consummate the transactions contemplated by this Agreement.

5.5        Public Announcements

Prior to the Closing Date, Buyer or Merger Sub on the one hand, and the Company, on the other hand, shall not, and shall cause their respective Subsidiaries and Affiliates not to, issue or cause the publication of any other press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the consent of the other, except (i) where such release or announcement is required by applicable Law or regulatory requirement (including rules promulgated under the Exchange Act) and/or the New York Stock Exchange, provided that the Party required to make such release or announcement shall, when practicable, so advise the other Party in advance of such release or announcement and shall provide the other Party the reasonable opportunity to comment on such release or announcement and (ii) Buyer shall be permitted to issue a press release, in form and substance reasonably satisfactory to the Company, regarding the execution of this Agreement and shall be entitled to make reference to this Agreement (and to file a copy of this Agreement) in its periodic reports filed with the Securities and Exchange Commission pursuant to the Exchange Act.

5.6        Indemnification of Directors and Officers

The officers, directors and employees of the Company and its Subsidiaries shall have such rights to indemnification as are provided for pursuant to the applicable Organizational Documents or other agreements as are in existence and effect immediately prior to the Effective Time with respect to all matters giving rise to indemnification that occurs prior to the Effective Time. This Agreement, however, does not impose any restriction upon the Company’s or any Subsidiary’s right to modify such indemnification rights with respect to matters arising subsequent to the Effective Time.

5.7        Transaction Expenses; New York Transfer Taxes

(a)        At least two (2) Business Days prior to the Closing Date, the Company shall provide to Buyer a true and complete written report setting forth an itemized list of any and all Transaction Expenses incurred or otherwise payable by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby which, in each case, have not been or will not be paid as of the Closing Date, together with invoices or other evidence reasonably satisfactory to Buyer from Persons to whom such Transaction Expenses are or will be owed (the “Transaction Expense Statement”). Expenses set forth in the Transaction Expense Statement shall be paid promptly following the Closing by the Surviving Corporation.

(b)        The Parties agree that (i) the value of the real property or interest therein of the Company and its Subsidiaries that is located in New York to be reported on the respective Transfer Tax filings related thereto (Forms TP-584) to be filed by Buyer and the Stockholders shall be in the total amount of $78,942,000, which shall be allocated to the respective New York real properties or interests therein as set forth on Schedule 5.7(b), and (ii) the total Transfer Tax in the amount of $315,768 reported on and due pursuant to such filings shall constitute Transaction Expenses. The Parties further agree to mutually cooperate in preparing and having executed at the Closing all such Transfer Tax filings as required by applicable Law consistent with the value allocations set forth on Schedule 5.7(b).

5.8        Assistance with Financing

(a)        The Company shall provide, and shall cause its Subsidiaries to provide, reasonable cooperation that is necessary, proper or advisable in connection with Buyer’s arrangement of the Financing as contemplated by the Commitment Letter or any alternative financing in connection with the transactions contemplated by Section 3.7 as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing Business of the Company or its Subsidiaries or any of their Affiliates, cause the breach of any agreement to which the Company or its Subsidiaries or any of their Affiliates is a party or involve any binding commitment by the Company or its Subsidiaries or any of their Affiliates), including using reasonable commercial efforts to assist Buyer with:

    (i)        the preparation by Buyer of an information package;

    (ii)       participating in the presentation by Buyer of such information package and related matters to prospective lenders, including by facilitating direct contact between the Company’s senior management and prospective lenders;

    (iii)      providing Buyer at least three (3) days prior to the Effective Time with estimated outstanding balances, penalties, fees, per diems and related costs as may be required by Buyer to effect the payment of any outstanding Debt that is required by this Agreement or the Financing to be repaid at the Effective Time;

    (iv)      the preparation by Buyer of an offering memorandum or private placement memorandum suitable for use in a customary “road show” for an offering of high-yield debt securities by the Buyer and the participation of the senior management of the Company and its Subsidiaries and representatives with Buyer in any such road show; and

    (v)       the rating agency process.

Nothing in this Section 5.8(a) shall be construed as requiring the Company or its Subsidiaries to prepare financial statements other than the Company Financial Statements. Buyer shall be responsible for all out-of-pocket fees and expenses related to the Financing contemplated hereby. Accordingly, notwithstanding anything to the contrary in Section 5.7 hereof, Buyer shall reimburse the CSE Holders, including by way of payment of Transaction Expenses in accordance with Section 1.9, for all reasonable out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation, including without limitation the preparation of the all Company Financial Statements delivered to Buyer pursuant to this Agreement other than audited financial statements for fiscal years prior to and including 2006.

(b)        In no event shall the Company or its Subsidiaries be required to pay any commitment or similar fee or incur any Liability in connection with the Financing prior to the Closing. Buyer also agrees to indemnify and hold harmless the Company and its Subsidiaries, and their respective Affiliates and each of their representatives, from and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith.

5.9        Tax Matters

(a)        Buyer shall, at its own expense, prepare and timely file or cause to be prepared and timely filed any Return of the Company and its Subsidiaries that is filed after the Closing Date. At least sixty (60) calendar days prior to the filing date, Buyer shall deliver to the Stockholders’ Representative a copy of any such Return if any CSE Holder would be responsible for the Taxes shown on the Return (including pursuant to an indemnification obligation hereunder) or for the Taxes resulting from transactions reported on the Return. If the Stockholders’ Representative disagrees with any aspect of the Return, the Stockholders’ Representative shall deliver a written notice to Buyer setting forth in reasonable detail the grounds for its disagreement, and such disagreement shall be resolved using the same procedures as provided in Section 1.18(e).

(b)        The Stockholders’ Representative and Buyer (and its Affiliates) shall reasonably cooperate, in preparing and filing all Returns and in resolving all disputes and audits with respect to Taxes. Such cooperation shall include, in the case of Buyer, maintaining and making available to the Stockholders’ Representative all relevant records relating to Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided pursuant to this Section 5.9, to testify at any proceedings relating to Taxes and to execute any Returns. Buyer shall (i) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period ending on or before the Closing Date until the applicable statute of limitations (including any extensions) has expired; (ii) abide by all record retention agreements entered into with any Governmental Authority; and (iii) allow the Stockholders’ Representative, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the Stockholders’ Representative may reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at the Stockholders’ Representative’s expense.

(c)        In the event a Governmental Authority makes any claim (i) relating to Taxes of the Company or its Subsidiaries with respect to Tax periods ending on or before the Closing Date or (ii) for which any CSE Holder might be liable under this Agreement, Buyer or the Company shall promptly, following receipt of such Tax claim, give written notice of such claim to the Stockholders’ Representative, together with copies of all notices and communications relating to such claim.

(d)        The Stockholders’ Representative shall have the right to control all proceedings at the Stockholders’ Representative’s expense and may make all decisions with respect to any Tax claim relating to a Tax period ending on or before the Closing Date or if such proceeding could result in an indemnification obligation by a CSE Holder under this Agreement; provided, however, that if the terms of such settlement would have any material adverse impact on the Company, any of its Subsidiaries or Buyer (including any material increase in any indemnification payment or other Liability for which the Company, any of its Subsidiaries or Buyer is responsible) after taking into account any indemnification payment that Buyer is entitled to receive from the CSE Holders under this Agreement, then the Stockholders’ Representative shall not settle or compromise such claim without Buyer’s consent, not to be unreasonably delayed or withheld.

(e)        Buyer and its Affiliates may not amend any income Return of the Company and its Subsidiaries relating to Tax periods ending on or before the Closing Date, or any other Return of the Company and its Subsidiaries if such amendment could increase (including pursuant to this Agreement) the Liability of any CSE Holder, in each case, without the prior written consent of the Stockholders’ Representative, which shall not be unreasonably withheld.

(f)        If Buyer so elects and provides notice thereof to the Stockholders no later than November 15, 2008 (or such earlier date as is required by Law), each of the Parties shall take all steps necessary to make a timely, effective and irrevocable election pursuant to Section 338(h)(10) of the Code (and, if permissible, under comparable provisions of any applicable state Tax Laws) with respect to the acquisition by Buyer of the Company Common Stock to treat such purchase and sale as a deemed sale of Assets for federal income Tax and applicable state income Tax purposes (collectively, the “Section 338(h)(10) Election”), and in connection therewith:

    (i)        Buyer, the Stockholders and their respective Affiliates shall report the transactions consistently with the Allocation and the Section 338(h)(10) Election;

    (ii)       at the Closing, the Stockholders shall execute and deliver to Buyer any and all forms necessary to effectuate the Section 338(h)(10) Election (including Internal Revenue Service Form 8023 and any similar forms under applicable state income Tax Laws) (collectively, the “Section 338 Forms”); and

    (iii)     Buyer, on the one hand, and the Stockholders, on the other hand, each agree not to take any action to revoke the Section 338(h)(10) Election following the filing of the Section 338 Forms without the consent of the other unless required to do so pursuant to a final determination by any Governmental Authority.

Buyer shall not file with any Governmental Authority any Tax form, statement or election with respect to the Section 338(h)(10) Election unless and until Buyer provides notice of such election to the Stockholders and makes all payments required by Section 1.19(b).

(g)        Notwithstanding anything to the contrary in this Agreement, Buyer shall pay and shall indemnify and hold harmless the CSE Holders for all Buyer Transfer Taxes.

(h)        For purposes of calculating the Tax liability of the Company or any of its Subsidiaries for any period including but not ending on the Closing Date, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of Taxes other than income, sales and use and withholding Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and (ii) in the case of income, sales and use and withholding Taxes, determined from the books and records of the Company and its Subsidiaries as though the taxable year of the Company and its Subsidiaries terminated at the close of business on the Closing Date.

(i)        Any Tax refunds or amounts credited against Taxes in lieu of such Tax refunds that are received by Buyer, the Company or its Subsidiaries relating to Taxes of the Company or any of its Subsidiaries for any Tax period (or portion thereof) ending on or before the Closing Date or for which any CSE Holder is or was responsible or liable (including pursuant to this Agreement) (other than any such refund or credit taken into account in determining Actual Net Working Capital) shall be for the account of the CSE Holders, and Buyer shall pay over to the CSE Holders directly, in accordance with their respective Proportionate Interests, any such

Tax refund or the amount of any such credit within thirty (30) days after receipt thereof or entitlement thereto.

5.10    Confidentiality

(a)        Confidentiality. Each Stockholder shall, and shall cause each of its respective Affiliates to, hold in confidence all Confidential Information and shall not, for a period of three (3) years after the Closing Date, disclose, publish or make use of Confidential Information without the prior written consent of Buyer, unless compelled to disclose any such Confidential Information by applicable Law; provided, however, that to the extent that the Confidential Information constitutes “trade secrets” under applicable Law, then each Stockholder shall, and shall cause its respective Affiliates, not disclose, publish or make use of such information for so long as such information remains a trade secret under applicable Law, unless compelled to disclose any such information by applicable Law.

(b)        Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 5.10 shall be inadequate and Buyer shall be entitled to injunctive relief in addition to any other remedy Buyer might have hereunder.

5.11    Restriction on Other Transactions

Until the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with Section 8.1, neither the Company nor the Stockholders, nor any of their respective Subsidiaries, Affiliates, trustees, advisors, agents or other representatives will, directly or indirectly, (i) solicit, initiate or encourage any inquiry, proposal or offer from any Person or enter into any agreement or accept any offer relating to any (a) reorganization, liquidation, dissolution or recapitalization of the Company or any of its Subsidiaries, (b) merger or consolidation involving the Company or any of its Subsidiaries, (c) purchase or sale of the Assets or capital stock of the Company or any of its Subsidiaries, other than the sale of Inventory in the Ordinary Course of Business, (d) issuance or purchase or sale of any shares of Company Common Stock or any capital stock or other equity interest in the Company or any Subsidiary, other than pursuant to the SPLLC JV Buyout Agreements, or (e) similar transaction or business combination involving the Company or any of its Subsidiaries (the foregoing items (a) through (e) collectively referred to herein as a “Business Sale”); or (ii) discuss, negotiate, authorize, facilitate, or furnish any information with respect to, assist or participate in any effort or attempt by any Person to do or seek to do any of the foregoing. Each of the Stockholders and the Company represents and warrants that (i) it is not party to or bound by any agreement with respect to a Business Sale other than this Agreement, and (ii) it has terminated all discussions with third parties regarding any of the foregoing.

5.12    Financial Statements; Access to Financial Information

(a)        The Company shall furnish to Buyer within forty (40) days after the end of its first 12-week period of fiscal year 2008 a statement of income and expense of the Company and its Subsidiaries for the applicable period and such financial information relating to such statement of income and expense (including information on payables and receivables) as Buyer may reasonably request and which is prepared in the Ordinary Course of Business.

(b)        The Company agrees to provide Buyer and its auditors sufficient access to the Company’s information and personnel to obtain all of the information they reasonably require to obtain (if available) or develop historical and/or proforma financial information regarding the Company and its Subsidiaries so long as doing so does not interfere with the preparation and delivery of the financial information as contemplated in Section 5.12(c) below.

(c)        Promptly following the execution of this Agreement, the Company shall use its commercially reasonable efforts to prepare and deliver to Buyer, on or before February 25, 2008, the following unaudited financial information: (i) a condensed consolidated balance sheet as of September 8, 2007 and condensed consolidated statements of operations and cash flows for the 36 weeks ended September 9, 2006 and September 8, 2007, which shall be presented on a side by side comparative basis, and the combined notes thereto; (ii) a condensed consolidated balance sheet as of December 1, 2007 and a condensed consolidated statement of operations for the 12 weeks ended December 1, 2007; and (iii) a consolidated statement of operations for the 52 weeks ended September 8, 2007.

(d)        The Company shall, in each case specified below, use its commercially reasonable efforts to cause the Company’s independent registered public accounting firm, on or before February 25, 2008 (or, with respect to the letters described in clause (iii) below, at such time after February 29, 2008 as Buyer may request to facilitate its Financing): (i) to perform a review of the Company’s unaudited consolidated financial statements as of September 8, 2007 and for the 36 weeks ended September 8, 2007 and September 9, 2006, in accordance with Statement on Auditing Standards No. 100 (“SAS 100”), (ii) to deliver any consent of such registered public accounting firm required for the inclusion of the Company’s audited consolidated financial statements in or their incorporation by reference into a registration statement filed under the Securities Act of 1933, as amended, and (iii) at the request of Buyer, in connection with its signing of an underwriting agreement or, in the case of a Rule 144A note offering, the note purchase agreement, to furnish to any underwriters or initial purchasers designated by Buyer a letter or letters (in accordance with AU Section 634), addressed to such underwriters or initial purchasers, and in form and substance reasonably satisfactory to them at the time of the execution of such underwriting agreement or note purchase agreement and updated at the closing of the note offering and providing the levels of comfort specified on Schedule 5.12(d) with respect to (x) its audit of the Company’s consolidated financial statements as of December 30, 2006 and December 31, 2005 and for the three years ended December 30, 2006 (or, if after the delivery of the 2007 audited financial statements, with respect to the Company’s consolidated financial statements as of December 29, 2007 and December 30, 2006 and for the three (3) years ended December 29, 2007), (y) the SAS 100 reviews referred to in clause (i) above, and (z) the financial statements delivered pursuant to Section 5.12(c), and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(e)        The Company shall use its commercially reasonable efforts to cause the Company’s independent registered public accounting firm to (i) perform an audit of the consolidated balance sheets of the Company as of December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three fiscal years in the period ended December 29, 2007, and the notes thereto (the “2007 Audited Consolidated Financial Statements”), in accordance with U.S.

generally accepted auditing standards and in a form that complies with Securities and Exchange Commission Rules and Regulations and (ii) deliver to Buyer on or before February 29, 2008 the 2007 Audited Consolidated Financial Statements, together with the audit report of PricewaterhouseCoopers with respect to such financial statements.

5.13        Obligations of Affiliates

Except as contemplated in this Agreement (including in the Company Disclosure Schedule), on or before the Closing Date, the Stockholders shall terminate any ongoing agreements between any of them or their Affiliates, on the one hand, and the Company and any of its Subsidiaries, on the other hand, all without any expense to the Company (or any reduction in the gross Assets reflected on the Company Balance Sheet) so that following the Closing Date neither the Company nor any of its Subsidiaries shall have any obligations of any kind or nature to the Stockholders or their Affiliates except for those specified in this Agreement and the other documents being executed in connection herewith, and all debts and other obligations owed or required to be performed by the Stockholders or their Affiliates to the Company shall be paid or discharged in full.

5.14        Stockholder Release

Effective as of the Closing, each CSE Holder hereby releases and forever discharges the Company and each of its Subsidiaries, from any and all rights, claims, demands, judgments, obligations, Liabilities and damages, whether accrued or unaccrued, asserted or unasserted, fixed or contingent, and whether known or unknown relating to the Company or any of its Subsidiaries (including, with respect to Hill, his rights to additional payments pursuant to the Hill SPA), which ever existed or now exists, by any reason whatsoever, relating to any fact, situation, circumstance, status, event, act, failure to act, or transaction occurring on or prior to the Closing Date; provided, however, that, nothing contained in this Section 5.14 shall be deemed to release the Company or Buyer or any of its Affiliates from any of their respective obligations under this Agreement, the Working Capital Escrow Agreement, the Employment Agreements or in connection with the transactions contemplated hereby or thereby.

5.15        The Company to Cure Title Defects and Facilitate Buyer Title Insurance

   (a)        Buyer has reviewed the preliminary surveys and title commitments for certain of the Owned Real Property, as set forth on Schedule 5.15(a)(1) and except for the items identified on Schedule 5.15(a)(2) with respect to such Owned Real Property, Buyer finds title to such Owned Real Property acceptable to Buyer. The Company acknowledges that Buyer is entering into this Agreement prior to completion of Buyer’s due diligence with respect to title to the remainder of the Owned Real Property not listed on Schedule 5.15(a)(1). Accordingly, the Company covenants and agrees that on or before Closing (i) the Company will pay and cause to be released all Liens on Owned Real Property that are either (A) identified by Buyer on Schedule 5.15(a)(2) as having unacceptable title defects or (B) otherwise are part of the remainder of the Owned Real Property not listed on Schedule 5.15(a)(1) and that are, in each case, judgments, liens or encumbrances in liquidated amounts, other than the Permitted Liens, of which Buyer notifies the Company following Buyer’s completion of its due diligence, and (ii) with respect to all other Liens on Owned Real Property identified other than those referenced under the foregoing clause (i) of this Section 5.15(a) or Permitted Liens, the Company will use (and will cause its Subsidiaries to use) commercially reasonable efforts to satisfy and cure (A) those matters described on Schedule 5.15(a)(2) as having unacceptable title defects or (B) any such other objectionable matters revealed by Buyer’s title and survey due diligence of the Owned Real Property not listed on Schedule 5.15(a)(1) which Buyer acting in a commercially reasonable fashion finds to be objectionable and that are not otherwise Permitted Liens and of which Buyer notifies the Company promptly following Buyer’s identification of the issue. The identification of Liens and title defects as a result of Buyer’s diligence shall not have the effect of modifying or diminishing the Company’s title representations and warranties, except to the extent such Liens and title defects are eliminated prior to Closing.

  (b)        The Company shall cooperate with and use commercially reasonable efforts to assist Buyer in Buyer’s efforts to obtain title insurance policies on the Owned Real Property at Closing, including delivering an owner’s affidavit and such other documents as Buyer’s title company shall reasonably require, to enable such title company to delete the standard exceptions from such title policies and to issue such policies with such endorsements as Buyer or its lender shall reasonably require.

5.16        ISRA Covenants

  (a)        Conduct of ISRA Proceedings.

    (i)        Prior to or after the Closing, with respect to the New Jersey Property, the Company or the CSE Holders shall, at the sole cost and expense of the Company, if prior to the Measurement Time, or at the sole cost and expense of the CSE Holders, if after the Measurement Time, achieve Compliance with ISRA consistent with the terms of this Agreement, including giving the appropriate notice of this transaction as and when required to NJDEP, paying applicable fees and oversight costs to NJDEP, and, if required by NJDEP, posting of financial assurance or a remediation funding source.

    (ii)        Prior to the Closing Date, with respect to the New Jersey Property and the transactions contemplated by this Agreement, the Company shall: (A) achieve Compliance with ISRA; or (B) obtain from NJDEP and execute a Remediation Agreement (as such term is defined under ISRA) permitting the consummation of the transactions contemplated by this Agreement, in which case the CSE Holders (and not the Company) shall prepare and file all documents required by NJDEP to obtain the Remediation Agreement (“RA”), and the CSE Holders shall be the ordered parties on the RA.

    (iii)        If Compliance with ISRA cannot be achieved prior to Closing, the CSE Holders shall, after the Closing, make all filings and take all actions, including Remedial Actions, necessary to achieve Compliance with ISRA. As reasonably requested by the CSE Holders, Buyer and the Company agree to promptly execute such documents prepared by the CSE Holders in connection with the CSE Holders efforts to achieve Compliance with ISRA provided that the form and content of such documents are reasonably satisfactory to the Company.

After the Closing, Buyer shall cause the Company to cooperate with the CSE Holders in the conduct of any required Remedial Actions, including the execution of any required documents and the granting of reasonable access to the New Jersey Property to the CSE Holders and their respective consultants, agents or representatives pursuant to the terms hereof. The CSE Holders shall not be deemed to be in default of this Section 5.16 if Buyer or, after the Closing, the Company are in breach of their obligations under this provision to the extent that Buyer or Company’s breach is the cause of the CSE Holders’ breach.

       (iv)        The Stockholders’ Representative shall promptly provide Buyer with copies of all documents including correspondence, directives, reports, applications, proposals and recommendations submitted by or on behalf of the CSE Holders to, or received by the CSE Holders from, NJDEP in connection with the CSE Holders’ actions to achieve Compliance with ISRA. The CSE Holders shall provide Buyer with a reasonable opportunity of not less than seven (7) Business Days prior to their anticipated submission to the NJDEP (if feasible and no violation of Environmental Law would occur due to the delay), to review and comment upon drafts of all documents to be submitted by or on behalf of the CSE Holders to the NJDEP in connection with its obligations under ISRA or its obligations pursuant to this Section 5.16, and the Stockholders’ Representative shall make a good faith effort to incorporate Buyer’s reasonable, substantive comments into the documents prior to their submission by Stockholder’s Representative to the NJDEP to the extent that such comments are supportable by and in compliance with the Technical Requirements for Site Remediation, N.J.A.C. 7:26B-1 et seq. as the same may be amended (the “Tech. Regs.”). The Stockholders’ Representative shall promptly provide Buyer with written notice (at least five (5) Business Days in advance, if feasible and no violation of Environmental Law would occur due to the delay) prior to meeting with any NJDEP representatives, and the CSE Holders shall afford a representative of Buyer the opportunity to be present and observe at any meetings with the NJDEP.

(b)        Performance of Remedial Actions. As to any Remedial Actions that the CSE Holders are required or permitted to perform at the New Jersey Property pursuant to Section 5.16(a), the CSE Holders agree to:

      (i)        perform and cause all consultants and contractors retained by on the CSE Holders’ behalf, to perform all such Remedial Actions in a workmanlike manner and consistent with all applicable Environmental Laws;

      (ii)        comply with all Environmental Laws applicable to the implementation of such Remedial Actions at the New Jersey Property, including obligations to obtain all permits, authorizations and consents required under applicable Environmental Laws or by NJDEP or other governmental agency or authority in order to implement such Remedial Actions at the New Jersey Property;

     (iii)        implement such Remedial Actions in such manner, at such times and with such advance notice as to not cause a default or breach of any of the terms or conditions of any of the Leases; and

     (iv)        cause all consultants and contractors performing such Remedial Actions to provide and maintain comprehensive general liability insurance, automobile liability insurance, workers’ compensation and employers’ liability insurance and professional liability insurance (each policy naming Buyer, Company and Subsidiaries as additional insureds) in full force and effect with limits of coverage that are customary for the performance of comparable work or services until the completion of the Remedial Actions.

(c)        Engineering/Institutional Controls.

     (i)        The Company and CSE Holders intend to seek an ISRA Remediation in Progress Waiver from NJDEP for the leased property at 2013 McCarter Highway, Newark, New Jersey (the “Newark Property”) which is presently the subject of a pending ISRA case being conducted by L&A Associates, the property owner as a result of a prior transaction. Buyer acknowledges that L&A Associates may propose to implement Engineering or Institutional Controls at the Newark Property as part of its pending ISRA case and that Buyer’s and the Company’s rights with respect to such Engineering or Institutional Controls are subject to the Lease and other existing agreements and are not governed by this Section 5.16.

     (ii)        To the extent that Remedial Action is required to achieve Compliance with ISRA, the CSE Holders shall use commercially reasonable efforts (which, in each instance, shall include consideration of cost-effectiveness among other factors) to remediate the New Jersey Property to a non-residential use standard and to secure from NJDEP, as promptly as commercially reasonable, a No Further Action Letter for the New Jersey Property (an “NFA Letter”) which NFA Letter may be conditioned on the imposition of Engineering or Institutional Controls (as such terms are defined in ISRA) on the New Jersey Property, including filing of a Deed Notice (as defined in ISRA) restricting the use of the New Jersey Property to non-residential uses or the maintenance of existing structures or foundations, provided, however that all of the following conditions are satisfied: (1) Buyer has had the opportunity to make the election to require the CSE Holders to obtain the NFA Letter without the use of the NFA Conditions (as hereinafter defined) pursuant to subsection (iv) hereof; (2) if the New Jersey Property is not owned by the Company, that the terms of the lease permit the use of the NFA Conditions; and (3) Buyer or the Company’s prior written consent must be obtained if the NFA Letter is conditioned upon any Engineering or Institutional Control that would require the construction of new structures (including caps or covers over portions of the real property) that would materially impair the value of the real property (based on non-residential use) or that would materially interfere with the conduct of the Company’s Business.

     (iii)        If the CSE Holders determine that it is commercially reasonable to secure an NFA Letter from NJDEP that is conditioned on the use of Engineering and/or Institutional Controls, the Stockholders’ Representative shall, as promptly as is practicable, provide Buyer with written notice thereof and a reasonably detailed summary setting forth the conditions proposed by the NJDEP (the “NFA Conditions”) and a written, detailed and reasonable good faith cost estimate for the incremental cost to remediate the New Jersey Property to such standards as will enable the CSE Holders to secure an unconditioned NFA Letter. In the event Buyer advises the Stockholders’ Representative that certain, but not all of the proposed NFA Conditions would be acceptable, then the Stockholders’ Representative shall provide a revised good faith cost estimate for the costs to remediate the New Jersey Property to the conditions deemed acceptable by Buyer.

     (iv)        Buyer shall then have ten (10) Business Days after receipt of the notice referred to in Section 5.16(c)(iii) to notify the Stockholders’ Representative in writing that, subject to the incorporation of Buyer’s comments thereto and the conditions set forth in Section 5.16(c)(v) below, Buyer (A) has elected to accept the NFA Conditions or (B) is willing to pay such amount as reflects the actual incremental costs in excess of Two Hundred Thousand Dollars ($200,000) incurred by or on behalf of the CSE Holders to remediate the New Jersey Property or any portion thereof to an unrestricted standard (the “Incremental Costs”) or (C) disputes that the CSE Holders’ determination pursuant to paragraph (iii) above was commercially reasonable. If Buyer disputes the commercial reasonableness of CSE Holders’ determination pursuant to paragraph (iii) above, Buyer and the CSE Holders shall negotiate in good faith to reach agreement on whether the CSE Holders’ determination was commercially reasonable. If agreement through good faith negotiation cannot be reached within twenty (20) days of Buyer’s written notice, the Parties shall resolve the dispute through binding arbitration which shall proceed on an expedited basis using the rules and procedures specified by the arbitrator. The Parties will cooperate to select an arbitrator from a list provided by the American Arbitration Association. If the Parties cannot agree on an arbitrator, an arbitrator who is qualified to adjudicate environmental matters shall be chosen by the American Arbitration Association. Each Party shall bear its own costs of the arbitration processes, except that costs of the American Arbitration Association and the arbitrator shall be borne equally by the Parties.

     (v)        If Buyer elects to pay the Incremental Costs pursuant to Section 5.16(c)(iv), then the CSE Holders shall remediate the New Jersey Property or any portion thereof and shall use commercially reasonable efforts to obtain and provide to Buyer the unconditioned NFA from the NJDEP as promptly as practicable or, as the case may be, the NFA letter with those NFA Conditions which Buyer deemed acceptable in writing. Within forty-five (45) days of Buyer’s receipt of each detailed invoice from the Stockholders’ Representative, Buyer shall reimburse the CSE Holders for the actual Incremental Costs.

     (vi)        If Buyer accepts the NFA Conditions in accordance with Section 5.16(c)(iv), then (A) the CSE Holders shall be responsible at their sole cost and expense for the maintenance of any Classification Exception Area or Well Restriction Area which is imposed pursuant to the NFA Conditions, including the installation, maintenance, repair and/or sampling of groundwater monitoring wells or groundwater treatment facilities at the New Jersey Property required by the NFA Conditions and any further reporting, investigatory or remedial activities required by NJDEP in connection therewith until the termination of the Classification Exception Area or Well Restriction Area, and (B) the CSE Holders shall either pay, or provide a funding mechanism to pay, to Buyer an agreed upon sum equal to the net present value (assuming a 7% discount rate) of thirty (30) times the amount mutually agreed to be a commercially reasonable estimate of the annual cost to inspect, maintain and repair the NFA Conditions or make other reasonable arrangements (such as the purchase of insurance) as are reasonably acceptable to Buyer to guarantee the annual payment of such costs (which may include a multiplier less than 30 if the NFA conditions terminate earlier) and, thereafter, Buyer shall be responsible at its sole cost and expense for the obligations arising from the NFA Conditions with respect to maintenance, repair, inspection and certification requirements.

(d)        Post-Closing Access for ISRA and the CSE Holders. Buyer shall, and shall cause the Company (post-Closing) to, afford the CSE Holders access to the New Jersey Property after the Closing for the purposes of implementing and/or completing the CSE Holders’ obligations under ISRA and the Remedial Actions. The CSE Holders shall use commercially reasonable efforts to minimize any adverse impact the performance of the Remedial Actions may have on the Company’s or Buyer’s operation of the Business or use of the New Jersey Property. The Company shall use commercially reasonable efforts to accommodate the CSE Holders’ performance of the Remedial Actions. All wastes generated by the CSE Holders during the Remedial Actions (including any soil, purged groundwater and sample residuals) shall be the sole responsibility of the CSE Holders and the CSE Holders shall promptly dispose of such wastes upon completion of any phase of the Remedial Actions at their sole expense and cost in accordance with all applicable Environmental Laws, including the CSE Holders’ signing of any Hazardous Waste Manifests or other manifests, shipping and disposal documents as necessary. Following completion of any phase of Remedial Actions at the New Jersey Property, the CSE Holders shall at their own expense restore the New Jersey Property to a substantially similar condition and state as it was in immediately prior to the commencement of such Remedial Actions, which restoration shall include closing the monitoring well(s) in accordance with all applicable regulations and repairing any damage or disturbance to the New Jersey Property caused by the Remedial Actions.

(e)        Groundwater Treatment and Monitoring, Operation and Maintenance Activities, Acceptable Restrictions. Following the Closing, upon the written approval of the Company, the CSE Holders shall have the right to install and maintain equipment and facilities necessary for performing the Remedial Actions (including such treatment facilities, underground piping and wells as are necessary or useful to monitor, recover and treat groundwater beneath or emanating from the New Jersey Property). The Company shall not unreasonably withhold, delay, deny or condition its approval, it being acknowledged and agreed that it is unreasonable to condition an approval upon or require the placement of any such equipment or facilities in a location that is not acceptable to NJDEP. The CSE Holders agree, promptly following written request by the Company, to relocate such equipment and/or facilities to non-objectionable locations and, if the original locations of such equipment and/or facilities were approved in writing by Buyer, then the cost of relocation shall be borne by Buyer, otherwise the costs shall be borne by the CSE Holders.

  (f)        Post-Closing Default. In the event that NJDEP issues a letter or notice of violation (collectively, the “NOV”) with respect to the CSE Holders’ Remedial Actions after Closing indicating that the Remedial Actions are not being performed in accordance with the requirements of Environmental Law (including the Tech. Regs.), the Stockholders’ Representative shall provide a copy of such NOV to Buyer and the CSE Holders will promptly undertake to cure the alleged violation(s) set forth in the NOV. If the CSE Holders either (i) fail or refuse to cure the violation(s) within thirty (30) days after receipt of the NOV or (ii) in the event such violation(s) cannot be cured within said thirty (30) day period if the CSE Holders have not commenced reasonable actions to cure the alleged violation(s) within said thirty (30) day period and are not diligently completing such actions, then Buyer shall have the right but not the obligation to undertake any and all actions it deems appropriate to cure the alleged violation(s) noted in the NOV; provided that any Remedial Actions conducted by Buyer must be in accordance with Environmental Laws (including the Tech. Regs.) and in a commercially reasonable manner (which shall include consideration of cost effectiveness among other factors). Buyer shall be entitled to reimbursement of all damages arising from the CSE Holders’ breach of their obligation to comply with ISRA in accordance with the provisions hereof and in accordance with all Environmental Laws, including reasonable attorneys’ fees. The CSE Holders shall not be deemed to have breached their obligations under this provision if they have sought in a timely manner and in good faith to challenge such NOV and are diligently pursuing such challenge in accordance with the administrative procedures and deadlines established by the State or NJDEP to challenge such notices.

  (g)        Survival. The provisions of this Section 5.16 shall survive the Closing until such time as Compliance with ISRA is achieved.

  (h)        Obligations of CSE Holders. The obligations of the CSE Holders under this Section 5.16 shall be several and not joint. The Stockholders’ Representative shall have the right, but not the obligation, to control, on behalf of the CSE Holders and at their sole expense, any actions required to be taken by the CSE Holders under this Section 5.16.

5.17        CSE Holder’s Covenant to Maintain Net Worth

For a period ending five (5) years after the Effective Time, each of Steven Grossman, Robert Grossman and Hill will at all times keep and maintain a Net Worth equal to the product of (i) $200,000,000 multiplied by (ii) a fraction, the numerator of which shall be the Merger Consideration to which such individual is entitled and the denominator of which shall be the aggregate of the Merger Consideration to which all of such individuals are entitled. “Net Worth” means, as of the date of any determination thereof, the amount by which such individual’s Assets exceed such individual’s Liabilities. For a period ending five (5) years after the Effective Time, within forty-five (45) days after the end of each year, each such individual shall deliver to Buyer a certificate, upon Buyer’s written request, certifying that such individual is in compliance with the covenants of this Section 5.17.

5.18        Environmental Insurance Covenant

  (a)        The Company and the CSE Holders have obtained a bindable quote from the Chubb Group of Insurance Companies to provide insurance coverage for the Company, its Subsidiaries, the CSE Holders, Buyer, Merger Sub and Rock-Tenn Services Inc. for Liabilities and Damages arising out of Environmental Conditions that may exist at the time of Closing at the Assets of the Company and its Subsidiaries and the Leased Real Property (the “Chubb Quote”). A copy of the Chubb Quote is attached as Exhibit C to this Agreement. Prior to Closing, the Company and the CSE Holders shall use commercially reasonable efforts to cause such insurance to become effective as of the Closing (i.e., to “bind” the policy) substantially on the terms described in Exhibit C, including the CSE Holders paying the policy premium and satisfying any conditions contained in the Chubb Quote that remain outstanding. If the Company and the CSE Holders are unable to cause the insurance to become effective as of the Closing, then the CSE Holders shall continue to use commercially reasonable efforts to obtain the insurance as soon as possible after the Closing. The coverage term shall be five (5) years unless, prior to binding, Buyer has paid any additional premium incurred, and taken any other action required, to extend the term to ten (10) years, in which case CSE Holders shall request that the Policy be issued with a ten (10) year term.

  (b)        Upon issuance of the coverage (the “Policy”), Buyer shall cause the Company and its Subsidiaries to take all reasonable actions to comply with the terms and conditions of the Policy and to seek to maximize the potential coverage under the Policy for any Liabilities or Damages arising under Environmental Law. Such actions shall include the provision of prompt notice of claims to the insurer, cooperation with the insurer’s investigation, defense or settlement of any claims, and compliance with existing institutional and engineering controls.

  (c)        Without limiting the generality of the preceding Section 5.18(b), the Company and its Subsidiaries, agree to:

    (i)        provide the Stockholders’ Representative with at least fifteen (15) Business Days to review and comment on any amendment or endorsement that the Company proposes to make to the Policy that could be adverse to the interests of the CSE Holders. The application for any such amendment or endorsement must first be approved in writing by the Stockholders’ Representative;

    (ii)        not assign or transfer any or all of their rights under the Policy to any other Person, without the prior approval of the insurer and receipt of confirmation by the insurer that the Policy will remain in effect; and

    (iii)        provide notice to the Stockholders’ Representative at least ninety (90) days (or such lesser time as is feasible under the circumstances) prior to commencement of any “capital improvement” at any of the sites to which the Capital Improvement Exclusion endorsement to the Policy applies. Such notice shall provide the reasonably available and non-confidential information regarding the design and location of such capital improvement, the Company’s plans for any excavation or demolition, and any additional information obtained by the

Company after the Closing regarding any Environmental Conditions that may be affected by such capital improvement. Provision of notice pursuant to this Section 5.18(c)(iii) shall not be required if Buyer, the Company or its Subsidiaries has already obtained an endorsement to the Policy that will provide coverage for Damages or Liability for any Pre-Existing Environmental Condition discovered in the course of or resulting from the capital improvement.

  (d)        To the extent that Buyer Indemnified Parties fail to comply with the requirements of the Policy or the terms of this Section 5.18, any claim by the Buyer Indemnified Parties for indemnification under Article VII of this Agreement shall be reduced by the amount that the available coverage under the Policy has been reduced as a result of such failure to comply; provided, however, that, as between the Buyer Indemnified Parties and the CSE Holders, the Buyer Indemnified Parties shall, subject to the provisions of this Section 5.18, retain any rights they have under Article VII, including the provisions of Section 7.3(e) and the right to indemnification with respect to any Buyer Damages that would not have been covered by the Policy in the absence of any such failure to comply.

5.19    Termination of Stockholders’ Agreement

The Company and the Stockholders acknowledge and agree that immediately upon the Effective Time and without further action of any Person, the Stockholders’ Agreement shall terminate and be of no further force or effect.

5.20    Supplements to Company Disclosure Schedule

From time to time up to the Closing, the Company shall have the right to supplement, modify or amend the Company Disclosure Schedule with respect to any matter first existing or occurring following the date of this Agreement that (i) if existing or occurring at or prior to the date of this Agreement would have been required to be set forth or described in the Company Disclosure Schedule, or (ii) is necessary to correct any information in the Company Disclosure Schedule that has been rendered inaccurate thereby. No supplement, modification or amendment to any Schedule of the Company Disclosure Schedule shall have any effect on the representations and warranties of the Company given as of the date hereof, but rather shall only serve to supplement, modify or amend the Company Disclosure Schedule with respect to the representations and warranties of the Company as of the Closing Date.

5.21    Financing

Buyer shall use, and shall cause its Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing on the terms and conditions described in the Commitment Letter, including using its reasonable best efforts (i) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letter (as such terms may be altered in accordance with the Flex), (ii) to comply with its obligations under the Commitment Letter and the related fee letter and engagement letter to assist the arrangers of the Financing in accordance with the terms set forth therein (including without limitation assistance to the underwriters, initial purchasers or placement agents in respect of the notes offering contemplated by the Commitment Letter and the related engagement letter (the “Notes Offering”)), (iii) to satisfy (or cause its Affiliates to satisfy) on a timely basis all conditions applicable to Buyer (or its Affiliates) set forth in the Commitment Letter and such definitive agreements and (iv) to consummate the Financing contemplated by the Commitment Letter at the Closing, including attempting the Notes Offering and using its reasonable best efforts to cause the lenders and any other persons providing such Financing to fund the Financing required to consummate the Merger at the Closing. In the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Commitment Letter (as such terms may be altered in accordance with the Flex), Buyer shall promptly notify the Stockholders’ Representative and shall use its reasonable best efforts to obtain financing for such unavailable portion of the Financing from alternative sources, on terms that will still enable Buyer to consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event. For the avoidance of doubt, it is acknowledged and agreed that the Financing includes a bridge facility that will be funded in lieu of the notes to be issued in the Notes Offering to the extent Buyer is unable to consummate the Notes Offering or issue the principal amount of notes in the Notes Offering contemplated by the Commitment Letter, all subject to the terms and conditions of the Commitment Letter (as the same may be altered in accordance with the Flex). Buyer shall deliver to the Stockholders’ Representative true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Buyer with any portion of the Financing. Buyer shall refrain (and shall use its reasonable best efforts to cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Financing. Buyer shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Commitment Letter (or any provision of the related fee letter or engagement letter that is incorporated by reference in any condition precedent in the Commitment Letter) or the definitive agreements relating to the Financing that (i) expands or adversely amends the conditions precedent to the Financing set forth in the Commitment Letter, (ii) would reasonably be expected to materially delay or prevent the Closing or (iii) reduces the aggregate amount of the Financing, in each case, without the prior written consent of the Stockholders’ Representative, which may be withheld in its sole discretion. Buyer shall keep the Stockholders’ Representative reasonably informed of the status of its efforts to obtain the Financing. Buyer acknowledges that receipt of the Financing is not a condition to Buyer’s obligations to effect the Closing. Without prejudice to the rights of the Company, the Stockholders and Hill in relation to the other Parties hereto set forth in this Agreement, the Parties acknowledge and agree that the Company, the Stockholders and Hill are not third party beneficiaries of the Commitment Letter or the definitive documentation with respect to the Financing, and that nothing in this Agreement, express or implied, is intended to, or shall, confer upon the Company, the Stockholders or Hill any standing as third party beneficiary of the Commitment Letter or the definitive documentation with respect to the Financing.

ARTICLE VI

CONDITIONS OF MERGER

6.1        Conditions to Obligation of Each Party to Effect the Merger

The obligations of each Party to effect the Merger and to consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by applicable Law:

(a)        Antitrust. Any applicable waiting period (including any extension thereof) under the HSR Act, as applicable to the transactions contemplated by this Agreement (including the Merger) shall have expired or been terminated.

(b)        No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction shall be in effect which prevents the consummation of the Merger, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any Law, regulation or order enacted, entered or enforced, which makes the consummation of the Merger as contemplated herein illegal.

(c)        Governmental Authority, Consents and Approvals. All material consents, approvals and authorizations of any Governmental Authority (other than pursuant to the HSR Act) legally required for the consummation of the transactions and set forth on Schedule 6.1(c) shall have been obtained and be in full force and effect at the Effective Time.

6.2        Additional Conditions to Obligations of Buyer and Merger Sub

The obligations of Buyer and Merger Sub to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by either of Buyer or Merger Sub, in whole or in part, to the extent permitted by applicable Law:

(a)        Representations and Warranties. The representations and warranties contained herein of the Company (other than those representations and warranties contained in Sections 2.1, 2.2, 2.3(a) and 2.3(b)), the Stockholders (other than those representations and warranties contained in Sections 2A.1, 2A.2 and 2A.4) and Hill (other than those representations and warranties contained in Sections 2B.1, 2B.2 and 2B.4) (i) if qualified in any respect as to materiality (including references to “Material Adverse Effect”) shall be true and correct and (ii) if not qualified as to materiality (including references to “Material Adverse Effect”), shall be true and correct in all material respects, in each case as of the Closing with the same force and effect as if made as of the Closing, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, except, in each case, for such exceptions as have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. The representations and warranties of the Company contained in Sections 2.1, 2.2, 2.3(a) and 2.3(b), of the Stockholders in Sections 2A.1, 2A.2 and 2A.4 and of Hill in Sections 2B.1, 2B.2 and 2B.4, shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect with respect to the Company’s representations and warranties, signed by the individual Stockholders with respect to the applicable Stockholder’s representations and warranties and signed by Hill with respect to Hill’s representations and warranties.

(b)        Agreements and Covenants. The Company, the Stockholders and Hill shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect with respect to the Company’s agreements and covenants, signed by the individual Stockholders with respect to the applicable Stockholder’s agreements and covenants and signed by Hill with respect to Hill’s covenants and agreements.

(c)        Stockholder Approval. The Stockholders shall have approved the Merger in accordance with the DGCL.

(d)        Acquisition of Minority Interests. The closing of the SPLLC JV Buyout Agreements shall have occurred.

(e)        Absence of Material Adverse Effect. Since September 8, 2007, there shall not have occurred any event or occurrence that could reasonably be expected to have a Material Adverse Effect on the Company.

(f)        Consents. The Company shall have received all Required Consents, except for Required Consents related to (i) the four customer supply or purchase agreements referenced on Schedule 2.3(c) or (ii) the four landlord consents referenced on Schedule 2.3(c).

(g)        Employment Agreements. The Company or a Subsidiary of the Company and the applicable employees shall have entered into the employment agreements, employment agreement amendments and employment letters listed on Schedule 6.2(g), and such agreements, amendments and letters shall not have terminated or amended by the Company or the applicable Subsidiary of the Company without Buyer’s written consent.

(h)        Stock Certificates. Buyer shall have received the duly endorsed Company Certificates from each Stockholder together with any Request for Taxpayer Identification Number and Certification on Form W-9 as may be requested by Buyer.

(i)        Certificate of Non-Foreign Status; Form 8023 Attachment. Buyer shall have received from each Stockholder (i) a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2) and (ii) a signed attachment for Internal Revenue Service Form 8023 evidencing the Stockholder’s consent to the Section 338(h)(10) Election.

(j)        Termination of Swap. The Company shall have caused to be terminated (and shall have paid all amounts due in connection therewith) the swap transaction evidenced by that certain swap confirmation dated August 4, 2005 between SPLLC and Citibank, N.A. and the release of the guaranty and collateral related thereto.

(k)        Section 1.9 Certificate. Buyer shall have received the Section 1.9 Certificate executed by a duly authorized officer of the Company.

(l)         Delivery of Financial Statements. The Company shall have delivered to Buyer the financial statements to be delivered pursuant to Section 5.12(c) hereof by the date of delivery specified in such Section 5.12(c).

(m)       Accountant Deliveries. The Company’s independent registered public accounting firm shall have performed the SAS 100 review and delivered the consents and letters to underwriters or initial purchasers described in Section 5.12(d) (including Schedule 5.12(d)) if required by, and within the time frames specified in, such Section 5.12(d).

6.3        Additional Conditions to Obligations of the Company, the CSE Holders, the Stockholders and Hill

The obligation of the Company and the Stockholders to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company and the Stockholders’ Representative, in whole or in part, to the extent permitted by the applicable Law:

(a)        Representations and Warranties. The representations and warranties of each of Buyer and Merger Sub (other than those representations and warranties contained in Sections 3.1, 3.2(a) and 3.2(b)) contained herein (i) if qualified in any respect as to materiality (including references to “Material Adverse Effect”) shall be true and correct and (ii) if not qualified as to materiality (including references to “Material Adverse Effect”), shall be true and correct in all material respects, in each case as of the Closing with the same force and effect as if made as of the Closing, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, except, in each case, for such exceptions as have not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer. The representations and warranties of each of Buyer and Merger Sub contained in Sections 3.1, 3.2(a) and 3.2(b) shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing. The Company shall have received a certificate signed on behalf of each of Buyer and Merger Sub by the Chief Executive Officer and Chief Financial Officer of each of Buyer and Merger Sub to such effect.

(b)        Agreements and Covenants. Each of Buyer and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate to such effect signed by an officer of each of Buyer and Merger Sub.

ARTICLE VII

INDEMNIFICATION

7.1        Indemnification Obligations of the CSE Holders, the Stockholders and Hill

Subject to the limitations herein and effective on and after the Closing, each CSE Holder shall, severally to the extent of such CSE Holder’s Proportionate Interest in the Damages (such that each CSE Holder’s Liability under this Section 7.1 shall never exceed such CSE Holder’s proportionate amount of the Damages for which indemnity is sought hereunder; provided, however, that (i) each Stockholder shall be solely responsible for all Damages arising out of or relating to its breach as contemplated by Section 7.1(c) or 7.1(d), which Damages shall not be limited to its Proportionate Interest; (ii) Hill shall be solely responsible for all Damages arising out of or relating to his breach as contemplated by Section 7.1(e) or 7.1(f), which Damages shall not be limited to his Proportionate Interest; (iii) Robert Grossman shall be liable under this Section 7.1 for himself, the Robert Grossman 2007 GRAT, the Robert Grossman 1998 GRAT, the Lynne Grossman Family 2007 GST and the Robert Grossman 2002 GRAT to the extent of their aggregate Proportionate Interest; (iv) Steven Grossman shall be liable under this Section 7.1 for himself, the Steven Grossman GRAT I and the Steven Grossman GRAT II to the extent of their aggregate Proportionate Interest; and (v) Hill shall be liable under this Section 7.1 for himself and the Steven Hill Irrevocable GRAT to the extent of their aggregate Proportionate Interest), indemnify, defend and hold harmless Buyer Indemnified Parties from and against any and all Damages arising out of or relating to:

(a)        any misrepresentation or breach of any representation or warranty made by the Company in this Agreement (such misrepresentation or breach to be determined giving no regard to any materiality qualifier, including any reference to Material Adverse Effect* (collectively referred to as the “Materiality Strip”); provided, however, that for the purpose of determining any misrepresentation or breach with respect to the representations or warranties made in Section 2.4 (Financial Statements), such representations or warranties shall not be subject to the Materiality Strip);

(b)        any breach, in any material respect, of any covenant, agreement or undertaking made by the Company in this Agreement which is required to be performed on or prior to the Closing Date;

(c)        any misrepresentation or breach of any representation or warranty made by such Stockholder in this Agreement (such misrepresentation or breach to be determined giving no regard to any materiality qualifier, including any reference to Material Adverse Effect*);

(d)        any breach, in any material respect, of any covenant, agreement or undertaking made by such Stockholder in this Agreement;

* Subject to all of the terms, provisions and limitations hereof, in clarification of the intent and purpose of the Materiality Strip in each of clauses (a), (c) and (e) of this Section 7.1 and for the avoidance of doubt, if a representation and warranty is true and correct as formulated in Article II, Article IIA or Article IIB but would not be true and correct if all materiality qualifiers included therein (including all references to Material Adverse Effect) were disregarded, a misrepresentation or breach of such representation and warranty giving rise to a right to indemnification shall be deemed to have occurred (except in the case of Section 2.4, which is not subject to the Materiality Strip as provided in Section 7.1(a)).

(e)      any misrepresentation or breach of any representation or warranty made by Hill in this Agreement (such misrepresentation or breach to be determined giving no regard to any materiality qualifier, including any reference to Material Adverse Effect*);

(f)      any breach, in any material respect, of any covenant, agreement or undertaking made by Hill in this Agreement;

(g)      except and to the extent such Taxes are Liabilities taken into account in determining the Actual Net Working Capital and excluding Buyer Transfer Taxes, (i) any Liability for Taxes of the Company and its Subsidiaries for all taxable periods ended on or before the Closing Date; provided, however, for the avoidance of doubt, such Liability shall include any Taxes of the Company and its Subsidiaries incurred on the Closing Date resulting from the Section 338(h)(10) Election but shall exclude any state or local Taxes of the Company and its Subsidiaries by the State of Tennessee or any jurisdiction thereof or therein resulting from the Section 338(h)(10) Election and, in the case of any taxable period that includes but does not end on the Closing Date, the Taxes attributable to the portion of such taxable period through the end of the Closing Date as determined in accordance with the principles of Section 5.9(h); (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company and its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing imposed on the Company or any of its Subsidiaries, including any Liability pursuant to U.S. Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Tax Law or regulation; and (iii) any Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor or by contract, if and to the extent that such Taxes relate to an event or transaction occurring before the Closing;

(h)      any claims by any Person for any finder’s fee, brokerage fee or commission or similar payment based upon any agreement or understanding alleged to have been made by any such Person with the Company or any of the CSE Holders (or any Person acting on their behalf) in connection with the transactions contemplated hereby unless such fee, commission or payment is included in the Transaction Expenses;

(i)      any claims by TenCorr Containerboard (Ontario) Inc., TenCorr Packaging Inc., TenCorr Containerboard Inc. or Jamestown Containerboard Ltd. asserted against the Company or any of its Subsidiaries arising out of the Company’s acquisition (directly or indirectly) of the equity interests in the Joint Ventures pursuant to the SPLLC JV Buyout Agreements;

(j)      the correcting of any Qualification Defects; and

(k)      if any of the four landlord consents listed on Schedule 2.3(c) are not obtained by the Company prior to Closing, any action or claim of such landlord arising out of the breach by the applicable tenant Subsidiary of the Company of the applicable lease, including reasonable relocation expenses incurred by such Subsidiary in connection therewith.

The Damages as to which Buyer Indemnified Parties are entitled to indemnification are collectively referred to as “Buyer Damages.”

7.2        Indemnification Obligations of Buyer

Subject to the limitations herein and effective on and after the Closing, Buyer shall indemnify and hold harmless the Stockholder Indemnified Parties from and against any and all Damages arising out of or relating to:

(a)        any misrepresentation or breach of any representation or warranty made by Buyer or Merger Sub in this Agreement (such misrepresentation or breach to be determined giving no regard to any materiality qualifier, including any reference to Material Adverse Effect);

(b)        any breach in any material respect of any covenant, agreement or undertaking made by Buyer or Merger Sub in this Agreement; and

(c)        any claims by any Person for any finder’s fee, brokerage fee or commission or similar payment based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on its behalf) in connection with the transactions contemplated hereby.

The Damages of the Stockholder Indemnified Parties described in this Section 7.2 as to which the Stockholder Indemnified Parties are entitled to indemnification are collectively referred to as “Stockholder Damages.”

7.3        Indemnification Procedure

(a)        Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Authority) of any complaint, dispute or claim or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from an Indemnifying Party for any Buyer Damages or any Stockholder Damages (as the case may be), such Indemnified Party shall notify in writing Buyer or Stockholders, as the case may be (the “Indemnifying Party”), and provide to the Indemnifying Party: (i) a reasonably detailed description of the claim; (ii) copies of all relevant documentation relating to such claim; and (iii) the basis for indemnification, including reference to the provisions hereof under which the Indemnified Party believes it is entitled to indemnification; provided, however, that the failure to give prompt notice will relieve the Indemnifying Party from such party’s obligations under this Article VII only if, and only to the extent that, such failure shall have actually prejudiced the rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter to assume responsibility (subject to the limitations set forth in this Agreement) for any Buyer Damages or Stockholder Damages (as the case may be) resulting from such action or proceeding, in which case the Indemnifying Party shall assume the defense of such audit, investigation, action or proceeding and shall employ counsel reasonably satisfactory to the Indemnified Party and pay the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, then any Buyer Damages or any Stockholder Damages (as the case may be) shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining, including the status of any related insurance claim, and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)        No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 7.3(a) and (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all Liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all Liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)        In the event an Indemnified Party claims a right to payment pursuant this Article VII not involving a third party claim, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall include: (i) a reasonably detailed description of the claim; (ii) copies of all relevant documentation relating to such claim; and (iii) the basis for indemnification, including reference to provisions hereof under which the Indemnified Party believes it is entitled to indemnification.

(d)        Notwithstanding anything in this Agreement to the contrary, to the extent any provision of this Section 7.3 conflicts with or is duplicative of any provision of Sections 1.19(c), 5.3(b) or 5.9, the provisions of Sections 1.19(c), 5.3(b) or 5.9, as applicable, shall control.

(e)        Notwithstanding any other provision in this Section 7.3 and except as set forth in Section 5.16 dealing with ISRA matters or Section 5.18 dealing with environmental insurance, with respect to any claim for indemnification for Buyer Damages by any Buyer Indemnified Party or Parties under this Agreement related to any environmental matter, including environmental matters under Section 7.1(a), the following shall apply:

(i)       Subject to the terms of this Section 7.3(e), Buyer Indemnified Parties shall solely control the timing, type and scope of response action, Remedial Action or other action to be taken to satisfy the Buyer Damages which are a subject of a claim for indemnification by Buyer Indemnified Parties under this Agreement.

(ii)      Buyer Indemnified Parties, in connection with a claim for indemnification against CSE Holders under this Agreement with respect to environmental matters, shall (A) file a notice of claim with any insurance company which would reasonably be expected to provide coverage for any Buyer Indemnified Party for the claim at issue, and provide a copy of such notice of claim to the CSE Holders, and (B) notify third parties who would reasonably be expected to have an obligation to indemnify any Buyer Indemnified Party pursuant to any contract, lease or purchase agreement for the claim at issue, and provide a copy of such notice and any response thereto to the CSE Holders.

(iii)      Buyer Indemnified Parties shall not be required to accept, use or impose engineering controls, institutional controls or restrictive covenants as part or all of a response action, Remedial Action or other action (all referred to collectively and individually in this Section 7.3(e) as “Restrictions”) unless:

(1)	the Restrictions will not materially interfere with the conduct of any Business operations at any of the Assets of the Company or its Subsidiaries or Leased Real Property;

(2)	the Restrictions do not conflict with the terms of any lease at any of the Leased Real Properties and the landlord at the Leased Real Property consents to the Restrictions;

(3)

the CSE Holders pay, or provide a funding mechanism to pay, for the installation and all operation, maintenance, repair and replacement of all Restrictions for a thirty (30) year period or until the termination of all Restrictions, whichever is earlier; and

(4)

if the costs, at a single property, of completing any actions referred to in (i), above, without any Restrictions to satisfy the Buyer Damages are not more than $200,000 more than the costs of completing such actions with Restrictions, then such actions shall be completed without Restrictions. If the costs, at a single property, of completing any actions referred to in (i) above, without Restrictions to satisfy the Buyer Damages are more than $200,000 more than the costs of completing such actions with Restrictions, then Buyer Indemnified Parties shall not implement the actions at that single property without Restrictions unless Buyer Indemnified Parties pay the amount of the costs for such actions which exceed that $200,000 incremental amount. The CSE Holders shall pay all the costs except for such amount in excess of the $200,000 incremental amount. In all cases, the Assets of the Company and its Subsidiaries and Leased Real Property shall not be subject to any Restrictions that do not allow non-residential use of such Assets or Leased Real Property.

(iv)       Buyer Indemnified Parties shall control the defense of any claim and the actions to meet obligations which are a subject of a claim for indemnification by Buyer Indemnified Parties, including all contacts, communications and meetings with Governmental Authorities and non-governmental third-party claimants. The Buyer Indemnified Parties shall provide the CSE Holders with a reasonable opportunity of not less than seven (7) Business Days (if feasible and no violation of Environmental Law will result because of such a delay) prior to their anticipated submission to the relevant Governmental Authorities to review and comment upon drafts of all documents to be submitted by the Buyer Indemnified Parties in connection with any response action, Remedial Action or other action in response to a matter that is the subject of an indemnification claim. The Buyer Indemnified Parties shall make a good faith effort to include the CSE Holders’ reasonable and substantive comments regarding the content of the documents prior to their submission by the Buyer Indemnified Parties to the extent that such comments are supportable by and in compliance with the applicable Environmental Law. The Buyer Indemnified Parties shall promptly provide the CSE Holders with written notice, at least five (5) Business Days (if feasible and no violation of Environmental Law will result because of such a delay) prior to meeting with any representatives of any Governmental Authority or other parties to such matter, and the CSE Holders shall have the right to attend such meetings. The CSE Holders shall also have the right, upon reasonable prior notice, to visit and inspect any property that is the subject of an indemnity claim and to observe the conduct of any response action, Remedial Action or other action being taken to address the asserted Damages or Liability.

7.4      Survival Period

The representations and warranties shall survive until the last day of the fifteenth (15th) month following the month in which the Closing Date occurs, except that (i) the representations and warranties contained in Sections 2.11 (Employee and Labor Matters; Benefit Plans) and 2.14(h) and 2.14(i) (Tax Matters) shall survive until the expiration of the applicable statute of limitations, (ii) the representations and warranties contained in Section 2.15 (Environmental Matters) shall survive until the earlier of the expiration of the applicable statute of limitations and five (5) years from the Closing Date, (iii) the representation and warranties contained in Sections 2A.1 (Title to Shares), 2B.1 (Title to Hill SPA and Hill Gross-Up Payment), 2.3(a) and (b), 2A.2 and 2B.2 (Authority), 2.2 (Capital Structure) and 2.19 (Affiliate Transactions) (such representations and warranties set forth in this clause (iii) are hereinafter referred to collectively as the “Stockholder Surviving Representations”) shall survive without limitation as to time, and (iv) the representations and warranties contained in Section 2.12 (Properties and Assets) (but only with respect to representations and warranties as to title) shall survive until four (4) years after the Closing Date. Notwithstanding the foregoing, if, before the close of business on the last day of the applicable survival period as indicated above, an Indemnifying Party shall have been properly notified of a claim for indemnity under Section 7.1 or 7.2 and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

7.5        Liability Limits

 (a)          Basket. No claim or claims may be made for indemnification pursuant to Section 7.1(a), Section 7.1(b) (but only with respect to an indemnification claim arising out of a breach by the Company of Section 5.4 hereof), Section 7.1(c), Section 7.1(d) (but only with respect to an indemnification claim arising out of a breach by a Stockholder of Section 5.4 hereof), Section 7.1(e), Section 7.1(f) (but only with respect to an indemnification claim arising out of a breach by Hill of Section 5.4 hereof), Section 7.1(g), Section 7.2(a) or Section 7.2(b) (but only with respect to an indemnification claim arising out of a breach by Buyer or Merger Sub of Section 5.4 hereof) unless Buyer Damages or Stockholder Damages, respectively, arising out of all such claims exceed $10,000,000 (the “Basket”), and the Indemnifying Party shall be obligated to the Indemnified Party only for the amount of such Buyer Damages or Stockholders Damages, respectively, in excess of the Basket; provided, however, that:

    (i)       claims arising out of any breach or inaccuracy of Section 2.4 (Financial Statements) or the Stockholder Surviving Representations shall not be subject to the Basket;

    (ii)      if claims pursuant to Section 7.1(g) or claims arising out of any breach or inaccuracy of Section 2.12 (Properties and Assets) (but only with respect to representations and warranties as to title), Section 2.11 (Employee and Labor Matters) or Section 2.14 (Tax Matters) pursuant to Section 7.1(a) exceed, in the aggregate, $1,000,000, then the Indemnifying Party shall be obligated to promptly pay the Indemnified Party for the amount of Buyer Damages in excess of $1,000,000, and such $1,000,000 of Buyer Damages that is not paid pursuant to this clause (ii) shall be included in the Basket applicable under Section 7.5(a); and

    (iii)     if claims arising out of any breach or inaccuracy of Section 2.15 (Environmental Matters) pursuant to Section 7.1(a) exceed, in the aggregate, $3,000,000, then the Indemnifying Party shall be obligated to promptly pay the Indemnified Party for the amount of Buyer Damages in excess of $3,000,000, and such $3,000,000 of Buyer Damages that is not paid pursuant to this clause (iii) shall be included in the Basket applicable under Section 7.5(a).

 (b)          Cap. In addition to the provisions and limitations as provided in (i) Section 7.4 with respect to the period of survival of representations and warranties and (ii) Section 7.5(a) with respect to the Basket, the CSE Holders shall not be liable for any Buyer Damages pursuant to indemnification under Section 7.1(a), Section 7.1(b) (but only with respect to a claim arising out of a breach by the Company of Section 5.4 hereof), Section 7.1(c), Section 7.1(d) (but only with respect to a claim arising out of a breach by a Stockholder of Section 5.4 hereof), Section 7.1(e), Section 7.1(f) (but only with respect to a claim arising out of a breach by

Hill of Section 5.4 hereof) or Section 7.1(g) and Buyer shall not be liable for any Stockholder Damages pursuant to indemnification under Section 7.2(a) or Section 7.2(b) (but only with respect to a claim arising out of a breach by Buyer or Merger Sub of Section 5.4 hereof ) to the extent such Buyer Damages or Stockholder Damages, respectively (in the aggregate), exceed $150,000,000 (the “Cap”); provided, however, that the Cap shall not apply to any Buyer Damages arising out of the breach or inaccuracy of any Stockholder Surviving Representation.

(c)        Claims made for indemnification pursuant to Sections 7.1(b) (to the extent arising out of a breach of any covenant other than those set forth in Section 5.4), Section 7.1(d) (to the extent arising out of a breach of any covenant other than those set forth in Section 5.4), Section 7.1(f) (to the extent arising out of a breach of any covenant other than those set forth in Section 5.4), Section 7.1(h), Section 7.1(i), Section 7.1(j), Section 7.1(k), Section 7.2(b) (to the extent arising out of a breach of any covenant other than those set forth in Section 5.4) and Section 7.2(c) shall not be subject to the Basket or the Cap.

(d)        Notwithstanding anything in this Agreement to the contrary, Buyer Damages arising out of a claim for indemnification pursuant to Section 7.1(a) arising out of a misrepresentation or breach of the representations and warranties contained in Section 2.14 (Tax Matters), other than Sections 2.14(h) or 2.14(i), may not include Buyer Damages attributable to Taxes of the Company and its Subsidiaries incurred after the date that is six (6) months after the Closing Date.

(e)        Amounts awarded to an Indemnified Party pursuant to Section 9.1 in connection with such Indemnified Party’s enforcing its rights to indemnification against an Indemnifying Party shall be included as Damages for purposes of this Article VII.

7.6        Calculation of Damages; No Punitive Damages; No Consequential Damages

(a)        For purposes of this Article VII, the amount of Buyer Damages or Stockholder Damages, as the case may be, with respect to which an Indemnified Party shall have a right of indemnification shall be reduced by (i) unless the Section 338(h)(10) Election is made in accordance with Section 5.9(f) (in which event there shall be no such reduction or offset), the amount of any tax benefits attributable to such Damages, which tax benefits are actually realized by the Indemnified Party, provided, however, that if the Indemnified Party actually realizes a tax benefit after its receipt hereunder of a related indemnification payment, such Indemnified Party shall promptly pay to the Stockholders the amount of such tax benefit, (ii) any insurance proceeds received by the Indemnified Party with respect to the claim for which indemnification is sought, net of costs of collection and net of retrospective premium adjustments, premium increases and similar charges paid to insurers, and (iii) any amounts recovered from any third parties, by way of indemnification or otherwise, with respect to the claim for which indemnification is sought, net of costs of collection.

(b)        Notwithstanding anything to the contrary set forth herein, no Indemnified Party shall be entitled to indemnification pursuant to this Article VII or otherwise for any punitive damages arising out of or resulting from this Agreement (other than punitive damages paid or payable by an Indemnified Party to a third party for which such Indemnified Party shall be entitled to make a claim for indemnification pursuant to Section 7.1 or Section 7.2, as applicable).

(c)        Except as provided in this Section 7.6(c) or Section 7.6(d), no Indemnified Party shall be entitled to indemnification pursuant to this Article VII or otherwise for any consequential, incidental, special, exemplary or indirect damages or damages resulting from diminution in value (including based upon a multiple of earnings) or loss of profits (collectively, “Consequential Damages”) arising out of or resulting from this Agreement (other than any Consequential Damages paid or payable by an Indemnified Party to a third party for which such Indemnified Party shall be entitled to make a claim for indemnification pursuant to Section 7.1 or 7.2, as applicable), but rather shall be limited to actual damages and not Consequential Damages.

(d)        In the event that the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 7.1(a) for Buyer Damages resulting from any one or more breaches by the Company of the representations and warranties in Section 2.4 (a “Financial Statement Breach”), the Buyer Indemnified Parties shall be entitled to make an indemnification claim for all Buyer Damages resulting from such Financial Statement Breach, including Consequential Damages, up to the Cap; provided, however, that the Buyer Indemnified Parties shall not be entitled to recover Consequential Damages (and the CSE Holders shall not be liable for such Consequential Damages) for Financial Statement Breaches unless such Financial Statement Breaches, in the aggregate, give rise to Consequential Damages that exceed $10,000,000 in the aggregate.

7.7        Investigation

No representation or warranty of the Company or the CSE Holders contained in this Agreement shall be affected or deemed waived or otherwise impaired or limited by reason of any investigation or due diligence conducted by Buyer or its representatives.

7.8        No Right of Contribution

Each CSE Holder acknowledges and agrees that, upon and after the Closing, the Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Buyer Indemnified Party or the CSE Holders whole for or on account of any Buyer Damages or any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty or the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant or agreement of the CSE Holders or the Company, and the CSE Holders shall have no right of contribution against the Company.

7.9        Exclusive Remedy

After the Closing, except as otherwise provided in Section 9.1, the indemnities provided in this Article VII shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an action (i) for specific performance or other equitable remedy to require a party to perform its obligations under this

Agreement, and (ii) for any available remedy at law or equity with respect to fraud or any breach by the other party if such breach is willful.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1        Termination

This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Stockholders:

(a)        by mutual written consent of each of Buyer and Merger Sub, on the one hand, and the Company, on the other hand;

(b)        by Buyer, if (i) there has been a material violation or material breach by the Company or any CSE Holder of any covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or cured by the Company or the CSE Holder to the reasonable satisfaction of Buyer within fifteen (15) days after written notice thereof to the Company or the CSE Holder from Buyer, (ii) the Company has failed to deliver to Buyer the financial statements described in Section 5.12(c) hereof by the date of delivery set forth in such Section 5.12(c), or (iii) the Company’s independent registered public accounting firm shall have failed to perform the SAS 100 review or to deliver, if and when requested by Buyer in accordance with Section 5.12(d), the consents and letters described in Section 5.12(d) within the timeframes specified in such Section 5.12(d);

(c)        by the Company, if (i) on or after March 31, 2008 (the “Outside Date”), (A) all the conditions set forth in Sections 6.1 and 6.2 would be satisfied or waived if the Closing Date were at the time of such termination and (B) the Company stands ready to satisfy all the conditions set forth in Sections 6.1 and 6.2 (other than those already satisfied or waived) and has notified Buyer in writing thereof and Buyer has not consummated the Merger on or before the close of business on the Outside Date, or (ii) there has been a material violation or material breach by Buyer of any covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company, the CSE Holders, the Stockholders and Hill at the Closing and such violation or breach has not been waived by the Company or cured by Buyer to the reasonable satisfaction of the Company within fifteen (15) days after written notice thereof to Buyer by the Company (provided that the failure of Buyer to deliver the Merger Consideration as required pursuant to Article I above shall not be subject to cure hereunder) (it being understood that, if the Company terminates this Agreement pursuant to this Section 8.1(c), then the Company shall be paid the Termination Fee pursuant to Section 8.2(b));

(d)        by the Company or Buyer if the Merger shall not have been consummated on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement (with the Company having responsibility for the performance of the Stockholders and Hill in this regard) has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date except in the case of a termination pursuant to this Section 8.1(d) by Buyer provided that Buyer pays the Termination Fee to the Company;

(e)        by the Company or Buyer if a Governmental Authority shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger; and

(f)        by Buyer within two (2) Business Days following the date hereof if the Stockholder Consent, executed by the Stockholders who in the aggregate hold a majority of the voting power represented by all the outstanding shares of the Company Common Stock entitled to vote on the Merger and pursuant to which such Stockholders adopt this Agreement and approve the Merger and the transactions contemplated hereby in accordance with the DGCL, is not delivered to the Company and Buyer within two (2) hours following the execution and delivery of this Agreement by all the Parties hereto.

8.2        Effect of Termination

(a)        Except as provided in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.2 and Sections 5.1(c), 8.3 and Article IX, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of any Party or any of their respective officers or directors to any other Party and all rights and obligations of each Party will cease, except that nothing herein will relieve any Party (for this purpose, the Company shall have responsibility for any CSE Holder breach) from liability for any willful breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement; provided, however that in circumstances in which the Termination Fee is payable pursuant to Section 8.2(b), such fee (together with interest thereon as provided in Section 8.2(b) and attorneys’ fees as provided in Section 9.1, in each case to the extent applicable) shall be the sole and exclusive remedy of the Company, the CSE Holders and their Affiliates with respect thereto and with respect to the termination of this Agreement and any breach by Buyer in such circumstances.

(b)        In the event that this Agreement is terminated pursuant to Section 8.1(c) or is terminated by Buyer pursuant to Section 8.1(d) at a time when the Company could have terminated this Agreement pursuant to Section 8.1(c), Buyer shall promptly (and in any event within ten (10) days following such termination) pay an amount equal to the Termination Fee to the Company. The Parties agree that the Termination Fee is intended to compromise any dispute over the damage that the Company, the CSE Holders and any of their Affiliates would suffer as a result of such a termination, that it is a reasonable measure of the damage the Company, the CSE Holders and any such Affiliates would actually suffer and is in no respect whatsoever a penalty. Payment of the Termination Fee is in lieu of damages to which the Company, the CSE Holders and any of their Affiliates would be entitled as a result of Buyer’s breach of this Agreement or any other document contemplated by this Agreement and, to the extent paid, is the sole and exclusive remedy of the Company, the CSE Holders and their Affiliates for a termination of this Agreement pursuant to Section 8.1(c) or pursuant to Section 8.1(d) at a time when the Company could have terminated this Agreement pursuant to Section 8.1(c) (and for any Buyer’s breach in such circumstances). The Company, the CSE Holders and Buyer acknowledge that the agreement contained in this Section 8.2(b) is an integral part of the transactions contemplated by this Agreement and that without this agreement, the Company, the CSE Holders and Buyer would not have entered into this Agreement. The Company shall be entitled to interest on the Termination Fee, at the Overnight Money Market rate as published by the bank used by Buyer to invest overnight funds, for the period commencing on the date that is ten (10) days following the date of such termination and ending on the date that the Termination Fee is paid.

8.3        Fees and Expenses

Except as set forth in Article VII or in Sections 1.7, 1.19(b), 1.19(e), 5.7, 5.9(g), 5.16, 9.1 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, the HSR Act and Competition Law filing costs incurred by the Parties in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

8.4        Amendment

This Agreement may be amended at any time prior to the Effective Time; provided that this Agreement may not be amended except by an instrument in writing signed by the Company, the Stockholders’ Representative (who shall, subject to the terms set forth in Section 1.20, be authorized to act for the CSE Holders in this regard) and Buyer.

8.5        Waiver

At any time prior to the Effective Time, any Party may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

9.1        Attorneys’ Fees

Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that in the event that any suit or action is instituted between the Parties with respect to the interpretation of this Agreement, including the determination of whether a Party is entitled to indemnification under Article VII hereof, the Party prevailing in such dispute shall, subject to the discretion of the court, be entitled to recover from the losing Party the fees, costs and expenses incurred by such prevailing Party in such dispute, including reasonable fees and expenses of attorneys and accountants, and such recovery shall not be subject to the Basket or the Cap.

9.2        Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within twenty-four (24) hours of such electronic mail, or by facsimile, with confirmation as provided above addressed as follows:

(a)          If to Buyer or Merger Sub:

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

Facsimile:   (770) 283-3582

Attention:   Chief Financial Officer

E-Mail:  svoorhees@rocktenn.com

With copies to (which shall not constitute notice):

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

Facsimile:   (678) 291-7808

Attention:   General Counsel

E-Mail:  bmcintosh@rocktenn.com

And

Rogers & Hardin LLP

229 Peachtree Street NE, Suite 2700

Atlanta, Georgia 30303

Facsimile: (404) 525-2224

Attention: Alan C. Leet, Esq.

E-Mail:    aleet@rh-law.com

(b)          If to the Company, any Stockholder, Hill or the Stockholders’ Representative:

Jaspan Schlesinger Hoffman LLP

300 Garden City Plaza

Garden City, New York 11530

Facsimile:   (516) 393-8282

Attention:   David E. Paseltiner, Esq.

E-Mail:      dpaseltiner@jshllp.com

With copies to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, New York 10022

Facsimile:  (212) 751-4864

Attention:  Howard Sobel, Esq.

E-Mail:      Howard.Sobel@lw.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally recognized overnight courier, on the next Business Day after the date when sent (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third (3rd) Business Day following the date on which the piece of mail containing such communication was posted.

9.3        Interpretation

When a reference is made in this Agreement to Sections, clauses, Articles or Schedules, such reference shall be to a Section, clauses, Articles or Schedules to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4        Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.5        Entire Agreement

This Agreement and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement and the Employment Agreements), both written and oral, among the Parties with respect to the subject matter hereof.

9.6        Assignment

This Agreement shall not be assigned by operation of Law or otherwise, except that (i) Buyer may assign its rights under this Agreement, in whole or in part, to one or more Affiliates of Buyer, provided that no such assignment shall relieve Buyer of its obligations hereunder or result in any breach of the terms of the commitment letter with respect to the Financing, and (ii) Merger Sub may assign its rights under this Agreement to any other Subsidiary of Buyer, provided that Buyer owns, directly or indirectly, all of the equity interest in such Subsidiary. In the event of any such assignment, the organizational representations and warranties of any such assignee of Buyer or Merger Sub shall be deemed revised with respect to the state and form of organization of such assignee, as applicable.

9.7        Parties in Interest

Except as set forth in Section 5.6, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and except as set forth in Section 5.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8        Failure or Indulgence Not Waiver

No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

9.9        Governing Law; Enforcement

This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York; provided that the effectiveness of the Merger shall be governed by the DGCL. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as provided in Section 8.2(b) hereof, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of New York State sitting in the County of New York or any Federal court of the United States of America sitting in New York City, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the Parties: (a) consents to submit itself to the exclusive personal jurisdiction of any court of New York State sitting in the County of New York or any Federal court of the United States of America sitting in New York City in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY; (d) consents to service of process by delivery pursuant to Section 9.2 hereof; and (e) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a New York State court or, to the extent permitted by Law, in a Federal court of the United States of America sitting in New York City.

9.10        Construction of Certain Provisions

It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule or any schedules or exhibits attached hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item herein or therein in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or therein is or is not material for purposes of this Agreement.

9.11        Counterparts

This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Counterparts may be delivered by facsimile or portable document format.

9.12        Attorney Client Privilege and Conflict Waiver

Latham & Watkins LLP has represented the Company, the Stockholders, the Stockholders’ Representative and Hill. All of the Parties recognize the community of interest that exists and will continue to exist until the Closing, and the Parties agree that such community of interest should continue to be recognized after the Closing. Specifically, the Parties agree that (a) Buyer shall not, and shall cause the Surviving Corporation to not, seek to have Latham & Watkins LLP disqualified from representing any Stockholder, the Stockholders’ Representative or Hill in connection with any dispute that may arise between the Stockholders, the Stockholders’ Representative and/or Hill, on the one hand, and Buyer or the Surviving Corporation, on the other hand, in connection with this Agreement or any of the transactions contemplated hereby and (b) in connection with any dispute that may arise between the Stockholders, the Stockholders’ Representative and/or Hill, on the one hand, and Buyer or the Surviving Corporation, on the other hand, the Stockholders, the Stockholders’ Representative and/or Hill who are involved in such dispute (and not Buyer or the Surviving Corporation) will have the right to decide whether or not to waive any attorney client privilege that may apply to any communications between the Company and Latham & Watkins LLP that occurred before the Closing.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer, Merger Sub, the Company, the Stockholders, Hill and the Stockholders’ Representative have executed this Agreement as of the date first written above.

Buyer:

ROCK-TENN COMPANY

By: /s/ James A. Rubright
Name:	James A. Rubright
Title:	CEO

Merger Sub:

CARRIER MERGER SUB, INC.

By: /s/ James A. Rubright
Name:	James A. Rubright
Title:	CEO

Company:

SOUTHERN CONTAINER CORP.

By: /s/ Steven Grossman
Name:	Steven Grossman
Title:	Chief Executive Officer

Stockholders:

/s/ Steven Grossman
Steven Grossman

/s/ Robert Grossman
Robert Grossman

ROBERT GROSSMAN 2007 GRAT

By: /s/ Robert Grossman
Name:	Robert Grossman
Title:	Trustee

STEVEN GROSSMAN GRAT I

By: /s/ Steven Grossman
Name:	Steven Grossman
Title:	As Trustee

ROBERT GROSSMAN 1998 GRAT

By: /s/ Barbara Gersherwald
Name:	Barbara Gersherwald
Title:	Trustee

ROBERT GROSSMAN 2002 GRAT

By: /s/ Robert Grossman
Name:	Robert Grossman
Title:	Trustee

LYNNE GROSSMAN FAMILY 2007 GST

By: /s/ Alison Herman
Name:	Alison Herman
Title:	Trustee

STEVEN HILL IRREVOCABLE GRAT

By: /s/ Linda Hill
Name:	Linda Hill
Title:	Trustee

STEVEN GROSSMAN GRAT II

By: /s/ Steven Grossman
Name:	Steven Grossman
Title:	As Trustee

Hill:

/s/ Steven Hill
Steven Hill

Stockholders’ Representative:

/s/ Steven Grossman

Stockholders:

ROBERT GROSSMAN 2007 GRAT
US TRUST COMPANY OF DELAWARE

By: /s/ Patrick G. Kelly
Name:	Patrick G. Kelly
Title:	VP

ROBERT GROSSMAN 2002 GRAT

By: /s/ Lynne Grossman
Name:	Lynne Grossman
Title:	Trustee

ROBERT GROSSMAN 2002 GRAT

By: /s/ Barbara Gersherwald
Name:	Barbara Gersherwald
Title:	Trustee

LYNNE GROSSMAN FAMILY 2007 GST
US TRUST COMPANY OF DELAWARE

By: /s/ Patrick G. Kelly
Name:	Patrick G. Kelly
Title:	VP

ANNEX I

INDEX TO DEFINED TERMS

1

1999 Allied Indemnification	43

2

2007 Audited Consolidated Financial Statements	67

A

Accounting Referee	22
Actual Company Net Debt	21
Actual Net Working Capital	21
Additional Buyer Senior Manager ESU Amounts	2
Additional Seller Senior Manager ESU Amounts	2
Additional Senior Manager ESU Amounts	2
Affiliate	2
Agreement	1
Allied	43
Allocation	23
Appraisal Rights Reserve	2
Assets	2
Assigned Allied Indemnification	43
At-Will Employee Contracts	2
At-Will Sales Rep Contracts	2

B

Balance Sheet	30
Balance Sheet Date	30
Basket	87
Blatterman and Telesca Tax Benefit	2
Blatterman Executive Share	3
Bond Lease	37
Business	3
Business Day	3
Business Sale	66
Buyer	1
Buyer Damages	82
Buyer Documents	14
Buyer Indemnified Parties	3
Buyer Plan	60
Buyer Transfer Taxes	3

C

Cap	88
Cash	3
Cash Equivalents	3
CERCLA	42
Certificate of Merger	15
Chubb Quote	75
Claims	48
Closing	14
Closing Balance Sheet	21
Closing Date	14

Closing Statement	21
COBRA	36
Code	3
Commitment Letter	53
Common Stock Equivalents	3
Company	1
Company Certificate	17
Company Common Stock	1
Company Debt	3
Company Debt Adjustment Amount	23
Company Disclosure Schedule	26
Company Documents	14
Company Financial Statements	4
Company Material Contract	31
Company Net Debt	4
Competition Laws	59
Compliance with ISRA	4
Confidential Information	4
Confidentiality Agreement	57
Consequential Damages	89
Consolidated Subsidiaries	4
Continuing Employee	59
Contract	4
Credit Facility	5
CSE Denominator	5
CSE Holder	5

D

Damages	5
Debt	5
Deferred Cash	5
DeSantis Amount	18
Designated Subsidiaries	5
DGCL	1
Document Escrow Agent	15
DOJ	58
DSR Fund Cash	5

E

Earnings Share Units Agreements	18
Effective Time	15
Employment Agreements	6
Environment	6
Environmental Conditions	6
Environmental Laws	6
EPCRS	59
ERISA	6
ERISA Affiliate	6
Estimated Company Net Debt	21
ESU Account	6
ESU Escrow Agent	6
ESU Escrow Agreement	6

i

Exchange Act	7

F

Financial Advisor	45
Financial Statement Breach	89
Financing	53
Flex	54
Foreign Plan	7
FTC	58

G

GAAP	7
Goetz Indemnification	43
Governmental Authority	30

H

Hazardous Materials	7
Hill	1
Hill Gross-Up Payment	7
Hill SPA	1
Hill Stock	1
Hill Stock Initial Purchase Price	1
Hill Trust	1
HIPAA	36
HSR Act	30

I

Improvements	39
Incremental Costs	72
Indemnified Party	7
Indemnifying Party	83
Initial Hill Stock Sale	1
Insurance Policies	39
Intellectual Property	7
Intellectual Property Rights	44
Interim Period	54
Inventory	23
ISRA	7

J

Joint Ventures	7
JV Financing Documents	7

K

Kasun Amount	8
knowledge	8

L

Laws	8
Leased Personalty	39
Leased Real Property	37
Leases	38
Liabilities	8
Licensed Intellectual Property	44
Licensed Software	45
Liens	28

M

Management 2008 ESU Amounts	8
Management Retention Bonus Amounts	8
Material Adverse Effect	8
Material Permits	33
Materiality Strip	81
Measurement Time	15
Merger	1
Merger Consideration	16
Merger Sub	1
Merger Sub Common Stock	19

N

Net Working Capital	21
Net Worth	74
New Jersey Property	9
Newark Property	71
NFA Conditions	72
NFA Letter	71
NJDEP	9
Non-Voting Common Stock	27
Notes Offering	77
Notice of Claim	84
NOV	74

O

Ordinary Course of Business	9
Organizational Documents	9
Other Personalty	37
Outside Date	90
Owned Personalty	37
Owned Real Property	37

P

Party	1
PBGC	9
Per Share Stock Consideration	9
Permitted Liens	38
Person	9
Personalty	38
Personalty Leases	39
Personnel	9
Plan	9
Policy	75
Porter Amendment	10
Porter Employment Agreement	10
Porter Escrow Agent	10
Porter Escrow Agreement	10
Porter Executive Share	10
Porter Make Whole Payment	10
Pre-existing Environmental Conditions	10
Preliminary Statement	21
Prepayment Amount	11
Proportionate Interest	11
Proprietary Intellectual Property	44

ii

Q

Qualification Defect	59

R

RA	69
Release	11
Remedial Action	11
Required Consents	30
Required Contractual Consents	29
Required Governmental Consents	30
Restricted Cash	11
Restrictions	85
Returns	40

S

SAS 100	67
Section 1.9 Certificate	17
Section 338 Forms	65
Section 338(h)(10) Election	65
Security Agreement	48
Shares	48
Sinking Fund Cash	12
Software Contracts	45
SPLLC	12
SPLLC JV Buyout Agreements	12
SPLLC JV Buyout Distributions	12
SPLLC Notes	12
Stockholder Consent	12
Stockholder Damages	83
Stockholder Indemnified Parties	12

Stockholder Surviving Representations	86
Stockholders	1
Stockholders’ Agreement	12
Stockholders’ Representative	24
Subsidiary	12
Subsidiary Equity Interests	27
Supply Agreement Discount Amount	13
Surviving Corporation	14

T

Target Net Working Capital	21
Tax(es)	13
Tech. Regs	70
Telesca Executive Share	13
Termination Fee	13
Title IV Pension Plan	13
Transaction Advance	26
Transaction Expense Statement	62
Transaction Expenses	13
Transfer Taxes	13

V

van der Kloet Amount	14
Voting Common Stock	27

W

Working Capital Adjustment Amount	23
Working Capital Escrow Account	14
Working Capital Escrow Agent	14
Working Capital Escrow Agreement	14
Working Capital Escrow Amount	16

iii

Exhibits to Agreement and Plan of Merger:
Exhibit A:	Form of Stockholder Consent
Exhibit B:	Form of Working Capital Escrow Agreement
Exhibit C:	Environmental Insurance Quote
Exhibit D:	Executed Debt Financing Commitment Letter and Related Term Sheets

Schedules to Agreement and Plan of Merger:
Schedule A	List of stockholders of the Company
Schedule B	List of senior managers receiving additional earnings share unit amounts and amounts paid
Schedule C	List of management retention bonus payees and amounts paid
Schedule 1.7(a)	Supply agreement discount amounts used to calculate merger consideration
Schedule 1.10	List of employees who are party to and description of earnings share unit agreements
Schedule 1.18	Principles and methodologies used to calculate target and actual net working capital amount
Schedule 1.19	Allocation procedures and payments to shareholders required by Buyer’s election pursuant to Internal Revenue Code Section 338(h)(10)
Schedule 2.1	List of jurisdictions of organization and foreign qualifications of the Subsidiaries
Schedule 2.2(a)	Descriptions of authorized capital stock of the Subsidiaries
Schedule 2.2(b)	Lists of the Company’s stockholders and the amount of voting and non-voting stock and ownership percentages of the Company held by each
Schedule 2.2(d)

List and description of all outstanding securities, options, warrants,

calls, rights, commitments or other agreements related to the issuance, transfer, sale, purchase, redemption or acquisition of the capital stock of the Company or its Subsidiaries

Schedule 2.2(e)	Lists of the owners and ownership percentages of the Subsidiaries
Schedule 2.2(f)	List of agreements between the stockholders of the Company and its Subsidiaries
Schedule 2.2(g)	Description of the Company’s and the Subsidiaries’ ownership interests in other entities
Schedule 2.3(c)	Description of any required consents, defaults or conflicts resulting from the Agreement or the Merger
Schedule 2.3(d)	Description of required governmental consents in connection with the Merger
Schedule 2.4	Copies of the Company’s financial statements for 2007, 2006 and 2005 and similar documents for the 36-week period and twelve months ending September 8, 2007
Schedule 2.5A	Description of liabilities incurred by the Company after September 8, 2007
Schedule 2.5B	List of outstanding debt and letters of credit of the Company and its Subsidiaries

Schedule 2.6	Description of any changes or events related to the Company or its Subsidiaries since September 8, 2007
Schedule 2.7(a)	List of material contracts of the Company and its Subsidiaries
Schedule 2.9	List of federal, state and local governmental licenses, permits, franchises and authorizations necessary for the lawful conduct of the Business
Schedule 2.10	List of material litigation of the Company and its Subsidiaries
Schedule 2.11(a)	List of benefit plans for the Company’s employees
Schedule 2.11(b)	List of any material liability or penalty under the benefit plans
Schedule 2.11(c)	Description of any violation of Title IV of ERISA
Schedule 2.11(d)	Description of any unfunded liabilities under Title IV Pension Plan
Schedule 2.11(e)	List of any agreements providing for personnel benefits for the Company’s employees
Schedule 2.11(g)	List of agreements providing for deferred compensation for the Company’s employees
Schedule 2.11(h)	This schedule refers back to schedule 2.11(b)
Schedule 2.11(k)	Description of any multi employer plans of the company
Schedule 2.11(n)	List of the Company’s foreign (Canadian) benefit plans
Schedule 2.12(a)	List of all real property owned and leased by the Company
Schedule 2.12(a)(6)	List of permitted liens on the Company’s real property
Schedule 2.13	List of Company insurance policies
Schedule 2.14(a)	List of extensions for filing tax returns (None)
Schedule 2.14(c)	List of tax examinations and extensions of tax limitations periods
Schedule 2.14(d)	List of tax agreements
Schedule 2.14(i)	List of certain acquisitions (None)
Schedule 2.14(j)	List of the Subsidiaries’ jurisdictions and tax classification
Schedule 2.15	List of environmental matters
Schedule 2.16(a)	List of intellectual property rights
Schedule 2.16(d)	Trade Names (None)
Schedule 2.19	List of transactions with Company affiliates
Schedule 2.20	List of union contracts
Schedule 2.21	List of top 10 customers and suppliers
Schedule 2.22	Descriptions of standard and significant customers’ product and service warranties
Schedule 2.25	List of rebates arrangements in excess of $100,000 annually
Schedule 2.26	Description of the Company’s joint venture organizational documents
Schedule 2A.1	List of the Company’s stockholders’ States of residence
Schedule 3.5	List of the Company’s brokers in connection with the Merger
Schedule 4.1(a)	Description of the conduct of the Company’s business pending the merger
Schedule 5.3	Employee Benefit Matters (None)
Schedule 5.7(b)	Allocation of purchase price to New York real property
Schedule 5.12(d)	Company’s independent public accounting firm comfort letter
Schedule 5.15(a)(1)	List of certain owned real property with additional due diligence matters to be addressed

Schedule 5.15(a)(2)	List of title defects in real property to be addressed prior to the Merger
Schedule 6.1(c)	List of approvals of governmental authority and other consents and approvals required as conditions to the Merger
Schedule 6.2(g)	List of employment agreements required as conditions to the Merger

Statement:

The Company agrees to furnish supplemental copies of any omitted schedule to the Commission upon request.